                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
         --------------------------------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
              ----------------------------------------------------

                            FIRST FINANCIAL BANCORP.
             (Exact name of registrant as specified in its charter)
                ------------------------------------------------


             Ohio                                    6711                                   31-1042001
(State or other jurisdiction of          (Primary Standard Industrial                      (IRS Employer
incorporation or organization)            Classification Code Number)                   Identification No.)


               --------------------------------------------------

                             Third and High Streets
                              Hamilton, Ohio 45011
                                 (513) 867-4700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

           -----------------------------------------------------------

                                Michael R. O'Dell
          Senior Vice President, Chief Financial Officer and Secretary
                            First Financial Bancorp.
                             Third and High Streets
                              Hamilton, Ohio 45011
                                 (513) 867-4700
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
   --------------------------------------------------------------------------

                                    Copy to:
                                  NEIL GANULIN
                                 FROST & JACOBS
                                 2500 PNC CENTER
                              201 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 651-6800

   --------------------------------------------------------------------------

                Approximate date of commencement of proposed sale
                 to the public: As soon as practicable after the
                 effective date of this Registration Statement.
   --------------------------------------------------------------------------


        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:[ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================

                                             PROPOSED       PROPOSED
TITLE OF EACH                                MAXIMUM        MAXIMUM
CLASS OF                                     OFFERING       AGGREGATE      AMOUNT OF
SECURITIES TO BE         AMOUNT TO BE        PRICE PER      OFFERING       REGISTRATION
REGISTERED               REGISTERED          UNIT (1)       PRICE (1)      FEE
-----------------------------------------------------------------------------------------
Common Stock, par value
$8.00 per share            398,000            $33.875       $13,482,250    $4,650

=========================================================================================
(1)  ESTIMATED IN ACCORDANCE WITH RULE 457(f)(1) SOLELY FOR THE PURPOSE OF
     CALCULATING THE REGISTRATION FEE.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
     DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
     SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
     REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION SHALL
     BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
     SECTION 8(a), MAY DETERMINE.
     =========================================================================================

                 FIRST FINANCIAL BANCORP. CROSS REFERENCE SHEET



         FORM S-4 ITEM                            PROXY STATEMENT CAPTION
         -------------                            -----------------------
 1.      Forepart of Registration Statement       Facing Page of Registration Statement; Cross Reference Sheet
         and Outside Front Cover Page of          Outside Front Cover Page of Proxy Statement-Prospectus;
         Prospectus                               Introduction;

 2.      Inside Front and Outside Back            Available Information; Documents Incorporated by Reference;
         Cover Pages of Prospectus                Table of Contents

 3.      Risk Factors, Ratio of Earnings to       Introduction; Summary; Comparative Market and Dividend
         Fixed Charges and Other                  Information; Principal Shareholders and Ownership By Management
         Information


 4.      Terms of the Transaction                 Summary; Description of the Merger;  Comparison of Common Stock
                                                  and Shareholders' Rights


 5.      Pro Forma Financial Information          Pro Forma Consolidated Balance Sheet; Pro Forma Condensed
                                                  Consolidated Statements of Earnings; Pro Forma Consolidated
                                                  Selected Financial Data

 6.      Material Contacts with the Company       Summary; Description of the Merger
         Being Acquired

 7.      Additional Information Required          Not Applicable
         for Reoffering by Persons and
         Parties Deemed to Be Underwriters

 8.      Interests of Named Experts and           Not Applicable
         Counsel

 9.      Disclosure of Commission Position        Not Applicable
         on Indemnification for Securities
         Act Liabilities

10.      Information with Respect to S-3          Not Applicable
         Registrants

11.      Incorporation of Certain                 Not Applicable
         Information by Reference

12.      Information with Respect to S-2 or       Documents Incorporated By Reference; Information About First
         S-3 Registrants                          Financial; Comparative Market And Dividend Information

13.      Incorporation of Certain                 Documents Incorporated By Reference
         Information by Reference

14.      Information with Respect to              Not Applicable
         Registrants Other Than S-3 or S-2
         Registrants

15.      Information with Respect to  S-3         Not Applicable
         Companies

16.      Information with Respect to S-2 or       Not Applicable
         S-3 Companies

17.      Information with Respect to              Information About the Business of Hastings Financial; Hastings Financial's
         Companies Other than                     Consolidated Financial Statements; Management's Discussion and Analysis of
         S-3 or S-2 Companies                     Financial Condition and Results of Operations of Hastings Financial; Comparative
                                                  Market and Dividend Information; Comparison of Common Stock and Shareholders'
                                                  Rights

18.      Information if Proxies, Consents         Notice of Special Meeting of Shareholders; Documents
         or Authorizations are to be              Incorporated By Reference; Introduction; Summary; Description of
         Solicited                                the Merger; Principal Shareholders and Ownership By Management;
                                                  Information About the Business of Hastings Financial


19.      Information if Proxies, Consents         Not Applicable
         or Authorizations are not to be
         Solicited or in an Exchange Offer


                                                         November __, 1996



Dear Fellow Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Hastings Financial Corporation ("Hastings Financial") to be held on December __, 1996 at ____ _.m. local time. At the Special Meeting, you will be asked to consider and vote on certain matters, including a proposal to approve the Plan and Agreement of Merger dated July 2, 1996 (the "Merger Agreement") between First Financial Bancorp. ("First Financial") and Hastings Financial, pursuant to which Hastings Financial will merge with and into First Financial (the "Merger"). Upon consummation of the Merger, the aggregate number of First Financial shares to which the holders of Hastings Financial shares shall be entitled shall be determined by dividing $10,000,000 by the per share value of First Financial shares, which figure will be determined and adjusted in accordance with and as specified in the Merger Agreement, as summarized in the accompanying Proxy Statement-Prospectus.

         The Merger Agreement has been unanimously approved by your Board of Directors and is recommended by the Board to you for approval. The enclosed Notice of Special Meeting and Proxy Statement-Prospectus include a description of the proposed Merger and provide specific information concerning the transaction. Please read these materials and consider carefully the information set forth in them.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy form. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy. The Merger is a significant step for Hastings Financial and your vote on this matter is of great importance.

         ON BEHALF OF THE BOARD OF DIRECTORS, I RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY FORM "FOR" IN ITEM ONE.

                                   Sincerely,



                                                       Larry J. Kornstadt
                                                       Chairman of the Board,
                                                       President and
                                                       Chief Executive Officer

                         HASTINGS FINANCIAL CORPORATION
                              241 WEST STATE STREET
                            HASTINGS, MICHIGAN 49058

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER __, 1996

         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Hastings Financial Corporation ("Hastings Financial") will be held at the Main Office of National Bank of Hastings on December __, 1996 at ____ __.m., local time, to consider and act upon the following matters, each of which is more completely set forth in the accompanying Proxy Statement-Prospectus:

                  1. The approval of the Plan and Agreement of Merger dated July 2, 1996 by and between First Financial Bancorp. ("First Financial") and Hastings Financial, a copy of which is attached hereto as Appendix A (the "Merger Agreement"), and the transactions contemplated thereby, including the merger of Hastings Financial with and into First Financial (the "Merger"), pursuant to which the following will occur on the effective date of the Merger (the "Effective Time"):

                  (a) Each of the outstanding shares of Hastings Financial will be canceled and extinguished in consideration and exchange for a number of shares of First Financial specified by the Merger Agreement;

                  (b) Hastings Financial will merge with and into First Financial at the Effective Time and First Financial will be the continuing, surviving and resulting corporation in the Merger; and

                  (c) National Bank of Hastings, Hastings Financial's only subsidiary, will become a wholly owned subsidiary of First Financial.

                  2. A proposal to permit the Special Meeting to be adjourned or postponed, in the discretion of the proxies, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.

                  3. The transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on ___________, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof. Shareholders of Hastings Financial entitled to vote at the Special Meeting may dissent from the Merger and obtain payment of the value of their Hastings Financial Common Stock in the manner provided under Michigan Business Corporations Act Sections 450.1761-450.1774, a copy of which is attached hereto as Appendix C.

         Whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed proxy form and return it at once in the stamped return envelope. The submission of such Proxy does not affect your right to vote in person in the event that you attend the Special Meeting.

                                          By order of the Board of Directors

                                          -----------------------------------
                                          David C. Wren, Assistant Secretary

Hastings, Michigan
November __, 1996

                         HASTINGS FINANCIAL CORPORATION
               Proxy Statement For Special Meeting of Shareholders
                          To be Held December __, 1996
                            -------------------------
                            FIRST FINANCIAL BANCORP.
                                   Prospectus
         Up to 398,000 Shares of Common Stock, Par Value $8.00 Per Share

         This Proxy Statement-Prospectus is being furnished to the shareholders of Hastings Financial Corporation ("Hastings Financial") in connection with the solicitation by the Board of Directors of Hastings Financial of proxies for use at the Special Meeting of Shareholders ("Special Meeting") to be held December __, 1996, at ____ _.m., local time, at the Main Office of National Bank of Hastings, 241 West State Street, Hastings, Michigan 49058, and at any adjournments thereof. This Proxy Statement-Prospectus and the accompanying form of Proxy are being mailed to Hastings Financial's shareholders on or about November __, 1996.

         This Proxy Statement-Prospectus is also the prospectus of First Financial Bancorp., an Ohio corporation ("First Financial"), in respect of up to 398,000 shares of First Financial's Common Stock, par value $8.00 per share (the "First Financial Common Stock"), to be issued in connection with the merger of Hastings Financial with and into First Financial (the "Merger"). First Financial will be the surviving entity and National Bank of Hastings, the bank subsidiary wholly owned by Hastings Financial, will become a wholly owned subsidiary of First Financial.

         As a result of the Merger, the aggregate consideration to be received by all Hastings Financial shareholders is fixed in the Merger Agreement at $10,000,000 (the "Merger Price"), payable in shares of First Financial Common Stock. If the Effective Time is after January 1, 1997, the Merger Price will be fixed at $10,000,000 plus a sum equal to National Bank of Hastings' earnings after January 1, 1997, excluding transaction-related costs, payable in shares of First Financial Common Stock. Each Hastings Financial shareholder who does not dissent to the Merger will be entitled to receive from First Financial in exchange for each share of Hastings Financial Common stock, par value $1.00 per share (the "Hastings Financial Common Stock"), surrendered in the Merger a number of shares of First Financial equal to the quotient (the "Exchange Ratio") of the Merger Price divided by the average price of First Financial shares, which figure will be determined and adjusted in accordance with and as specified in the Merger Agreement, and further divided by the total number of shares of Hastings Financial Common Stock outstanding immediately prior to the Effective Time. See "INTRODUCTION--General."

         The closing sales price of First Financial Common Stock on November __, 1996, the last trading date before the printing of the Proxy
Statement-Prospectus, was $_____. The Merger may be terminated by First Financial if the average price, as defined in the Merger Agreement, of First Financial Common Stock falls below $27.625 per share or by Hastings Financial if the average price exceeds $37.375 per share.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or from any person to whom, it is unlawful to make such offer, or solicitation of an offer, or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities offered pursuant to this Proxy Statement-Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the affairs of Hastings Financial or First Financial since the date of the Proxy Statement-Prospectus.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT ENTITY.
                            -------------------------
         The date of this Proxy Statement-Prospectus is November __, 1996.

                              AVAILABLE INFORMATION
                              ---------------------


         First Financial has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") with respect to the First Financial Common Stock to be issued in connection with the Merger. As permitted by the rules and regulations of the SEC, this Proxy Statement-Prospectus omits certain information contained in the Registration Statement. Copies of that information may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

         In addition, First Financial is subject to the informational, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC as follows:

         New York Regional Office                    Chicago Regional Office
         7 World Trade Center                        Northwestern Atrium Center
         Suite 1300                                  500 West Madison Street
         New York, New York 10048                    Suite 1400
                                                     Chicago, Illinois 60661

         First Financial Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market System. Documents filed by First Financial with the SEC can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Hastings Financial is not subject to the requirements of the Exchange Act.


                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL R. O'DELL, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, FIRST FINANCIAL BANCORP., THIRD AND HIGH STREETS, HAMILTON, OHIO 45011. TELEPHONE REQUESTS MAY BE DIRECTED TO FIRST FINANCIAL AT (513) 867-4700. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER __, 1996 [5 DAYS BEFORE MEETING DATE].

         The following documents previously filed with the SEC by First Financial are hereby incorporated by reference herein:

         1. First Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "First Financial Form 10-K"); and

         2. First Financial's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1996.

         3. The following information set forth in the 1995 Annual Report of First Financial to its shareholders:

                  (a) The information in the table set forth on page 48 under the caption "Quarterly Financial And Common Stock Data."

                  (b) The information in the table set forth on page 22 under the caption "Table 1 - Financial Summary."

                  (c) The information set forth on pages 21 through 30 under the caption "Management's Discussion And Analysis Of Financial Condition And Results Of Operations."

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

         This Proxy Statement-Prospectus is accompanied by First Financial's 1995 Annual Report to Shareholders and First Financial's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         Following the Merger, First Financial will continue to be subject to the informational, reporting and proxy statement requirements of the Exchange Act.

                                TABLE OF CONTENTS

INTRODUCTION
         General...............................................................................................   3
         Record Date, Solicitation And Revocability Of Proxy...................................................   5
         Vote Required.........................................................................................   5
         Shares Outstanding....................................................................................   6
         Restrictions On Resale Of First Financial Common Stock................................................   6
         Other Matters.........................................................................................   7

SUMMARY
         Terms Of The Merger Agreement.........................................................................   8
         Reasons For The Merger................................................................................   8
         Approval Of Merger Agreement..........................................................................   8
         Other Possible Acquisition By First Financial.........................................................  12
         Summary Of Selected Unaudited Financial Data And Per Share Data........................................ 13
         Selected Unaudited Consolidated Financial Data And Per Share Data...................................... 14
         Notes To Selected Unaudited Consolidated Financial Data And Per Share Data ............................ 16

DESCRIPTION OF THE MERGER
         Background And Reasons For The Merger.................................................................. 18
         Opinion Of Financial Advisor To Hastings Financial..................................................... 19
         Structure Of The Merger ............................................................................... 22
         Surrender Of Stock Certificates ....................................................................... 22
         Fractional Interests .................................................................................. 23
         Effective Time Of The Merger........................................................................... 23
         Conditions To Consummation Of The Merger............................................................... 23
         Termination Of The Merger ............................................................................. 25
         Management Following The Merger........................................................................ 25
         Interest Of Certain Persons In The Merger.............................................................. 26
         Dissenters' Rights..................................................................................... 28
         Federal Income Tax Consequences Of The Merger ......................................................... 31
         Accounting Treatment................................................................................... 32
         Regulatory Considerations ............................................................................. 33
         Pro Forma Unaudited Financial Information.............................................................. 33
PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET.................................................................. 35
PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS......................................................... 36
NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.............................................. 39

INFORMATION ABOUT FIRST FINANCIAL............................................................................... 41

INFORMATION ABOUT THE BUSINESS OF HASTINGS FINANCIAL
         General................................................................................................ 42
         Competition............................................................................................ 42
         Regulation ............................................................................................ 43
         Properties ............................................................................................ 43
         Legal Proceedings...................................................................................... 43
         Certain Transactions With Hastings Financial........................................................... 43
         Selected Financial Data................................................................................ 44
         Analysis Of Net Interest Income........................................................................ 45
         Interest Income And Expense Rate/Volume Analysis....................................................... 46
         Investment Securities.................................................................................. 46
         Loan Portfolio......................................................................................... 47
         Deposits............................................................................................... 50
         Return On Equity And Assets............................................................................ 50

HASTINGS FINANCIAL CORPORATION--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993.................................................. 51



HASTINGS FINANCIAL CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS
         Report Of Independent Auditors........................................................................ F-3
         Consolidated Balance Sheets - December 31, 1995 And 1994...............................................F-4
         Consolidated Statements Of Income -
           Years Ended December 31, 1995, 1994 And 1993.........................................................F-5
         Consolidated Statements Of Changes In Shareholders' Equity -
           Years Ended December 31, 1995, 1994 And 1993.........................................................F-6
         Consolidated Statements Of Cash Flows -
           Years Ended December 31, 1995, 1994 And 1993.........................................................F-7
         Notes To Consolidated Financial Statements.............................................................F-9

HASTINGS FINANCIAL CORPORATION--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995................................................... 57

HASTINGS FINANCIAL CORPORATION AND SUBSIDIARY UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
         Consolidated Balance Sheet - June 30, 1996............................................................. 60
         Consolidated Statements Of Income -
           Six Months Ended June 30, 1996 And 1995.............................................................. 61
         Consolidated Statements Of Changes In Shareholders' Equity -
           Six Months Ended June 30, 1996....................................................................... 62
         Consolidated Statements Of Cash Flows -
           Six Months Ended June 30, 1996 And 1995.............................................................. 63
         Notes To Consolidated Financial Statements............................................................. 64

PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT.............................................................. 66

COMPARATIVE MARKET AND DIVIDEND INFORMATION
         Nature of Trading Market............................................................................... 67
         Dividends.............................................................................................. 68

COMPARISON OF COMMON STOCK AND SHAREHOLDERS' RIGHTS
         Authorized But Unissued Shares......................................................................... 70
         Dividend Rights........................................................................................ 70
         Interested Shareholders................................................................................ 71
         Continuing Directors................................................................................... 72
         Directors.............................................................................................. 73
         Quorum For Shareholders' Meetings...................................................................... 74
         Meeting Participation By Use of Communication Equipment................................................ 74
         Voting Rights.......................................................................................... 74
         Special Meetings....................................................................................... 74
         Preemptive Rights...................................................................................... 75
         Liquidation Rights..................................................................................... 75
         Redemption And Assessment.............................................................................. 75
         Amendments To Articles And Code Of Regulations/By-Laws................................................. 76
         First Financial Shareholder Rights Plan................................................................ 76

ADJOURNMENT OF THE SPECIAL MEETING.............................................................................. 77

EXPERTS......................................................................................................... 78

LEGAL MATTERS................................................................................................... 78


APPENDICES
         Plan and Agreement of Merger....................................................................Appendix A
         Fairness Opinion................................................................................Appendix B
         Michigan Business Corporations Act Section 450.1762.  Dissenters' Rights........................Appendix C

                                  INTRODUCTION


General
-------

         This Proxy Statement-Prospectus and the accompanying form of proxy are being furnished to the shareholders of Hastings Financial Corporation ("Hastings Financial") in connection with the solicitation of proxies by the Board of Directors of Hastings Financial for use at the Special Meeting of Shareholders ("Special Meeting") to be held on December __, 1996, at ____ _.m. local time.

         At the Special Meeting, Hastings Financial shareholders will be asked to approve the Plan and Agreement of Merger dated July 2, 1996 by and between Hastings Financial and First Financial Bancorp. ("First Financial"), a copy of which is attached hereto as Appendix A (the "Merger Agreement"), and the transactions contemplated thereby. If the Merger Agreement is approved by the shareholders at the Special Meeting by at least a majority vote of the outstanding Hastings Financial shares and if certain other conditions to the consummation of the transactions contemplated by the Merger Agreement, including the receipt of all required regulatory approvals, are satisfied or are waived on or before April 30, 1997, Hastings Financial will merge (the "Merger") with First Financial in a transaction in which the following will occur on the date upon which the Merger becomes effective (the "Effective Time"):

         (a) The outstanding shares of Hastings Financial common stock, par value $1.00 per share (the "Hastings Financial Common Stock"), will be surrendered to First Financial in consideration and exchange for a number of First Financial common shares, par value $8.00 per share (the "First Financial Common Stock"). The aggregate consideration to be received by all Hastings Financial shareholders is fixed in the Merger Agreement at $10,000,000 (the "Merger Price"); if the Effective Time is after January 1, 1997, the Merger Price will be fixed at $10,000,000 plus a sum equal to National Bank of Hastings' earnings after January 1, 1997, excluding transaction related costs. At the Effective Time, each of the then issued and outstanding shares of Hastings Financial Common Stock will be surrendered to First Financial in consideration and exchange for a number of First Financial common shares equal to the quotient (the "Exchange Ratio") of:

                  (1)      the Merger Price, divided by

                  (2) the mathematical average (the "Average") of the average of the closing daily bid and asked prices for First Financial Common Stock as reported by the National Association of Securities Dealers Automated Quotations ("Nasdaq") National Market System for the period of 20 trading days ending at 4:00 p.m. (New York time) three trading days prior to the Effective Time, which resultant quotient is divided by

                  (3) the aggregate number of shares of Hastings Financial Common Stock issued and outstanding immediately prior to the Effective Time.

                  The Exchange Ratio will be appropriately adjusted in the event of the subdivision or split of the outstanding First Financial Common Stock, a capital reorganization, or a reclassification or recapitalization affecting First Financial Common Stock.

         (b) Hastings Financial will merge with and into First Financial at the Effective Time and First Financial will be the continuing, surviving and resulting corporation in the Merger.

         (c) National Bank of Hastings, Hastings Financial's only subsidiary, will become a wholly owned subsidiary of First Financial.

         On November __, 1996, the last trading date before the printing of the Proxy Statement-Prospectus, the closing sales price of a share of First Financial Common Stock equalled $_____. If November __, 1996 were the Effective Time, the Average would have been $________, the Exchange Ratio would have equaled _________ and the aggregate number of shares of First Financial Common Stock issued in exchange for all shares of Hastings Financial Common Stock would have been _________. The market price and Average of First Financial Common Stock on November __, 1996 are presented for illustrative purposes only and may not be indicative of the market price and Average at the Effective Time.

         A copy of the Merger Agreement, with Exhibits, setting forth the terms of the Merger is attached to this Proxy Statement-Prospectus as Appendix A and is incorporated herein by reference.

         The Board of Directors of Hastings Financial has unanimously approved the Merger and recommends that Hastings Financial shareholders vote FOR the approval of the Merger.

         The principal executive office of Hastings Financial is located at 241 West State Street, Hastings, Michigan 49058. The telephone number of Hastings Financial's principal executive office is (616) 945-3437.

         The principal executive office of First Financial is located at Third and High Streets, Hamilton, Ohio 45011. The telephone number of First Financial's principal executive office is (513) 867-4700.

Record Date, Solicitation And Revocability Of Proxy
---------------------------------------------------

         The Board of Directors of Hastings Financial has established the close of business on _________ __, 1996 as the record date (the "Record Date") for the determination of the Hastings Financial shareholders entitled to receive notice of and to vote at the Special Meeting. Only Hastings Financial shareholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Shares represented by properly executed proxies, if such proxies are received before or at the Special Meeting and not revoked, will be voted at the Special Meeting in accordance with instructions indicated in such proxies. If no such instructions are given, shares represented by such proxies will be voted:

         FOR approval of the Merger Agreement;

         FOR the adjournment of the Special Meeting in the event that a sufficient number of votes necessary to approve the foregoing proposal is not received; and

         In the discretion of the proxy holders on any other matter which may properly come before the Special Meeting.

         A shareholder who has given a proxy may revoke it at any time before the Proxy is exercised by giving written notice of revocation to the Secretary of Hastings Financial, by executing a later dated proxy or by attending and voting in person. All written notices of revocation and other communication with respect to revocation of proxies should be addressed to Hastings Financial as follows: Hastings Financial Corporation, 241 West State Street, Hastings, Michigan 49058, Attention: David C. Wren, Assistant Secretary.

         The cost of the solicitation of proxies will be borne by Hastings Financial. Hastings Financial has not specially engaged employees or paid solicitors to aid in the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Hastings Financial Common Stock. In addition to solicitation by mail, directors, officers and regular employees of Hastings Financial may solicit proxies personally or by telegraph or telephone, without additional compensation.

         Hastings Financial shareholders are requested to complete, date and sign the accompanying proxy form and return it promptly to Hastings Financial in the enclosed postage paid envelope.


Vote Required
-------------

         APPROVAL OF MERGER. The affirmative vote of the holders of at least a majority of the outstanding shares of Hastings Financial Common Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Abstentions or non-votes are counted as present; however, the effect of an abstention or a non-vote is the same as a "no" vote.

         No shareholder vote on the Merger is required by the shareholders of First Financial.

         APPROVAL OF ADJOURNMENT. The affirmative vote of the holders of a majority of the shares of Hastings Financial Common Stock represented in person or by proxy at the Special Meeting will be required for approval of the adjournment in the event that a sufficient number of votes necessary to approve the foregoing proposals is not received. The effect of an abstention or a non-vote for purposes of the vote required to approve the adjournment is the same as a "no" vote.


Shares Outstanding
------------------

         At the close of business on the Record Date, there were 80,463 shares of Hastings Financial Common Stock outstanding and entitled to vote, with each share being entitled to one vote, and there were 78 holders of record of shares of Hastings Financial Common Stock. On such date, the directors and executive officers of Hastings Financial as a group beneficially owned 41,110 shares, an amount equal to 51.09% of the shares of Hastings Financial Common Stock issued and outstanding on such date. The directors and executive officers have indicated their intention to vote for the Merger. See "DESCRIPTION OF THE MERGER--Interests Of Certain Persons In The Merger" and "PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT."


Restrictions On Resale Of First Financial Common Stock
------------------------------------------------------

         The issuance of the shares of First Financial Common Stock in connection with the Merger has been registered under the Securities Act. Such shares may be traded freely and without restriction under federal and state securities laws by those shareholders not deemed to be "affiliates" of Hastings Financial as that term is defined in Rules 144 and 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Hastings Financial at the time of the Hastings Financial Special Meeting. Accordingly, affiliates of Hastings Financial will generally include the directors and executive officers of Hastings Financial as well as Hastings Financial's largest shareholders. In general, shares of First Financial Common Stock received by affiliates of Hastings Financial pursuant to the Merger may not be publicly resold without registration under the Securities Act except pursuant to the volume and manner of sale limitations and other requirements provided in Rules 144 and 145. This Proxy Statement-Prospectus does not cover any resales of First Financial Common Stock received by affiliates of Hastings Financial. Any owner of Hastings Financial Common Stock who becomes an affiliate of First Financial will be subject to similar restrictions under Rule 144.

         Pursuant to the terms of the Merger Agreement, in order for the Merger to qualify for pooling-of-interests accounting treatment, none of the First Financial Common Shares held by shareholders who are affiliates of First Financial or Hastings Financial may be sold until such time as financial results covering at least thirty days of post-Merger combined operations of First Financial and Hastings Financial have been published (the "Publication Date"). As a result, no shareholder who is an affiliate of First Financial or Hastings Financial will be permitted to sell any First Financial Common Shares for the period from the Effective Time to the Publication Date.

         In addition, in order to preserve the proposed tax-free status of the Merger and in order to ensure that the continuity of shareholder interest requirements related thereto, and set forth in Treasury Regulation Section 1.368-1(b), will be satisfied with respect to the Merger, certain shareholders of Hastings Financial participating in the Merger will be required to execute a letter (the "Tax Letter") indicating the number of First Financial Common Shares, if any, received by such shareholder in connection with the Merger with respect to which such shareholder has a present plan or intention to dispose of or sell.

         Except as provided above, there will be no restrictions on the transfer of shares of First Financial Common Stock issued by First Financial pursuant to the Merger.


Other Matters
-------------

         The Board of Directors of Hastings Financial is not aware of any other business to come before the Special Meeting other than the matters described above in the Proxy Statement-Prospectus. However, if any other matters should properly come before the Special Meeting, the holders of the proxies will act in accordance with their best judgment.

                                     SUMMARY


         The following is a brief summary of certain information in respect of matters to be considered at the Special Meeting of Hastings Financial shareholders and is not intended to be a complete statement of all material facts regarding the matters to be considered at the Special Meeting. The Summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the accompanying appendices and the documents incorporated herein by reference.


Terms Of The Merger Agreement
-----------------------------

         Upon consummation of the Merger, Hastings Financial shareholders will be entitled to receive for each share of Hastings Financial Common Stock a number of shares of First Financial Common Stock equal to the Exchange Ratio. The Exchange Ratio will be appropriately adjusted in the event of the subdivision or split of the outstanding First Financial Common Stock, a capital reorganization, or a reclassification or recapitalization affecting First Financial Common Stock.


Reasons For The Merger
----------------------

         The Board of Directors of Hastings Financial believes that the Merger is in the best interests of Hastings Financial and its shareholders. The Board of Directors' recommendation is based on a number of factors discussed in this Proxy Statement-Prospectus. See "DESCRIPTION OF THE MERGER--Background And Reasons For The Merger." These factors include the costs of regulatory compliance and technological advancements and increased competition in the financial services industry.


Approval Of Merger Agreement
----------------------------

         PARTIES TO THE MERGER AGREEMENT. First Financial is a corporation organized under the laws of the State of Ohio and is registered as a bank holding company as well as a savings and loan holding company. Its principal executive offices are located in Hamilton, Ohio. First Financial owns the following subsidiaries:

     Bank subsidiaries:
         First National Bank of Southwestern Ohio, Hamilton, Ohio
         Citizens Commercial Bank & Trust Company, Celina, Ohio
         Van Wert National Bank, Van Wert, Ohio
         Union Trust Bank, Union City, Indiana
         Indiana Lawrence Bank, North Manchester, Indiana
         Citizens First State Bank, Hartford City, Indiana
         Union Bank and Trust Company, North Vernon, Indiana
         Clyde Savings Bank Company, Clyde, Ohio
         Peoples Bank and Trust Company, Sunman, Indiana
         Bright National Bank, Flora, Indiana

     Savings bank subsidiaries:
         Fidelity Federal Savings Bank, Marion, Indiana
         Home Federal Bank, a Federal Savings Bank, Hamilton, Ohio

     Finance company subsidiary:
         First Finance Mortgage Company of Southwestern Ohio, Inc., Hamilton,
         Ohio

         At June 30, 1996, First Financial had total assets of approximately $2.2 billion, deposits of approximately $1.8 billion and shareholders' equity of approximately $249 million. See Form 10-Q for the quarter ended June 30, 1996 and "Item 1. Business" in the First Financial Form 10-K, both of which have previously been incorporated herein by reference.

         Hastings Financial was organized in 1988 under the laws of the State of Michigan and is registered as a bank holding company. Its only subsidiary, National Bank of Hastings, was organized in 1933. National Bank of Hastings is principally engaged in the business of making mortgage loans and secured and unsecured consumer and commercial loans. Loanable funds are obtained primarily from deposits and loan principal repayments. In addition to originating loans, National Bank of Hastings invests in U.S. treasury and other government agency securities, corporate notes and municipal securities. National Bank of Hastings conducts its business through its main office located in Hastings, Michigan and a branch office located in Wayland, Michigan. Its primary market area consists of the city of Hastings, Michigan and the Gun Lake-Wayland area in Michigan and the contiguous areas within Barry and Allegan Counties, Michigan.

         THE MERGER. If the Merger Agreement is approved by Hastings Financial shareholders holding at least a majority of the outstanding Hastings Financial shares, and if certain other conditions to the consummation, including the receipt of all required regulatory approvals, are satisfied or are waived, Hastings Financial will merge with and into First Financial in a transaction in which the following will occur as of the Effective Time:

         (a) Each of the then outstanding shares of Hastings Financial Common Stock will be surrendered to First Financial in consideration and exchange for a number of shares of First Financial Common Stock equal to the Exchange Ratio;

         (b) Hastings Financial will merge with and into First Financial at the Effective Time and First Financial will be the continuing, surviving and resulting corporation in the Merger; and

         (c) National Bank of Hastings will become a wholly owned subsidiary of First Financial.

         On November __, 1996, the last trading date before the printing of the Proxy Statement-Prospectus, the closing sales price of a share of First Financial Common Stock equalled $_____. If November __, 1996 were the Effective Time, the Average would have been $________, the Exchange Ratio would have equaled _________ and the aggregate number of shares of First Financial Common Stock issued in exchange for all shares of Hastings Financial Common Stock would have been _________. The market price and Average of First Financial Common Stock on November __, 1996 are presented for illustrative purposes only and may not be indicative of the market price and Average at the Effective Time.

         There were 80,463 shares of Hastings Financial Common Stock outstanding on November __, 1996. See "DESCRIPTION OF THE MERGER--Structure Of The Merger" and "--Effective Time Of The Merger," as well as the copy of the Merger Agreement attached hereto as Appendix A.

         RECOMMENDATION OF THE BOARD OF DIRECTORS. The Hastings Financial Board of Directors has unanimously approved the Merger Agreement and recommends that shareholders vote FOR approval of the Merger Agreement. See "DESCRIPTION OF THE MERGER--Background And Reasons For The Merger."

         OPINION OF FINANCIAL ADVISOR TO HASTINGS FINANCIAL. Austin Associates, Inc. ("AAI"), Hastings Financial's financial advisor, has rendered its opinion to Hastings Financial's Board of Directors to the effect that, as of the date the Merger Agreement was signed and as of the date of this Proxy Statement-Prospectus, the Exchange Ratio was fair, from a financial point of view, to Hastings Financial's shareholders. A copy of AAI's fairness opinion is attached hereto as Appendix B and should be read in its entirety with respect to assumptions and justifications made and other matters considered. See "DESCRIPTION OF THE MERGER--Opinion of Hastings Financial's Financial Advisor."

         RIGHTS OF APPRAISAL. Any shareholder of Hastings Financial who (1) delivers before the shareholders' vote a written notice of intent to demand payment for such shareholder's shares in the manner provided by Michigan Business Corporations Act Section 450.1765, (2) does not vote in favor of the approval of the Merger Agreement and (3) strictly complies with certain procedures set forth in Sections 450.1762-450.1774, a copy of which is attached hereto as Appendix C, shall be entitled, if and when the Merger becomes effective, to receive the value of the Hastings Financial Common Stock owned by such shareholder at the time and in the manner set forth in Sections 450.1762-450.1774. See "DESCRIPTION OF THE MERGER--Shareholders' Rights of Appraisal."

         FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS. It is anticipated that the Merger will be a non-taxable reorganization for federal income tax purposes and that no gain or loss for federal income tax purposes will be recognized by the shareholders of Hastings Financial upon distribution to them of shares of First Financial. A gain or loss may be recognized, however, on cash received in place of fractional shares. Holders of Hastings Financial Common Stock, who demand, in accordance with Section 450.1762 of the Michigan Business Corporations Act, to receive cash in exchange for the shares of Hastings Financial Common Stock they actually own or are deemed by the Internal Revenue Service ("IRS") to own constructively, will recognize a capital gain or loss on the exchange. See "DESCRIPTION OF THE MERGER--Federal Income Tax Consequences Of The Merger."

         REPRESENTATIONS AND WARRANTIES. Both First Financial and Hastings Financial have made certain representations and warranties in the Merger Agreement. Such representations and warranties address, among others, certain matters related to the organization, capital structure, financial statements and the businesses of Hastings Financial and First Financial. They also specifically discuss payment of dividends in the period prior to consummation as well as default under material contracts. See the Merger Agreement attached as Appendix A for a more detailed discussion.

         REGULATORY APPROVALS AND OTHER CONDITIONS. The proposed Merger and related transactions are subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). An application requesting approval was submitted to the Federal Reserve Board on ________ __, 1996. There can be no assurance that the approval of the Federal Reserve Board will be given or whether conditions, if any, will be imposed on such approval. See "DESCRIPTION OF THE MERGER--Regulatory Considerations."

         The Merger is subject to numerous additional conditions, including, but not limited to, approval of the Merger by Hastings Financial shareholders holding at least a majority of Hastings Financial Common Stock and the absence of any material adverse changes in the corporate status, business, operations or financial condition of First Financial of Hastings Financial since December 31, 1995. See "DESCRIPTION OF THE MERGER--Conditions To Consummation Of The Merger."

         TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the Boards of Directors of Hastings Financial and First Financial. Either Hastings Financial or First Financial may also terminate the Merger Agreement upon the occurrence of certain events, such as not obtaining the requisite approval of all required regulatory authorities or the shareholders of Hastings Financial or not consummating the Merger on or before April 30, 1997. The Merger may also be terminated by First Financial if the Average of First Financial Common Stock falls below $27.625 per share or by Hastings Financial if the Average of First Financial Common Stock exceeds $37.375 per share. See "DESCRIPTION OF THE MERGER--Termination Of The Merger."

         EFFECTIVE TIME. First Financial and Hastings Financial intend to consummate the Merger on January 1, 1997 or as soon thereafter as practicable after all required regulatory and shareholder approvals have been obtained and the other conditions to consummation of the Merger have been satisfied. The Merger Agreement provides that the Merger may be terminated by either party if it has not been consummated by April 30, 1997. See "DESCRIPTION OF THE MERGER-- Effective Time Of The Merger."

         MARKET VALUE OF COMMON STOCK. The First Financial Common Stock is traded in the over-the-counter market and is quoted by the Nasdaq National Market System. On July 1, 1996, the last trading day prior to the first public announcement of the proposed Merger, the closing sale price for a share of First Financial Common Stock was $32.00 per share. Assuming the Merger was consummated as of July 1, 1996, the Average would have been $32.568750, the Exchange Ratio would have equaled 3.815950 shares and the aggregate number of shares of First Financial Common Stock issued in exchange for all shares of Hastings Financial Common Stock would have been 307,043 shares. Assuming the $32.00 per share closing price for First Financial Common Stock on July 1, 1996, the equivalent per share value (the closing price multiplied by the Exchange Ratio) of First Financial Common Stock which would have been issued and exchanged for each Hastings Financial share would have been $122.11.

         On September 24, 1996, First Financial's Board of Directors declared a 10% stock dividend to be distributed on November 1, 1996. The illustration above has NOT been adjusted for any effects of the stock dividend on First Financial's Average or market price per share. Assuming a 10% market price decrease for the effect of the stock split, the adjusted Average would have been $29.311875, the adjusted Exchange Ratio would have equaled 4.239945, the aggregate number of shares of First Financial Common Stock issued in exchange for all shares of Hastings Financial Common Stock would have been 341,159 shares and the equivalent per share value of First Financial Common Stock which would have been issued and exchanged for each Hastings Financial share would have remained $122.11.

         The market price, Average, adjusted market price and adjusted Average on July 1, 1996 are presented for illustrative purposes only and may not be indicative of the market price and Average Price at the Effective Time.

         Hastings Financial Common Stock is not actively traded in any established market. See "COMPARATIVE MARKET AND DIVIDEND INFORMATION" for additional market price information.


Other Possible Acquisition By First Financial
---------------------------------------------

         As of the date of this Proxy Statement-Prospectus, First Financial had entered into a definitive agreement of merger with Farmers State Bancorp, Liberty, Indiana ("Farmers State"). The consideration to be paid to Farmers State's shareholders pursuant to the merger agreement is fixed at $7,833.51 per each share of Farmers State Bancorp common stock outstanding, payable in cash. As of May 1, 1996, 967 shares of Farmers State Bancorp common stock were outstanding, making the total consideration to be paid for all Farmers State shares equal to approximately $7,575,000. After the merger, Farmers State Bank, Farmers State's only subsidiary, will become a wholly owned subsidiary of First Financial.

         As of December 31, 1995, Farmers State had total assets of approximately $63.6 million, loans outstanding of $41.8 million, total deposits of $58.5 million and total shareholders' equity of $4.2 million. Its equity-to-assets ratio at December 31, 1995 was 6.54%. Farmers State had net earnings for the year ended December 31, 1995 of approximately $424,000 or $438.83 per share. Information regarding the financial condition and operating results of Farmers State is not included in the Pro Forma Financial Statements because the acquisition of Farmers State is not anticipated to result in the acquisition by First Financial of a significant subsidiary under applicable regulations of the Exchange Act and is not anticipated to have a material effect on the financial condition and results of operations of First Financial. See "DESCRIPTION OF THE MERGER--Pro Forma Unaudited Financial Information."

         The merger with Farmers State is subject to numerous conditions including, among others, regulatory and shareholder approvals. First Financial is unable to predict when or whether such conditions will be satisfied. Accordingly, there can be no assurance that the proposed merger with Farmers State will be consummated. Provided all conditions are met and approvals obtained, the proposed merger with Farmers State is anticipated to be completed during the fourth quarter of 1996.


Summary Of Selected Unaudited Financial Data And Per Share Data
---------------------------------------------------------------

         The historical data presented on the following pages for First Financial has been derived from its consolidated financial statements; see "AVAILABLE INFORMATION--Documents Incorporated by Reference."



                             SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA AND PER SHARE DATA


                                             SIX MONTHS ENDED
                                                  JUNE 30,                                 YEARS ENDED DECEMBER 31,
                                                  --------                                 ------------------------
                                            1996           1995           1995        1994        1993          1992         1991
                                        -----------    -----------     ----------  ----------  ----------    ---------    --------
                                                                       (Dollars in thousands, except per share data)
HASTINGS FINANCIAL (HISTORICAL) (1)
  Net earnings (A)                      $       336  $       328  $       616  $       403  $       412  $       515  $       376
  Total assets (period end)                  46,847       44,489       46,140       45,797       44,690       46,556       39,576
  Long-term borrowings (period end)               0            0            0            0            0            0            0
  Net earnings per share (A)                   4.41         4.26         8.10         5.08         5.23         6.57         4.77
  Dividends declared per share                 1.25         0.00         2.25         1.75         1.65         1.65         1.65
  Book value per share (period end)           66.45        63.02        65.12        58.33        55.74        52.12        49.41
  Average shares outstanding (B)             76,130       76,915       76,036       79,249       78,883       78,530       78,781
  Shares outstanding (period end) (B)        79,463       75,463       75,463       78,367       78,367       78,367       78,367

FIRST FINANCIAL (HISTORICAL) (2)
  Net earnings (A)                      $    16,871  $    15,358  $    31,789  $    28,173  $    25,194  $    21,770  $    18,600
  Total assets (period end)               2,175,381    1,911,687    2,103,375    1,922,643    1,810,673    1,816,414    1,860,955
  Long-term borrowings (period end)           4,541            0        2,820            0        3,983        4,564        5,119
  Net earnings per share (A)                   1.28         1.26         2.55         2.31         2.06         1.77         1.51
  Dividends declared per share                 0.60         0.52         1.08         0.98         0.82         0.74         0.66
  Book value per share (period end)           18.59        16.97        17.99        15.95        14.85        13.66        12.44
  Average shares outstanding (B)         13,203,147   12,208,840   12,488,168   12,210,753   12,211,405   12,318,805   12,356,986
  Shares outstanding (period end) (B)    13,388,884   12,212,156   13,013,422   12,204,575   12,207,004   12,272,065   12,391,865

PRO FORMA FIRST FINANCIAL AND HASTINGS
FINANCIAL COMBINED ASSUMING 3.751871
EXCHANGE RATIO (3)
  Net earnings (A)                      $    17,207  $    15,686  $    32,405  $    28,576  $    25,606  $    22,285  $    18,976
  Net earnings per share (A)                   1.27         1.25         2.53         2.28         2.05         1.77         1.50
  Dividends declared per share:
    First Financial                            0.60         0.52         1.08         0.98         0.82         0.74         0.66
  Book value per share (period end)           18.57        16.94        17.95        15.93        14.84        13.66        12.45
  Average shares outstanding (B)         13,505,034   12,510,727   12,790,055   12,512,640   12,513,292   12,620,692   12,658,873
  Shares outstanding (period end) (B)    13,690,771   12,514,043   13,315,309   12,506,462   12,508,891   12,573,952   12,693,752

PRO FORMA HASTINGS FINANCIAL ONE SHARE
EQUIVALENT ASSUMING 3.751871 EXCHANGE
RATIO (4)
  Net earnings per share (A)            $      4.76  $      4.69  $      9.49  $      8.55  $      7.69  $      6.64  $      5.63
  Dividends declared per share                 2.25         1.95         4.05         3.68         3.08         2.78         2.48
  Book value per share                        69.67        63.56        67.35        59.77        55.68        51.25        46.71

-----------
(A) Before cumulative effect of changes in accounting principles.
(B) Average and period end shares outstanding are not rounded to the nearest thousand.



                             SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA AND PER SHARE DATA


                                               SIX MONTHS ENDED
                                                  JUNE 30,                               YEARS ENDED DECEMBER 31,
                                                  --------                               ------------------------
                                             1996            1995         1995        1994          1993         1992         1991
                                         ----------      ----------   ----------   ----------    ----------   ----------   --------
                                                                    (Dollars in thousands, except per share data)

PRO FORMA FIRST FINANCIAL AND HASTINGS
FINANCIAL COMBINED ASSUMING 3.325237
EXCHANGE RATIO (5)
  Net earnings (A)                        $    17,207  $    15,686  $    32,405  $    28,576  $    25,606  $    22,285  $    18,976
  Net earnings per share (A)                     1.28         1.26         2.54         2.29         2.05         1.77         1.50
  Dividends declared per share:
    First Financial                              0.60         0.52         1.08         0.98         0.82         0.74         0.66
  Book value per share (period end)             18.61        16.99        18.00        15.97        14.88        13.69        12.48
  Average shares outstanding (B)           13,470,706   12,476,399   12,755,727   12,478,312   12,478,964   12,586,364   12,624,545
  Shares outstanding (period end) (B)      13,656,443   12,479,715   13,280,981   12,472,134   12,474,563   12,539,624   12,659,424

PRO FORMA HASTINGS FINANCIAL ONE SHARE
EQUIVALENT ASSUMING 3.325237 EXCHANGE
RATIO (5)
  Net earnings per share (A)              $      4.26  $      4.19  $      8.45  $      7.61  $      6.82  $      5.89  $      4.99
  Dividends declared per share                   2.00         1.73         3.59         3.26         2.73         2.46         2.19
  Book value per share                          61.88        56.50        59.85        53.10        49.48        45.52        41.50

PRO FORMA FIRST FINANCIAL AND HASTINGS
FINANCIAL COMBINED ASSUMING 4.498850
EXCHANGE RATIO (6)
  Net earnings (A)                        $    17,207  $    15,686  $    32,405  $    28,576  $    25,606  $    22,285  $    18,976
  Net earnings per share (A)                     1.27         1.25         2.52         2.27         2.04         1.76         1.49
  Dividends declared per share:
    First Financial                              0.60         0.52         1.08         0.98         0.82         0.74         0.66
  Book value per share (period end)             18.48        16.86        17.87        15.85        14.77        13.59        12.39
  Average shares outstanding (B)           13,565,138   12,570,831   12,850,159   12,572,744   12,573,396   12,680,796   12,718,977
  Shares outstanding (period end) (B)      13,750,875   12,574,147   13,375,413   12,566,566   12,568,995   12,634,056   12,753,856

PRO FORMA HASTINGS FINANCIAL ONE SHARE
EQUIVALENT ASSUMING 4.498850 EXCHANGE
RATIO (6)
  Net earnings per share (A)              $      5.71  $      5.62  $     11.34  $     10.21  $      9.18  $      7.92  $      6.70
  Dividends declared per share                   2.70         2.34         4.86         4.41         3.69         3.33         2.97
  Book value per share                          83.14        75.85        80.39        71.31        66.45        61.14        55.74

--------------
(A) Before cumulative effect of changes in accounting principles.
(B) Average and period end shares outstanding are not rounded to the nearest thousand.

                                       15

   NOTES TO SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA AND PER SHARE DATA
   --------------------------------------------------------------------------

(1) Earnings per share is calculated by dividing net earnings for the period by the average number of common shares outstanding for the period. Book value per share is calculated by dividing total shareholders' equity at the end of the period by the number of shares outstanding at the end of the period.

(2) Dividend information on First Financial's subsidiaries which have merged with First Financial under the pooling-of-interests method after January 1, 1991 has not been recalculated or added to First Financial's historical dividend information. First Financial has adjusted historical information to reflect the issuance of stock splits. The shares outstanding data has been adjusted to reflect treasury stock transactions.

(3) The PRO FORMA FIRST FINANCIAL AND HASTINGS FINANCIAL COMBINED reflects the combined results of First Financial and Hastings Financial after giving effect to the pooling-of-interests method of accounting. For illustrative purposes, the combined results assume the merger was consummated on January 1, 1991.

         The per share data, average shares outstanding and shares outstanding (period end) were calculated assuming the issuance of 301,887 shares of First Financial Common Stock at an Average equal to $33.125, which is the Average that would have been in effect if the Merger was effective September 3, 1996 (3.751871 Exchange Ratio).

         The number of First Financial shares to be issued at consummation is dependent on the Average at that time and cannot be determined before that date. The pro forma financial results included in this table are for illustrative purposes only.

(4) Upon consummation of the Merger, each Hastings Financial shareholder will be to entitled to receive First Financial shares equal to the total number of shares of Hastings Financial Common Stock owned by such shareholder multiplied by the Exchange Ratio. The Exchange Ratio will be appropriately adjusted in the event of the subdivision or split of the outstanding First Financial Common Stock, a capital reorganization, or a reclassification or recapitalization affecting First Financial Common Stock.

         Since the Exchange Ratio is not determinable at the printing of this Proxy Statement-Prospectus, Hastings Financial's one share equivalent pro forma net earnings, dividends and book value per share, calculated assuming an Exchange Ratio of 3.751871 shares, are shown for illustrative purposes only.

(5) The Merger may be terminated by Hastings Financial if the Average exceeds $37.375. If the Average at the Effective Time is $37.375, the Exchange Ratio will be 3.325237 shares and the aggregate number of shares of First Financial Common Stock issued in exchange for all shares of Hastings Financial Common Stock will be 267,559 shares. The number of First Financial shares to be issued at consummation is dependent on the Average at the Effective Time and cannot be determined before that date. The pro forma financial results assuming an Average of $37.375 are for illustrative purposes only.

(6) The Merger may be terminated by First Financial if the Average is less than $27.625. If the Average at the Effective Time is $27.625, the Exchange Ratio will be 4.498850 shares and the aggregate number of shares of First Financial Common Stock issued in exchange for all shares of Hastings Financial Common Stock will be 361,991 shares. The number of First Financial shares to be issued at consummation is dependent on the Average at the Effective Time and cannot be determined before that date. The pro forma financial results assuming an Average Price of $27.625 are for illustrative purposes only.

                            DESCRIPTION OF THE MERGER


         This section of the Proxy Statement-Prospectus describes certain of the more important aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is set forth in Appendix A to this Proxy Statement-Prospectus. All shareholders are urged to read the Merger Agreement in its entirety.


Background And Reasons For The Merger
-------------------------------------

         On January 15, 1996, Hastings Financial's Board of Directors engaged Austin Associates, Inc. ("AAI"), a consulting and investment banking firm of Toledo, Ohio, to explore the possibility of enhancing shareholder value through affiliation with a regional bank holding company. After performing an initial analysis and review, contact was made with 24 potentially interested institutions. After providing confidential information on Hastings Financial, eleven proposals were received, including First Financial's. Hastings Financial's Board of Directors determined that First Financial's proposal presented the best opportunity for enhancing shareholder value. After an exchange of additional information and preliminary negotiations, First Financial and Hastings Financial entered into the Merger Agreement with regard to the Merger on July 2, 1996, following approval of the Merger Agreement by their respective boards of directors. First Financial's management and Hastings Financial's management and Board of Directors, and their respective representatives, negotiated the Merger Price and other terms of the Merger Agreement on an arm's-length basis.

         Among other items considered in the decision to accept the First Financial proposal were the prospects for Hastings Financial and First Financial as separate institutions and combined; the anticipated tax-free nature of the merger to the shareholders of Hastings Financial receiving solely First Financial common stock in exchange for their shares of Hastings Financial common stock; the increased liquidity since First Financial is traded in the over-the-counter market and its share prices reported on the Nasdaq National Market System; the timeliness of a merger given the state of the economy, the competitive nature of the banking industry and the stock market, as well as anticipated trends; increased regulatory requirements on banks in general and Hastings Financial; relevant price information involving recent comparable bank acquisitions which occurred in Michigan, the Midwest and the United States; and an analysis of alternatives to Hastings Financial merging with First Financial, including pursuing mergers with other interested acquirors. In addition, the Board of Directors considered the opinion of AAI indicating that the consideration to be received by Hastings Financial shareholders under the Merger Agreement was fair from a financial point of view.

         The Board of Directors of Hastings Financial also considered the impact of the Merger on Hastings Financial's and National Bank of Hastings' customers and employees and the communities served by National Bank of Hastings (the "Bank"). First Financial's historical practice of retaining employees of acquired institutions and its competitive salary and benefit programs were considered, as was the opportunity for training, education, growth and advancement of the Bank's employees within First Financial or one of its subsidiaries. The Board of Directors of Hastings Financial examined First Financial's continuing commitment to the communities served by institutions previously acquired by First Financial. Further, from the standpoint of the Bank's customers, it was anticipated that more products and services would become available because of First Financial's greater resources.

         Based upon the foregoing factors, the Board of Directors of Hastings Financial concluded that it was advantageous to merge with First Financial. The importance of the various factors relative to one another cannot be precisely determined or stated.


Opinion of Financial Advisor to Hastings Financial
--------------------------------------------------

         AAI is a recognized investment banking firm regularly engaged in the valuation of financial institutions and other businesses and their securities in connection with mergers and acquisitions and for estate, corporate and other purposes. Hastings Financial selected AAI to act as Hastings Financial's financial advisor in connection with the Merger on the basis of its reputation and qualifications in evaluating financial institutions.

         AAI has rendered a separate written opinion to the Board of Directors of Hastings Financial to the effect that the terms of the Merger are fair from a financial point of view to the shareholders of Hastings Financial as of the date of the opinion. AAI based its opinion upon, among other things: (1) a comparison of the financial statements and other financial information concerning Hastings Financial and First Financial set forth or incorporated by reference in this Proxy Statement-Prospectus; (2) certain other financial information concerning Hastings Financial, including, but not limited to, operating budgets, board of directors reports and loan loss reserve adequacy reports; (3) financial and share price data of Hastings Financial, First Financial, and comparable banking organizations; (4) the financial terms, to the extent publicly available, of certain comparable transactions; (5) the terms of certain other proposals received by Hastings Financial from other banking institutions; and (6) discussions with the management of Hastings Financial and First Financial.

         No limitations were imposed on the scope of AAI's investigation. AAI participated in the negotiation of the terms of the Merger Agreement and other related agreements associated with the Merger. The terms of the Merger Agreement, including the Merger Price, were negotiated by the boards of directors of Hastings Financial and First Financial, and their representatives, on an arm's-length basis. A copy of the fairness opinion is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

         In connection with rendering its opinion, AAI performed a variety of financial analyses, which are summarized below. AAI believes its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying AAI's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, AAI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Hastings Financial's or First Financial's control. Any estimates contained in AAI's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates.

         PRELIMINARY APPRAISAL OF HASTINGS FINANCIAL. AAI completed a preliminary appraisal of Hastings Financial which was presented to the Board of Directors of Hastings Financial in February of 1996. AAI estimated that a reasonable sale of control value for Hastings Financial would range between $8.8 and $9.1 million, or approximately $116-$120 per share.

         THE PROCESS FOR SOLICITING INDICATIONS OF INTEREST FROM OTHER BANKING COMPANIES. Through AAI, Hastings Financial contacted 24 commercial banking organizations, that were selected by the Hastings Financial Board of Directors after consultation with AAI, to assess their interest in acquiring Hastings Financial. Of the 24 organizations contacted, 17 requested confidential information packages which provided detailed information regarding the business and operations of Hastings Financial. AAI pursued discussions with each organization that had requested the confidential information. Eventually 11 organizations submitted proposals to acquire Hastings Financial. The Hastings Financial Board of Directors selected the First Financial proposal after extensive deliberation and negotiation.

         COMPARATIVE PRICE ANALYSIS. In determining whether the price offered by First Financial for Hastings Financial was fair, from a financial point of view, to the shareholders of Hastings Financial, AAI reviewed a comparison of prices paid in sale of control transactions in Michigan for banks having assets of up to $150 million. AAI looked specifically at ten transactions announced between 1993 and 1996 involving Michigan-based sellers. The ten transactions had an average price to book value ratio of 169% and a price to earnings multiple of
21.6. The median multiples were 154% of book value and 15.8 times earnings. The market value of the consideration to be received by Hastings Financial shareholders in the Merger is fixed at $10.0 million, subject to certain adjustments, which approximates 189% of Hastings Financial's book value at June 30, 1996, and 16.0 times Hastings Financial's consolidated net income for the 12 months ended June 30, 1996.

         CONTRIBUTION ANALYSIS. AAI compared the pro forma ownership interest in First Financial that Hastings Financial shareholders would receive, in the aggregate, to the contribution by Hastings Financial to the total assets, equity and net income in the combined organization. Assuming a June 30, 1996 Closing date for the Merger, Hastings Financial shareholders would own approximately 2.24% of First Financial on a pro forma basis. Hastings Financial's contribution of total assets would equal 2.11%, the contribution of total equity would equal 2.08%, and the contribution of year-to-date 1996 net income would have equaled 1.95%.

         DILUTION ANALYSIS. AAI also reviewed the pro forma effect of the Merger to Hastings Financial's and First Financial's earnings per share and book value per share. Hastings Financial recorded earnings per share of $4.41 and a book value of $66.45 per share as of June 30, 1996. Giving effect to the Merger through June 30, 1996, the equivalent Hastings Financial earnings per share would have equaled $4.86, an increase of 10.20% over actual results. Book value per share would have increased to $70.80 per share, an increase of 6.55% over the actual book value of $66.45. Giving effect to the Merger, First Financial's book value per share would have been diluted by $0.04 or 0.22% and earnings per share would have been diluted by $0.01 or 0.78%.

         DIVIDENDS. AAI reviewed the current cash dividends paid by Hastings Financial and First Financial. Based on an exchange ratio of 3.815950 First Financial shares for each of Hastings Financial, equivalent dividends to Hastings Financial shareholders would have been $4.12 per share in 1995, an 83% increase over actual dividends received by Hastings Financial shareholders. For the first six months of 1996 equivalent dividends to Hastings Financial shareholders would have been $2.29 per share, also representing an 83% increase over actual dividends received.

         The summary set forth above does not purport to be a complete description of the analyses performed by AAI. Further, AAI did not conduct a physical inspection of any of the properties or assets of Hastings Financial or First Financial. AAI has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of Hastings Financial and First Financial made pursuant to the Merger Agreement, and has not independently attempted to verify any of such information. AAI has also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. No limitations were imposed by Hastings Financial or First Financial upon AAI on the scope of its investigation nor were any specific instructions given to AAI in connection with its fairness opinion.

         For AAI's services as financial advisor, Hastings Financial will pay the firm a fee of $15,000, plus a contingent amount equal to 1.0% of the transaction value when the Merger is consummated. Hastings Financial estimates that total fees under this arrangement will be $115,000. In addition, Hastings Financial has agreed to reimburse AAI for reasonable out-of-pocket expenses and indemnify AAI against certain liabilities, including liabilities under the securities laws. AAI has no other material relationship with any of the parties to the merger or their affiliates.

Structure Of The Merger
-----------------------

         If the Merger is approved by Hastings Financial shareholders at the Special Meeting by at least a majority vote of the outstanding shares of Hastings Financial Common Stock and if necessary regulatory approvals are received and certain other conditions to the consummation of the transactions contemplated by the Merger Agreement are satisfied or waived, Hastings Financial will merge with and into First Financial in a transaction in which the following will occur at the Effective Time:

         (a) Each of the then outstanding shares of Hastings Financial will be canceled and extinguished in consideration and exchange for a number of shares of First Financial Common Stock equal to the Exchange Ratio;

         (b) Hastings Financial will merge with and into First Financial at the Effective Time and First Financial will be the continuing, surviving and resulting corporation in the Merger; and

         (c) National Bank of Hastings will become a wholly owned subsidiary of First Financial.


Surrender Of Stock Certificates
-------------------------------

         The Merger Agreement provides for the surrender of Hastings Financial Common Stock certificates by the holders thereof before such holders may receive certificates evidencing First Financial Common Stock. First National Bank of Southwestern Ohio, Butler County, Ohio, a wholly owned subsidiary of First Financial, will act as the exchange agent (the "Exchange Agent"). Approval of the Merger Agreement by Hastings Financial shareholders will constitute ratification of the selection of First National Bank of Southwestern Ohio as the exchange agent.

         As soon as practicable after the Effective Time, the Exchange Agent shall prepare and mail to each holder of record of an outstanding certificate or certificates representing shares of Hastings Financial a letter of transmittal containing instructions for the surrender of the certificate or certificates. Upon surrender of the Hastings Financial certificate or certificates in accordance with instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor certificates representing the number of whole shares of First Financial into which the shares represented by the certificate or certificates so surrendered shall have been converted, without interest.

         The Exchange Agent shall not be obligated to deliver certificates for First Financial Common Stock to a former shareholder of Hastings Financial until such former shareholder surrenders his or her certificate or certificates representing shares of Hastings Financial or, in lieu thereof, an appropriate affidavit of loss and an indemnity agreement or bond as may be required by First Financial. Until so surrendered for exchange, each such stock certificate formerly representing shares of Hastings Financial Common Stock will be deemed for all corporate purposes (except for the payment of dividends, which will be subject to the exchange of stock certificates as above provided) to evidence the ownership of the number of shares of common stock of the surviving corporation that the holder thereof would be entitled to receive upon its surrender to First Financial.


Fractional Interests
--------------------

         No fractional shares of First Financial Common Stock will be issued as a result of the Merger. In lieu thereof, Hastings Financial shareholders having a fractional interest will be paid in cash by First Financial for the fractional interest. Such payment shall be equal to the fractional interest multiplied by the Exchange Ratio.


Effective Time Of The Merger
----------------------------

         The Effective Time is expected to be as soon as practicable after the approval of the Merger Agreement by Hastings Financial shareholders, the satisfaction of all conditions set forth in the Merger Agreement and the receipt of approvals from regulatory authorities, or at such later date as may be agreed upon by Hastings Financial and First Financial. See "DESCRIPTION OF THE MERGER-- Regulatory Considerations".

         No assurance can be provided that the necessary shareholder and regulatory approvals will be obtained or that other conditions precedent to the Merger will be satisfied. It is anticipated that the Merger will be consummated on January 1, 1997. In the event the Merger is not consummated on or before April 30, 1997, either party may terminate the Merger Agreement or the parties may agree to extend the time for completion of the Merger.


Conditions To Consummation Of The Merger
----------------------------------------

         Consummation of the Merger is subject to a number of conditions, each of which may be waived by the party entitled thereto to the extent permissible by applicable law, including the following:

         (a) The receipt of all required regulatory approvals for the completion of the Merger and the expiration of any applicable waiting periods, with no such approval or authorization containing any provision which would be materially adverse to the merged businesses of Hastings Financial and First Financial;

         (b) The validity or legality of the transactions contemplated by the Merger Agreement shall not have been materially questioned by any suit, action, investigation by any governmental body or other legal or administrative proceedings;

         (c) The receipt of all consents required for the consummation of the Merger or for the prevention of any default under any contract, agreement or permit of First Financial or Hastings Financial which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined business affairs of First Financial and Hastings Financial;

         (d) Compliance by First Financial and Hastings Financial with their respective covenants and the truth of all representations and warranties as of the Effective Time;

         (e) The absence of any material adverse change in the financial condition, operations, corporate status or business of First Financial or Hastings Financial since December 31, 1995;

         (f) The receipt of opinions from First Financial's special counsel and from Hastings Financial's special counsel with respect to various corporate matters, due execution and delivery of the Merger Agreement and various other Merger related matters;

         (g) The receipt of an opinion of counsel, in form and substance satisfactory to First Financial and Hastings Financial, to the effect that, under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), no taxable gain or loss will be recognized by Hastings Financial, First Financial or their respective shareholders as a result of the Merger, except in respect of fractional share interests;

         (h) The receipt of letters from First Financial's independent accountants stating that they are not aware of any reason that First Financial is not in compliance with certain pooling-of-interests criteria and that the Merger can be accounted for as a pooling-of-interests from First Financial's perspective and the receipt of similar letters from Hastings Financial's independent accountants;

         (i) The receipt by First Financial of a satisfactory Phase I Environmental Site Assessment of the real estate owned or leased by Hastings Financial or, if such assessment is not satisfactory to First Financial, Hastings Financial and First Financial shall have reached agreement as to the remedial actions necessary to correct any unsatisfactory conditions; and

         (j) The approval of the Merger Agreement by Hastings Financial shareholders at the Special Meeting by at least a majority vote of the outstanding Hastings Financial shares.

         No assurance can be given that all of the conditions to the Merger will be satisfied or waived by any party permitted to do so.


Termination Of The Merger
-------------------------

         The Merger may be terminated at any time prior to the Effective Time under any one or more of the following circumstances:

         (a) By the mutual consent of the Boards of Directors of Hastings Financial and First Financial;

         (b) By First Financial if the holders of 2.00% or more of the outstanding shares of Hastings Financial Common Stock immediately prior to the Effective Time will be entitled to receive cash in exchange for their Hastings Financial shares pursuant to perfected dissenters' rights under the Michigan Business Corporation Act;

         (c) By Hastings Financial or First Financial if, prior to the Effective Time, the conditions to such party's obligation to consummate the Merger are not met;

         (d) By either Hastings Financial or First Financial if the requisite approval of the shareholders of Hastings Financial is not obtained or if the Merger is not consummated on or before April 30, 1997; or

         (e) By First Financial if the Average is less than $27.625 or by Hastings Financial if the Average is greater than $37.375, (in either case, as may be adjusted by the declaration of a stock dividend, stock split or other such recapitalization).


Management Following The Merger
-------------------------------

         If the Merger is consummated, Hastings Financial and First Financial will merge into a single corporation and First Financial will be the surviving corporation. The directors of First Financial at the Effective Time of the Merger will be the directors of the surviving corporation until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors as provided by law and the Regulations of the surviving corporation, the officers of First Financial at the Effective Time will be the officers of the Surviving Corporation.

         If the Merger is consummated, National Bank of Hastings, Hastings Financial's only subsidiary, will become a wholly owned subsidiary of First Financial. The directors of National Bank of Hastings at the Effective Time will continue to be directors until their successors are duly elected and qualified by First Financial as sole shareholder. Subject to the authority of the Board of Directors of National Bank of Hastings as provided by its By-Laws and as provided by law, the officers of National Bank of Hastings at the Effective Time will continue to be the officers of National Bank of Hastings until their successors are duly elected and qualified.

         As part of the terms of the Merger Agreement, Larry J. Kornstadt has agreed to remain in his current positions of President, CEO and Chairman of the Board of National Bank of Hastings for a period of six months following the Effective Time. Upon his retirement from the positions of President and CEO, Mr. Kornstadt will remain as Chairman of the Board of National Bank of Hastings for so long as mutually agreed to by Mr. Kornstadt and First Financial.


Interest Of Certain Persons In The Merger
-----------------------------------------

         The directors and officers of Hastings Financial and National Bank of Hastings have certain interests in the Merger in addition to their interests as shareholders of Hastings Financial generally. The Board of Directors of Hastings Financial was aware of these interests and considered them, among others, in approving the Merger Agreement.

         The Merger Agreement contains certain provisions regarding employee benefits. As soon as practicable after the Effective Date of the Merger, First Financial will make available to eligible employees and officers of National Bank of Hastings the same nonqualified employee benefit plans as then made available to similarly situated employees of other First Financial subsidiaries. Nonqualified employee benefit plans, fringe benefits and other employee practices and policies in effect at National Bank of Hastings immediately prior to the Effective Time will continue in effect until modified or terminated by First Financial.

         The First Financial Bancorp Thrift Plan (the "Thrift Plan"), which is a 401-K Plan, and the First Financial Bancorp Employees' Pension Plan (the "First Financial Pension Plan") cover the majority of the employees of First Financial and its subsidiaries. All employees who are 21 years of age and have completed one year of service are covered. The Thrift Plan is voluntary and participants may contribute up to 12.0% of base salary to the plan. Subject to the limitation described below, First Financial subsidiaries contribute $0.50 for each $1.00 a participant contributes. The matching contribution by First Financial subsidiaries is limited to 3.00% of each participant's base salary and all contributions become fully vested when made. Participants are 100% vested in the Pension Plan after five years of credited service. For more information about First Financial's Thrift Plan and Pension Plan, see First Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, previously incorporated by reference.

         The Pension Plan of the National Bank of Hastings (the "Hastings Pension Plan") will be merged into First Financial's Pension Plan as of the Effective Time of the Merger. If a First Financial Pension Plan participant was a Hastings Pension Plan participant immediately prior to the Effective Time, such participant's accrued benefit under the First Financial Pension Plan will consist of a past service benefit equal to the accrued benefit under the Hastings Pension Plan immediately prior to the Effective Time plus a future service benefit based upon the participant's service after the Effective Time with the companies participating in the First Financial Pension Plan. Service with National Bank of Hastings prior the Effective Time will be counted for eligibility and vesting purposes only under the First Financial Pension Plan.

         The National Bank of Hastings 401(k) Employee Savings Plan (the "Hastings Savings Plan") will continue in effect until the first January 1 or July 1 coinciding with or next following the Effective Time (the "Initial Entry Date"). As of the Initial Entry Date, National Bank of Hastings employees and officers may participate in First Financial's Thrift Plan. Service with National Bank of Hastings prior to the Effective Time will be counted for eligibility purposes under the Thrift Plan. After the Initial Entry Date, the Hastings Savings Plan may be maintained as a frozen plan for an indefinite period or it may be merged into the Thrift Plan. No contributions will be made to the Hastings Savings Plan with respect to compensation paid after the Initial Entry Date and the accounts of all participants in such plan will become fully vested and nonforfeitable on the Initial Entry Date.

         National Bank of Hastings has entered into a Deferred Compensation and Non-Compete Agreement with Larry J. Kornstadt, Chairman of the Board, President and CEO, and into Selective Retirement Plan agreements with six employees of the bank. The Merger Agreement provides that First Financial will honor these agreements.

         National Bank of Hastings entered into the Deferred Compensation and Non-Compete Agreement with Mr. Kornstadt on January 13, 1992. The Deferred Compensation and Non-Compete Agreement provides that while he is employed by National Bank of Hastings and for a period of five years after termination of his employment, Mr. Kornstadt may not render the services or make the investments listed below in a business entity engaged in a business determined by National Bank of Hastings Board of Directors to be in competition with National Bank of Hastings or any of its affiliates:

         (a) become an owner, director, employee, agent or independent contractor of such business;

         (b)      render advisory or other services for such business; or

         (c) make a financial investment, except for purchases solely for investment purposes of not more than 2.00% of stock or securities outstanding, in such business.

         The Deferred Compensation and Non-Compete Agreement also provides that, upon the earlier of Mr. Kornstadt's retirement, 58th birthday, death or disability or upon National Bank of Hastings' termination of his employment without good cause, National Bank of Hastings will immediately pay Mr. Kornstadt $24,000 and an additional $24,000 on the same day of each year thereafter for a period of four years. In the event of Mr. Kornstadt's death, the payments will be made to his spouse, if she survives him. National Bank of Hastings is not required to continue payments after the death of Mr. Kornstadt and the death of his spouse. If Mr. Kornstadt fails to observe the terms of the agreement, no further payments will be due and National Bank of Hastings will have no further liability under the terms of the agreement.

         The Selective Retirement Plans provide that, upon retirement at specified ages, National Bank of Hastings will make supplementary monthly payments for a period of not more than 120 months to the specified employee or to the employee's surviving spouse if the employee should die before collecting all the payments. If the employee should die before retirement, the employee's spouse will begin receiving monthly payments immediately. The Selective Retirement Plans also include a noncompete agreement ending ten years after the employee's retirement date. If employment is terminated prior to retirement, the benefits under the Selective Retirement Plan will be forfeited. Mr. Kornstadt is one of the six employees covered by a Selective Retirement Plan. Four of the six employees have retired and are currently receiving monthly payments.

         The directors and executive officers of Hastings Financial have indicated their intention to vote the shares of Hastings Financial Common Stock held by them in favor of the Merger Agreement. On the Record Date, such directors and executive officers as a group beneficially owned an aggregate of 41,110 shares of Hastings Financial Common Stock, which represented 51.09% of the shares issued and outstanding at that date.


Dissenters' Rights
------------------

         Each holder of Hastings Financial Common Stock has the right to dissent from the Merger and receive the fair value of such shares of Hastings Financial Common Stock in cash if the shareholder follows the procedures required under Sections 450.1761-450.1774 of the Michigan Business Corporation Act (the "MBCA") set forth in Appendix C, the material provisions of which are summarized below. Under the MBCA, a holder of Hastings Financial Common Stock may dissent and First Financial will pay to such shareholder the fair value of such shareholder's shares of Hastings Financial Common Stock if such shareholder (a) files with Hastings Financial, before the vote is taken, written notice of intent to demand payment for his or her shares and (b) does not vote in favor of the Merger. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, A HOLDER OF HASTINGS FINANCIAL SHARES WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS MUST (I) VOTE AGAINST, OR (II) ABSTAIN FROM VOTING ON SUCH APPROVAL AND ADOPTION. For purposes of Sections 450.1762-450.1774, the fair value of a dissenting shareholder's shares is the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless the exclusion would be inequitable.

         If the Merger is approved at the Hastings Financial Special Meeting of Shareholders, First Financial will deliver written dissenters' notice to those Hastings Financial shareholders who complied with the notice requirements. This dissenters' notice will be sent no later than ten days after the Effective Time of the Merger. The dissenters' notice will (a) state where payment demand must be sent and when certificates must be deposited, (b) supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the Merger and requires that the shareholder certify whether he or she acquired beneficial ownership of the shares before such date and (c) set a date by which the payment demand must be received, which date may be not less that 30 nor more than 60 days after the date the dissenters' notice was delivered to shareholders.

         A shareholder who sent a dissenters' notice must demand payment, certify whether he or she acquired beneficial ownership of the Hastings Financial Common Stock before the date required to be set forth in the dissenters' notice and deposit his or her certificates in accordance with the terms of the notice. Hastings Financial shareholders who do not demand payment or deposit certificates within the time set forth in the dissenters' notice lose all rights to payment for their Hastings Financial Common Stock under the provisions of Sections 450.1762-450.1774.

         Except for "after-acquired" shares, which are discussed below, within seven days after the Effective Time or receipt of a payment demand, whichever is later, First Financial will pay each dissenter the amount First Financial estimates to be the fair value of the shares plus accrued interest. The payment will be accompanied by (a) Hastings Financial's balance sheet as of the most recent fiscal year end, an income statement and a statement of changes in shareholders' equity for that year plus the latest available interim financial statements; (b) First Financial's estimate of the fair value of the Hastings Financial Common Stock; (c) an explanation of how interest was calculated; and
(d) a statement of the dissenter's right to make a supplemental demand for payment if the shareholder believes that the amount paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

         Hastings Financial Common Stock acquired after the date of the first announcement to the news media or Hastings Financial shareholders of the terms of the Merger still qualify for dissenters' rights, but the holder of these shares may receive different and somewhat less favorable treatment than those shares acquired before such announcements. First Financial, at its election, may withhold payment from a dissenter who holds "after acquired" shares, at a time when payment to other shareholders is required. Should First Financial elect to withhold payment, First Financial, after the Effective Time, will estimate the fair value of the dissenter's shares plus interest and offer to pay this amount to each dissenter who agrees to accept it in full satisfaction. Along with its offer, First Financial will send a statement of its estimate of the fair value of the shares, an explanation of how interest was calculated and a statement of the dissenter's right to make a supplemental demand for payment if the shareholder believes that the amount offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

         In the event a shareholder believes the payment received, or the amount offered in the case of after-acquired shares, is less than the fair value of his or her shares or that the interest due is incorrectly calculated, he or she must notify First Financial in writing of his or her own estimate of the fair value of the shares and interest due and make a supplemental demand for payment of the amount he or she believes to be owing. This right is waived unless the dissenter makes his or her demand within 30 days after First Financial made or offered payment for his or her shares.

         If a supplemental demand remains unsettled, First Financial shall commence a proceeding within 60 days after receiving the demand and petition the circuit court of Barry County to determine the fair value and accrued interest. Should First Financial fail to do so, it must pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount by which the court determined fair value of the shares plus interest exceeds the amount paid by First Financial or, in the case of after-acquired shares for which payment was not made, the total amount of the fair value plus interest.

         A PROXY OR VOTE AGAINST THE MERGER WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

         THE ABOVE SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE MBCA IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTIONS 450.1761-450.1774 OF THE MBCA. THE TEST OF SECTIONS 450.1761-450.1774 IS ATTACHED HERETO AS APPENDIX C.

         SHAREHOLDERS OF HASTINGS FINANCIAL INTENDING TO EXERCISE DISSENTERS' RIGHTS ARE URGED TO SEEK THE ADVICE OF COUNSEL. FAILURE TO COMPLY WITH ALL REQUIREMENTS OF SECTIONS 450.1761-450.1774 OF THE MBCA WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

         The Merger Agreement includes a provision that First Financial may terminate the Merger Agreement before the Merger becomes effective if the number of shares of Hastings Financial Common Stock for which Dissenters' Rights are perfected is 2.00% or more of the outstanding shares of Hastings Financial Common Stock.

         The Board of Directors of Hastings Financial has determined that the Merger is fair to and in the best interest of Hastings Financial's shareholders and has recommended that the Hastings Financial shareholders vote in favor of the Merger.

Federal Income Tax Consequences Of The Merger
---------------------------------------------

         Assuming that (i) the Merger constitutes a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code; (ii) after the transaction, First Financial, as successor of Hastings Financial, will hold substantially all of Hastings Financial's assets; and (iii) in the transaction, the Hastings Financial shareholders will exchange an amount of stock constituting control of Hastings Financial solely for First Financial Common Stock; the following is a summary of the tax consequences which will result:

         (1) No gain or loss will be recognized by Hastings Financial shareholders who exchange all of their Hastings Financial Common Stock for First Financial Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of receipt of a fractional share of First Financial Common Stock.

         (2) The basis of the First Financial Common Stock (including fractional share interests) received by Hastings Financial shareholders who exchange all of their Hastings Financial Common Stock for First Financial Common Stock will be the same as the basis of the Hastings Financial Common Stock surrendered in exchange therefor.

         (3) The holding period of the First Financial Common Stock (including fractional share interests) received by Hastings Financial shareholders who exchange all of their Hastings Financial Common Stock for First Financial Common Stock will include the period during which the Hastings Financial Common Stock was held, provided the Hastings Financial Common Stock was held as a capital asset on the date of the exchange.

         (4) Where a cash payment is received by a Hastings Financial shareholder in lieu of fractional shares of First Financial Common Stock, the cash payment will be treated as a distribution in redemption of the fractional share interest by First Financial, subject to the provisions and limitations of
                  Section 302 of the Internal Revenue Code. Where such exchange qualifies under Section 302(a) of the Internal Revenue Code, such shareholder will recognize a capital gain or loss provided that the Hastings Financial Common Stock was held as a capital asset on the date of the Merger.

         (5) Any Hastings Financial shareholder who perfects dissenters' rights and receives solely cash in exchange for such shareholder's Hastings Financial Common Stock shall be treated as having received such cash as a distribution in redemption of the Hastings Financial Common Stock subject to the provisions and limitations of Section 302 of the Internal Revenue Code. Where, as a result of such distribution, such Hastings Financial shareholder owns no First Financial Common Stock, either directly or through the application of the constructive ownership rules of Section 318(a) of the Internal Revenue Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Internal Revenue Code and the cash will be treated as a distribution in full payment and exchange for Hastings Financial Common Stock as provided in Section 302(a) of the Internal Revenue Code. Gain or loss will be realized and recognized to such Hastings Financial shareholder in an amount equal to the difference between the redemption price and the adjusted basis of the Hastings Financial Common Stock surrendered in exchange therefor.

         (6) No gain or loss will be recognized by Hastings Financial or First Financial in connection with the transaction.

         Receipt of an opinion of tax counsel (the "Tax Opinion") with respect to the above is a condition precedent to consummation of the Merger.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON THE CODE, TREASURY REGULATIONS, CASE LAW AND INTERNAL REVENUE SERVICE RULINGS AS IN EFFECT ON THE DATE HEREOF WITHOUT CONSIDERATION OF THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SITUATION OF ANY HASTINGS FINANCIAL SHAREHOLDER. THIS DISCUSSION ASSUMES THAT HASTINGS FINANCIAL SHAREHOLDERS HOLD THEIR HASTINGS FINANCIAL COMMON STOCK AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE CODE. SPECIAL TAX CONSIDERATIONS NOT DISCUSSED HEREIN MAY BE APPLICABLE TO PARTICULAR CLASSES OF TAXPAYERS, SUCH AS BROKER-DEALERS, OR TO ANY SHAREHOLDER WHO ACQUIRED HASTINGS FINANCIAL COMMON STOCK THROUGH THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF EXISTING AND PROPOSED FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


Accounting Treatment
--------------------

         It is anticipated that the Merger will be accounted for as a pooling-of-interests. The receipt by First Financial of letters from its independent accountants stating that they are not aware of any reason that First Financial is not in compliance with the pooling-of-interests criteria and that the Merger can be accounted for as a pooling-of-interests from First Financial's perspective and the receipt of similar letters from Hastings Financial's independent accountants is a condition precedent to the respective party's obligation to consummate the Merger.

Regulatory Considerations
-------------------------

         The proposed transaction requires the approval of the Federal Reserve Board under section 3(a)(5) of the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act provides that the Federal Reserve Board may not approve any transaction which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or any transaction the effect of which in any section of the United States may be substantially to lessen competition or to tend to create a monopoly or which in any other manner might restrain trade, unless the Federal Reserve Board determines that the anti-competitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

         The Merger may generally not be consummated for fifteen days after the receipt of Federal Reserve Board approval. Such fifteen day period will become thirty days, however, if the United States Department of Justice issues an adverse comment relating to competitive factors. During such fifteen or thirty day period, the United States Department of Justice may commence legal action challenging the Merger under the Federal Anti-trust Laws. If the Justice Department does not commence a legal action during such period, the Merger may be consummated and the Justice Department may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman AntiTrust Act.

         An application requesting approval was submitted to the Federal Reserve Board on ____________ ___, 1996. First Financial and Hastings Financial anticipate that the Merger will be approved by the Federal Reserve Board and will not be challenged by the Justice Department under the anti-trust laws. However, there can be no assurance that the Federal Reserve Board and the Justice Department will concur in this assessment.


Pro Forma Unaudited Financial Information
-----------------------------------------

         The following pro forma unaudited consolidated balance sheet as of June 30, 1996 and the pro forma unaudited consolidated statements of earnings for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 indicate the pro forma effects of the merger of Hastings Financial into First Financial and the issuance of shares of First Financial Common Stock in exchange for all of the outstanding Hastings Financial Common Stock using the pooling-of-interests method of accounting. Each share of Hastings Financial Common Stock will be canceled and extinguished in consideration and exchange for a number of shares of First Financial Common Stock equal to the Exchange Ratio. The pro forma information has been calculated assuming the issuance of 301,887 shares of First Financial Common Stock, which is the number of shares which would have been issued if the Merger was effective on September 3, 1996.

         The pro forma information is based on the historical financial statements of the organizations presented giving effect to the accounting method proposed and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. These pro forma unaudited statements are presented for illustrative purposes only and may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma unaudited financial statements should be read in conjunction with the audited and unaudited financial statements and related notes set forth or incorporated by reference in this Proxy Statement-Prospectus.

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                                AT JUNE 30, 1996


                                                           First       Hastings    Consolidated
                                                         Financial     Financial    Pro Forma
                                                         ---------     ---------    ---------
                                                                  (Dollars in thousands)
ASSETS
Cash and due from banks                                $   100,805    $  3,249    $   104,054
Interest-bearing deposits with other banks                   6,385           0          6,385
Federal funds sold and securities purchased
  under agreements to resell                                 4,451       2,800          7,251
Investment securities                                      385,738      12,060        397,798
Loans, net of unearned income and
  allowance for loan losses                              1,591,624      26,826      1,618,450
Premises and equipment                                      41,498       1,017         42,515
Accrued interest and other assets                           44,880         895         45,775
                                                       -----------    --------    -----------
       TOTAL ASSETS                                    $ 2,175,381    $ 46,847    $ 2,222,228
                                                       ===========    ========    ===========

LIABILITIES
Deposits                                               $ 1,811,404    $ 40,736    $ 1,852,140
Short term borrowings                                       87,151           0         87,151
Long term borrowings                                         4,541           0          4,541
Accrued interest and other liabilities                      23,446         831         24,277
                                                       -----------    --------    -----------
      TOTAL LIABILITIES                                  1,926,542      41,567      1,968,109

SHAREHOLDERS' EQUITY
  Common stock                                             107,111          79 (A)    109,526
  Surplus                                                   12,611         731 (A)     11,006
  Retained earnings                                        130,074       4,489        134,563
  Treasury stock, at cost                                     (464)          0           (464)
  Unrealized net gain (losses) on securities
    available-for-sale, net of deferred income taxes          (244)        (19)          (263)
  Restricted stock awards                                     (249)          0           (249)
                                                       -----------    --------    -----------
      TOTAL SHAREHOLDERS' EQUITY                           248,839       5,280        254,119
                                                       -----------    --------    -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 2,175,381    $ 46,847    $ 2,222,228
                                                       ===========    ========    ===========

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
39.

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                         First      Hastings   Consolidated
                                       Financial    Financial   Pro Forma
                                       ---------    ---------   ---------
                                 (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees              $    70,112      $ 1,260       $71,372
  Investment securities                   12,516          320        12,836
  Other                                      568           52           620
                                     -----------      -------    ----------
    Total interest income                 83,196        1,632        84,828
INTEREST EXPENSE:
  Deposits                                32,646          560        33,206
  Short-term borrowings                    1,095            0         1,095
  Long-term borrowings                       115            0           115
                                     -----------      -------    ----------
    Total interest expense                33,856          560        34,416
                                     -----------      -------    ----------
    Net interest income                   49,340        1,072        50,412
  Provision for loan losses                1,370            9         1,379
                                     -----------      -------    ----------
       Net interest income after
        provision for loan losses         47,970        1,063        49,033
NONINTEREST INCOME                        10,662          194        10,856
NONINTEREST EXPENSES                      33,917          775        34,692
                                     -----------      -------    ----------
       INCOME BEFORE INCOME TAXES         24,715          482        25,197
Income tax expense                         7,844          146         7,990
                                     -----------      -------    ----------
       NET EARNINGS                  $    16,871      $   336       $17,207
                                     ===========      =======    ==========

NET EARNINGS PER SHARE               $      1.28      $  4.41       $  1.27
                                     ===========      =======    ==========

AVERAGE SHARES OUTSTANDING            13,203,147       76,130    13,505,034 (B)
                                     ===========      =======    ==========


             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995

                                        First     Hastings   Consolidated
                                      Financial   Financial   Pro Forma
                                      ---------   ---------   ---------
                                  (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees              $    61,385      $ 1,056    $   62,441
  Investment securities                   11,752          421        12,173
  Other                                      169           16           185
                                     -----------      -------    ----------
    Total interest income                 73,306        1,493        74,799
INTEREST EXPENSE:
  Deposits                                27,503          523        28,026
  Short-term borrowings                    2,468            0         2,468
  Long-term borrowings                         0            0             0
                                     -----------      -------    ----------
    Total interest expense                29,971          523        30,494
                                     -----------      -------    ----------
    Net interest income                   43,335          970        44,305
  Provision for loan losses                  619            3           622
                                     -----------      -------    ----------
       Net interest income after
        provision for loan losses         42,716          967        43,683
NONINTEREST INCOME                        10,137          255        10,392
NONINTEREST EXPENSES                      31,236          794        32,030
                                     -----------      -------    ----------
       INCOME BEFORE INCOME TAXES         21,617          428        22,045
Income tax expense                         6,259          100         6,359
                                     -----------      -------    ----------
       NET EARNINGS                  $    15,358      $   328    $   15,686
                                     ===========      =======    ==========

NET EARNINGS PER SHARE               $      1.26      $  4.26    $     1.25
                                     ===========      =======    ==========

AVERAGE SHARES OUTSTANDING            12,208,840       76,915    12,510,727 (B)
                                     ===========      =======    ==========

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
39.

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                     First        Hastings   Consolidated
                                     Financial    Financial  Pro Forma
                                     ---------    ---------  ---------
                                  Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans, including fees              $   129,058    $ 2,137    $   131,195
  Investment securities                   24,024        771         24,795
  Other                                      769         97            866
                                     -----------    -------    -----------
    Total interest income                153,851      3,005        156,856
INTEREST EXPENSE:
  Deposits                                59,413      1,074         60,487
  Short-term borrowings                    4,051          1          4,052
  Long-term borrowings                        52          0             52
                                     -----------    -------    -----------
    Total interest expense                63,516      1,075         64,591
                                     -----------    -------    -----------
    Net interest income                   90,335      1,930         92,265
  Provision for loan losses                2,108         34          2,142
                                     -----------    -------    -----------
       Net interest income after
        provision for loan losses         88,227      1,896         90,123
NONINTEREST INCOME                        20,558        469         21,027
NONINTEREST EXPENSES                      63,345      1,561         64,906
                                     -----------    -------    -----------
       INCOME BEFORE INCOME TAXES         45,440        804         46,244
Income tax expense                        13,651        188         13,839
                                     -----------    -------    -----------
       NET EARNINGS                  $    31,789    $   616    $    32,405
                                     ===========    =======    ===========

NET EARNINGS PER SHARE               $      2.55    $  8.10    $      2.53
                                     ===========    =======    ===========

AVERAGE SHARES OUTSTANDING            12,488,168     76,036     12,790,055 (B)
                                     ===========    =======    ===========


             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                     First          Hastings   Consolidated
                                     Financial      Financial  Pro Forma
                                     ---------      ---------  ---------
                                  (Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans, including fees              $   104,936    $ 1,833    $   106,769
  Investment securities                   27,905      1,003         28,908
  Other                                      663         70            733
                                     -----------    -------    -----------
    Total interest income                133,504      2,906        136,410
INTEREST EXPENSE:
  Deposits                                47,042      1,009         48,051
  Short-term borrowings                    2,421          0          2,421
  Long-term borrowings                       124          0            124
                                     -----------    -------    -----------
    Total interest expense                49,587      1,009         50,596
                                     -----------    -------    -----------
    Net interest income                   83,917      1,897         85,814
  Provision for loan losses                1,268          3          1,271
                                     -----------    -------    -----------
       Net interest income after
        provision for loan losses         82,649      1,894         84,543
NONINTEREST INCOME                        17,462        317         17,779
NONINTEREST EXPENSES                      62,139      1,670         63,809
                                     -----------    -------    -----------
       INCOME BEFORE INCOME TAXES         37,972        541         38,513
Income tax expense                         9,799        138          9,937
                                     -----------    -------    -----------
       NET EARNINGS                  $    28,173    $   403    $    28,576
                                     ===========    =======    ===========

NET EARNINGS PER SHARE               $      2.31    $  5.08    $      2.28
                                     ===========    =======    ===========

AVERAGE SHARES OUTSTANDING            12,210,753     79,249     12,512,640 (B)
                                     ===========    =======    ===========

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
39.

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1993



                                        First       Hastings  Consolidated
                                      Financial     Financial  Pro Forma
                                      ---------     ---------  ---------
                                  (Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans, including fees              $    99,333    $ 1,798    $   101,131
  Investment securities                   30,022      1,043         31,065
  Other                                    1,384         76          1,460
                                     -----------    -------    -----------
    Total interest income                130,739      2,917        133,656
INTEREST EXPENSE:
  Deposits                                50,862      1,056         51,918
  Short-term borrowings                      790          0            790
  Long-term borrowings                       228          0            228
                                     -----------    -------    -----------
    Total interest expense                51,880      1,056         52,936
                                     -----------    -------    -----------
    Net interest income                   78,859      1,861         80,720
  Provision for loan losses                3,747          0          3,747
                                     -----------    -------    -----------
       Net interest income after
        provision for loan losses         75,112      1,861         76,973
NONINTEREST INCOME                        19,589        280         19,869
NONINTEREST EXPENSES                      62,038      1,510         63,548
                                     -----------    -------    -----------
       INCOME BEFORE INCOME TAXES         32,663        631         33,294
Income tax expense                         7,469        219          7,688
                                     -----------    -------    -----------
       NET EARNINGS                  $    25,194    $   412    $    25,606
                                     ===========    =======    ===========

NET EARNINGS PER SHARE               $      2.06    $  5.23    $      2.05
                                     ===========    =======    ===========

AVERAGE SHARES OUTSTANDING            12,211,405     78,883     12,513,292 (B)
                                     ===========    =======    ===========

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
39.

       NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
       ------------------------------------------------------------------


General
-------

         Reclassification of information has been made at times to provide consistency in the presentation of financial information for the corporations involved. These reclassifications are not material in nature and had no effect on net earnings.

         Listed below are certain costs that are directly attributable to the Merger and some of these can reasonably be expected to be included in the expenses of First Financial during the next 12 months. At June 30, 1996, approximately $16,000 of the costs listed below have already been paid and expensed or accrued and expensed by Hastings Financial. Those costs not previously paid or accrued were not considered in the preparation of the Pro Forma Unaudited Consolidated Financial Statements.

         Classification                      Amount
         --------------                      ------
                                        (Dollars in thousands)

         Legal                              $    40
         Accounting                              75
         Financial advisor                      120
         Regulatory filing fees                  10
         Other                                   10
                                            -------
         Total                              $   255
                                            =======


(A) First Financial is offering to exchange shares of First Financial Common Stock for outstanding shares of Hastings Financial Common Stock. The exact number of First Financial shares to be issued for each share of Hastings Financial Common Stock is not yet known. It will be calculated by dividing the Merger Price by the Average, which quotient will be further divided by the aggregate number of shares of Hastings Financial Common Stock issued and outstanding immediately prior to the Effective Time. The Exchange Ratio will be appropriately adjusted in the event of the subdivision or split of the outstanding First Financial Common Stock, a capital reorganization, or a reclassification or recapitalization affecting First Financial Common Stock.

         If the Merger was consummated on September 3, 1996, the Average would be $33.125, the Exchange Ratio would be 3.751871 shares of First Financial Common Stock for each share of Hastings Financial Common Stock, and the number of shares of First Financial Common Stock to be issued would be 301,887 shares.

(B) The par value of First Financial Common Stock is $8.00 per share, while the par value of Hastings Financial Common Stock is $1.00 per share. Assuming an Exchange Ratio of 3.751871, the additional par value of the shares of First Financial Common Stock issued, in the aggregate, over the par value of Hastings Financial Common Stock, in the aggregate, is transferred from surplus, as shown in the table below:


                                                     Hastings                        Hastings
                                                     Financial    Transfer from      Financial
                                                      Actual         Surplus         Pro Forma
                                                      ------         -------         ---------
                                                              (Dollars in thousands)

         Common stock                               $   79        $2,336              $2,415
         Surplus                                       731        (2,336)             (1,605)
                                                     ------        ------             ------
         Total common stock and surplus             $  810        $    0              $  810
                                                     ======        ======             ======



         The consolidated pro forma shareholders' equity per share was calculated assuming the issuance of 301,887 shares of First Financial Common Stock at an Average equal to $33.125, which is the Average that would have been in effect if the Merger was effective September 3, 1996. The use of the number of shares is for illustrative purposes only and does not attempt to predict the actual number of shares to be issued in the Merger.

                        INFORMATION ABOUT FIRST FINANCIAL


         Information about First Financial is included in the First Financial Form 10-K, previously incorporated herein by reference, and in First Financial's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1996, previously incorporated herein by reference.

              INFORMATION ABOUT THE BUSINESS OF HASTINGS FINANCIAL


General
-------

         Hastings Financial, a bank holding company, was established in 1988 and is headquartered in Hastings, Michigan, the county seat of Barry County. The holding company's wholly owned subsidiary, National Bank of Hastings, was chartered by the Office of the Comptroller of the Currency as a national bank in 1933. National Bank of Hastings conducts its business through a main office located in Hastings, Michigan and a full service branch located in Wayland, Michigan. Its primary market area includes the cities of Hastings and Wayland and the contiguous areas within Barry and Allegan Counties, Michigan. The economic base of National Bank of Hastings' primary market area is primarily agriculture, but also includes light manufacturing, recreational areas and service companies.

         As of June 30, 1996, Hastings Financial had total assets of approximately $47 million, total deposits of approximately $41 million and shareholders' equity of approximately $5 million. It had 35 employees at June 30, 1996.

         National Bank of Hastings has operated as a traditional community bank since its founding. As with many community banks, its lending focus has been strongly real estate and installment lending oriented. At December 31, 1995, approximately 48.7% and 47.9% of its lending portfolio was comprised of real estate and installment loans, respectively. The balance of its loan portfolio is comprised primarily of commercial loans. Lendable funds are obtained primarily from deposits and loan principal payments. National Bank of Hastings offers a full line of checking and NOW accounts, passbook savings, certificates of deposit and individual retirement accounts. In addition to originating loans, National Bank of Hastings invests in U.S. treasury and government agency securities, corporate notes and municipal securities.


Competition
-----------

         National Bank of Hastings competes for deposits with other commercial banks, savings associations, savings banks, credit unions and with issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates, service and convenience of office location.

         In making loans, National Bank of Hastings competes with other commercial banks, savings associations, savings banks, consumer finance companies, credit unions, leasing companies, mortgage companies, and other lenders. National Bank of Hastings competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

Regulation
----------

         Hastings Financial, as a bank holding company, is subject to supervision and/or regular examination by the Federal Reserve Board and the Federal Deposit Insurance Corporation (the "FDIC"). National Bank of Hastings, as a national bank, is subject to supervision and regular examination by the Office of the Comptroller of the Currency, as primary regulator, and by the FDIC, as backup regulator.


Properties
----------

         National Bank of Hastings operates a main office in Hastings, Michigan and a branch office in Wayland, Michigan. All offices are owned by National Bank of Hastings. Hastings Financial does not directly own any real property.


Legal Proceedings
-----------------

         Neither Hastings Financial nor National Bank of Hastings is presently involved in any legal proceedings of a material nature. From time to time, National Bank of Hastings is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by National Bank of Hastings.


Certain Transactions With Hastings Financial
--------------------------------------------

         At December 31, 1995, certain directors and executive officers of Hastings Financial and members of the immediate families of such directors and executive officers were indebted to National Bank of Hastings in the aggregate amount of approximately $175,000. Such indebtedness was incurred in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. All such loans were current at December 31, 1995 and June 30, 1996 and are not considered to involve more than the normal risk of collectibility or to present other unfavorable features.

Selected Financial Data
-----------------------

         The following table sets forth certain information concerning the financial condition, earnings and other data regarding Hastings Financial at the dates and for the periods indicated:

Financial condition               At June 30,                        At December 31,
and other data:               -----------------     ----------------------------------------------
                                1996      1995      1995      1994      1993      1992      1991
                              -----------------     ----------------------------------------------
                                                      (Dollars in thousands)

Total amount of:
Assets                        $46,847   $44,489   $46,140   $45,797   $44,690   $46,556   $39,576
  Investment securities:
    Held-to-maturity           10,428    11,704    10,767    13,292    18,497    17,009    11,611
    Available-for-sale          1,632     2,097     1,655     4,578         0         0         0
  Loans receivable, net of
    unearned income, deferred
    loan fees and allowance
    for loan losses            26,826    23,970    24,964    23,154    18,701    19,668    21,105
  Deposits                     40,736    38,994    40,442    39,958    39,644    41,780    35,225
  Shareholders' equity          5,280     4,756     4,914     4,571     4,368     4,085     3,872


                            Six months ended
Earnings and other              June 30,                     Year ended December 31,
data:                      -----------------     -------------------------------------------------
                              1996      1995        1995      1994      1993      1992      1991
                           -----------------     -------------------------------------------------
                                                 (Dollars in thousands, except per share data)

Interest income           $1,632       $1,493       $3,005    $2,906    $2,917    $3,256    $3,387
Interest expense             560          523        1,075     1,009     1,056     1,349     1,645
                          ------       ------       ------    ------    ------    ------    ------
Net interest income        1,072          970        1,930     1,897     1,861     1,907     1,742
Provision for
  loan losses                  9            3           34         3         0         5        25
                          ------       ------       ------    ------    ------    ------    ------
Net interest income
  after provision for
  loan losses              1,063          967        1,896     1,894     1,861     1,902     1,717
Other income                 194          255          469       317       280       295       289
Other expenses               775          794        1,561     1,670     1,510     1,484     1,464
                          ------       ------       ------    ------    ------    ------    ------
Earnings before
  income taxes               482          428          804       541       631       713       542
Income taxes                 146          100          188       138       219       198       166
                          ------       ------       ------    ------    ------    ------    ------
Net earnings              $  336       $  328       $  616    $  403    $  412    $  515    $  376
                          ======       ======       ======    ======    ======    ======    ======

Net earnings per share    $ 4.41       $ 4.26       $ 8.10    $ 5.08    $ 5.23    $ 6.57    $ 4.77
                          ======       ======       ======    ======    ======    ======    ======

Dividends per share       $ 1.25       $ 0.00       $ 2.25    $ 1.75    $ 1.65    $ 1.65    $ 1.65
Return on equity (net
  earnings divided by
  average equity)          13.18%(1)    14.07%(1)    12.98%     8.49%     9.21%    12.57%     9.43%
Return on assets (net
  earnings divided by
  average total assets)     1.45%(1)     1.45%(1)     1.37%     0.89%     0.92%     1.20%     0.97%
Dividend payout ratio
  (dividends declared
  per share divided by
  net earnings per
  share)                   28.34%         N/A        27.78%    34.45%    31.55%    25.11%    34.59%
Book value per common
  share                   $66.45       $63.02       $65.12    $58.33    $55.74    $52.12    $49.41
Average shareholders'
  equity to average
  total assets             10.96%       10.33%       10.58%    10.47%    10.00%     9.45%    10.23%

------
(1)  Annualized

Analysis Of Net Interest Income
-------------------------------

         The following table sets forth for the years ended December 31, 1995, 1994 and 1993 the average balances of major categories of interest earning assets and interest bearing liabilities, interest income earned and interest expense paid during such periods and the related weighted average rates for Hastings Financial.

                                                                           Year ended December 31,
                                                   1995                             1994                        1993
                                     -----------------------------   ------------------------------  ----------------------------
                                     Average     Interest            Average   Interest               Average   Interest
                                     Outstanding  Earned/   Yield/ Outstanding  Earned/      Yield/ Outstanding  Earned/    Yield/
                                       Balance      Paid     Rate    Balance      Paid        Rate    Balance      Paid      Rate
                                       -------      ----     ----    -------      ----        ----    -------      ----      ----
                                                                            (Dollars in thousands)


Interest-earning assets:
  Loans receivable (1)               $ 23,691   $  2,137    9.02%    $19,958    $1,833        9.18%   $18,696   $1,798         9.62%
  Investment securities:
    Taxable                            11,161        617    5.53%     14,032       811        5.78%    14,041      894         6.37%
    Tax-exempt (2)                      3,059        234    7.65%      4,353       291        6.69%     4,165      226         5.43%
  Federal funds sold                    1,687         97    5.75%      1,693        70        4.13%     2,389       76         3.18%
                                      -------     ------            ----------  -------                ------   -------
  Total interest-earning assets        39,598      3,085    7.79%     40,036     3,005        7.51%    39,291    2,994         7.62%
Noninterest-earning assets:
  Allowance for loan losses              (174)                          (174)                            (195)
  Other                                 5,423                          5,465                            5,664
                                     --------                       --------                          -------
Total assets                         $ 44,847                       $ 45,327                          $44,760
                                     ========                       ========                          =======

Interest-bearing liabilities:
  Demand deposits                    $ 12,471        428    3.43%    $13,716       408        2.97%   $13,743      411         2.99%
  Savings deposits                     11,018        299    2.71%     11,340       308        2.72%    10,978      309         2.81%
  Time deposits                         6,974        347    4.98%      7,446       293        3.93%     8,160      336         4.12%
  Federal Funds purchased                   8          1   12.50%          3         0        0.00%         0        0         0.00%
                                      -------     ------             -------    ------                -------   ------
  Total interest-bearing liabilities   30,471      1,075    3.53%     32,505     1,009        3.10%    32,881    1,056         3.21%
                                                 -------                        ------                          ------
Noninterest-bearing liabilities
  Noninterest-bearing demand deposits   8,763                          7,370                            6,759
  Other liabilities                       867                            706                              645
                                      -------                         ------                            -----
Total liabilities                      40,101                         40,581                           40,285
Stockholders' equity                    4,746                          4,746                            4,475
                                      -------                         ------                          -------
Total liabilities and
  stockholders' equity               $ 44,847                       $ 45,327                       $   44,760
                                      =======                         ======                       ==========

Net interest income;
interest rate spread                            $  2,010    4.26%             $  1,996        4.41%             $1,938         4.41%
                                                 =======   ======             ========      =======             ======        =====

Net interest margin (net interest
  income as a percent of average
  interest-earning assets)                                  5.08%                             4.99%                            4.93%
                                                          =======                            ======                           ======

Average interest-earning assets to
average interest-bearing liabilities                       130.0%                            123.2%                           119.5%
                                                           =====                             =====                            =====

 ------------------
(1)  For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding and loan fees are included in interest on loans receivable. The inclusion of nonaccrual loans and fees does not have a material effect on either the average balance or the average yield.
(2)  Interest income on tax-exempt investments has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 34.0%.

Interest Income And Expense Rate/Volume Analysis
------------------------------------------------

         The table below describes the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected Hastings Financial's interest income and expense during the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

                                                    Year ended December 31,
                                     -------------------------------------------------
                                          1995 vs. 1994             1994 vs. 1993
                                          -------------             -------------
                                       Increase (decrease)        Increase (decrease)
                                          due to                    due to
                                          ------                    ------
                                     Volume    Rate    Total    Volume   Rate    Total
                                     ------    ----    -----    ------   ----    -----
                                                     (Dollars in thousands)

Interest income attributable to:
  Loans receivable                   $ 336    $ (32)   $ 304    $ 105    $(70)   $ 35
  Investment securities:
    Taxable                           (160)     (34)    (194)      (1)    (82)    (83)
    Tax-exempt (1)                    (111)      54      (57)      11      54      65
  Federal funds sold                     0       27       27      (25)     19      (6)
                                     -----    -----    -----    -----    ----    ----

  Total interest income                 65       15       80       90     (79)     11

Interest expense attributable to:
  Interest-bearing demand deposits     (29)      49       20       (1)     (2)     (3)
  Savings deposits                      (9)       0       (9)      10     (11)     (1)
  Time deposits                        (17)      71       54      (29)    (14)    (43)
  Federal funds purchased                0        1        1        0       0       0
                                     -----    -----    -----    -----    ----    ----
  Total interest expense               (55)     121       66      (20)    (27)    (47)
                                     -----    -----    -----    -----    ----    ----

Increase (decrease) in net
  interest income                    $ 120    $(106)   $  14    $ 110    $(52)   $ 58
                                     =====    =====    =====    =====    ====    ====
----------------

(1) Interest income on tax-exempt investments has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 34.0%.


Investment Securities
---------------------

         The following table sets forth the carrying amount of investment securities at December 31, 1995 and 1994. Investment securities classified as held-to-maturity are recorded at amortized cost and those classified as available-for-sale are recorded at fair value.

                                Held-to-Maturity    Available-for-Sale
                                ----------------    ------------------
                                  December 31,        December 31,
                                  ------------        ------------
                              1995         1994      1995      1994
                            --------     --------   -------   ------
                                        (Dollars in thousands)


U.S. treasury and
  government agencies         $ 7,510    $ 9,945    $1,436    $1,870
Obligations of states and
  political subdivisions        2,907      2,981         0     2,500
Other corporate securities        251        254       219       208
Mortgage-backed securities         99        112         0         0
                              -------    -------    ------    ------
Total                         $10,767    $13,292    $1,655    $4,578
                              =======    =======    ======    ======

         The following table presents the contractual maturities or terms to repricing of investment debt securities and the weighted average yield at December 31, 1995.

                                      Due 0-1 year     Due 1-5 years    Due 5-10 years     Due after 10
                                         after             after             after         years after
                                        12-31-95          12-31-95         12-31-95          12-31-95            Totals
                                        --------          --------         --------          --------            ------
                                     Amount   Yield    Amount   Yield    Amount   Yield    Amount   Yield    Amount   Yield
                                     ------   -----    ------   -----    ------   -----    ------   -----    ------   -----
                                                                  (Dollars in thousands)

HELD-TO-MATURITY:
U.S. treasury and
  government agencies              $   751   6.85%   $ 6,759   4.99%   $     0   0.00%   $     0   0.00%   $ 7,510   5.18%
Obligations of states and
  political subdivisions(1)            369   5.85%     1,149   7.35%     1,389   7.53%         0   0.00%     2,907   7.25%
Other corporate securities             251   8.35%         0   0.00%         0   0.00%         0   0.00%       251   8.35%
Mortgage-backed securities               0   0.00%         0   0.00%         0   0.00%        99   5.75%        99   5.75%
                                   -------           -------           -------           -------           -------
  Total Held-to-Maturity           $ 1,371   6.86%   $ 7,908   5.33%   $ 1,389   7.53%   $    99   5.75%   $10,767   5.82%
                                   =======  =====    =======  =====    =======  =====    =======  =====    =======  =====

AVAILABLE-FOR-SALE:
U.S. treasury and
  government agencies              $   465   7.86%  $   971   4.70%    $     0   0.00%   $     0   0.00%   $ 1,436   5.72%
Other corporate securities               0   0.00%      219   8.46%          0   0.00%         0   0.00%       219   8.46%
                                   -------          -------             ------           -------           -------
  Total Available-for-Sale         $   465   7.86%  $ 1,190   5.39%     $    0   0.00%   $     0   0.00%   $ 1,655   6.08%
                                   =======  =====   =======  =====      ======  =====    =======  =====    =======  =====

--------------------
(1) Yields on tax-exempt investments have been computed on a tax equivalent basis using a marginal federal income tax rate of 34.0%.


         At December 31, 1995 there were no holdings of securities of any one issuer, other than the U.S. government and its agencies and corporations, in an amount greater than 10% of shareholders' equity.


Loan Portfolio
--------------

         LOAN PORTFOLIO COMPOSITION. Hastings Financial's primary lending area are the cities of Hastings and Wayland, Michigan and the contiguous area in Barry and Allegan Counties, Michigan.

         The following table presents certain information in respect of the composition of Hastings Financial's loan portfolio at the dates indicated:

                                                 At December 31,
                                                 ---------------
                                              1995             1994
                                            ----------     --------
                                              (Dollars in thousands)

         Commercial and agricultural        $   695         $    517
         Real estate-construction                 0                0
         Real estate-mortgage                12,249           12,558
         Installment                         12,057           10,052
         Other                                  163              203
                                            -------          -------
           Total loans                       25,164           23,330
         Allowance for loan losses             (200)            (176)
                                            -------          -------
           Net loans                        $24,964          $23,154
                                            =======          =======

         At December 31, 1995, Hastings Financial did not have any concentrations of loans exceeding 10.0% of total loans not otherwise disclosed in the loan categories in the table above.

         LOAN MATURITY SCHEDULE. The following table sets forth certain information at December 31, 1995 regarding loans, excluding real estate-mortgage, installment and other, maturing or repricing in Hastings Financial's portfolio, based on the earlier of contractual terms to maturity or the next scheduled repricing date for variable rate loans:

                                      Due 0-1 year    Due 1-5 years   Due 5-10 years    Due after 10
                                         after            after            after        years after
                                       12-31-95         12-31-95         12-31-95        12-31-95      Total
                                       --------         --------         --------        --------      -----
                                                                  (Dollars in thousands)

Commercial and agricultural            $   695          $     0          $     0         $     0      $   695
                                       =======          =======          =======         =======      =======

                  The following table sets forth the dollar amount of all loans due after one year after December 31, 1995 that have predetermined interest rates and have floating or adjustable interest rates:

                                            Predetermined        Floating or
                                                rates         adjustable rates
                                                -----         ----------------
                                                  (Dollars in thousands)

         Commercial and agricultural           $     0             $     0
                                               =======             =======

         DELINQUENT LOANS AND NONPERFORMING ASSETS. All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions that would not otherwise be considered to a debtor. Other real estate owned ("OREO") represents real estate acquired by Hastings Financial as a result of loan defaults by customers. The following table summarizes Hastings Financial's nonaccrual loans, restructured loans, OREO and past due loans at December 31, 1995 and 1994:

                                                 At December 31,
                                                 ---------------
                                               1995           1994
                                               ----           ----
                                              (Dollars in thousands)
         Nonaccrual loans                    $   29         $    0
         Restructured loans                       0              0
         Other real estate owned                  0             57
                                             ------         ------
           Total nonperforming assets        $   29         $   57
                                             ======         ======

         Accruing loans past due
           90 days or more                   $    3         $   62
                                             ======         ======

         Interest income which would have been recorded under the original terms of nonaccrual loans and the interest income actually recognized are summarized below:

                                             Year ended December 31,
                                               1995           1994
                                               ----           ----
                                              (Dollars in thousands)
         Interest income which would
           have been recorded                 $    3         $    0
         Interest income recognized                2              0
                                              ------         ------
         Interest income foregone             $    1         $    0
                                              ======         ======

         At December 31, 1995 Hastings Financial did not have any loans not currently classified as nonaccrual or 90 days past due and accruing where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in future disclosure of such loans.

         ALLOWANCE FOR LOAN LOSSES. Hastings Financial maintains an allowance to absorb anticipated losses on loans. Additions to the allowance for loan losses are charged to the provision for loan losses on the statement of income. Management reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets, current and anticipated economic conditions in the primary lending area, past loss experience, loan concentrations, composition of the loan portfolio and possible losses arising from specific problem loans. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

         The following table sets forth an analysis of Hastings Financial's allowance for loan losses for the periods indicated:

                                         Year ended December 31,
                                         -----------------------
                                         1995      1994      1993
                                         ----      ----      ----
                                             (Dollars in thousands)

Balance at beginning of period           $176     $ 167      $198
Charge-offs:
  Commercial and agricultural               0         0        28
  Real estate-construction                  0         0         0
  Real estate-mortgage                     10         0         0
  Installment                               8        11         8
                                         ----     -----      ----
    Total charge-offs                      18        11        36

Recoveries:
  Commercial and agricultural               0        12         4
  Real estate-construction                  0         0         0
  Real estate-mortgage                      2         0         0
  Installment                               6         5         1
                                         ----     -----      ----
    Total recoveries                        8        17         5

Net charge-offs (recoveries)               10        (6)       31
Provision for loan losses                  34         3         0
                                         ----     -----      ----
Balance at end of period                 $200     $ 176      $167
                                         ====     =====      ====

Ratio of net charge-offs (recoveries)
  during the period to average loans
  outstanding during the period          0.04%    (0.03)%    0.16%
                                         ====     =====      ====

         The following table provides an allocation of Hastings Financial's allowance for loan losses by category for the periods indicated. The allowance can be allocated by category only on an approximate basis. The allocation of allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.


                                                                                   Percentage of Loans
                                             Allowance for Loan Losses                to Total Loans
                                                 At December 31,                     At December 31,
                                                 ---------------                     ---------------
                                               1995           1994                 1995           1994
                                               ----           ----                 ----           ----
                                             (Dollars in thousands)

         Commercial and agricultural           $   38         $    9               2.76%          2.21%
         Real estate-construction                   0              0               0.00%          0.00%
         Real estate-mortgage                      73             39              48.68%         53.83%
         Installment loans                          9              8              47.91%         43.09%
         Other                                      0              0               0.00%          0.00%
         Unallocated                               80            120               0.65%          0.87%
                                               ------         ------             -------        -------
         Total                                 $  200         $  176             100.00%        100.00%
                                               ======         ======             =======        =======

Deposits
--------

         Deposits have traditionally been the primary source of Hastings Financial's funds for use in lending and other investment activities. Deposits are attracted principally within the cities of Hastings and Wayland, Michigan and the contiguous area in Barry and Allegan Counties, Michigan through the offering of a broad selection of deposit instruments, including checking and NOW accounts, money market deposit accounts, regular passbook savings accounts, term certificate accounts and retirement savings plans. Hastings Financial has not and does not presently use brokers to attract deposits.

         The following table presents the average balance of and the average rate paid on various deposit categories for the periods indicated:

                                                             Year ended December 31,
                                                             -----------------------
                                                           1995                  1994
                                                           ----                  ----
                                                     Average  Average     Average  Average
                                                     Balance    Rate      Balance    Rate
                                                     -------    ----      -------    ----
                                                             (Dollars in thousands)

         Noninterest bearing demand deposits         $ 8,763              $ 7,370
         Interest bearing demand deposits             12,471    3.43%      13,716    2.97%
         Savings deposits                             11,018    2.71       11,340    2.72
         Time deposits                                 6,974    4.98        7,446    3.93
                                                     -------   -----      -------   -----
         Total                                       $39,226    2.74%     $39,872    2.53%
                                                     =======   =====      =======   =====

         The following table presents the amount of Hastings Financial's time deposits of $100,000 or more by the time remaining until maturity as of December 31, 1995:

         Maturity                                      December 31, 1995
         --------                                      -----------------
                                                     (Dollars in thousands)
         Three months or less                                 $  264
         Over three through six months                             0
         Over six through twelve months                          360
         Over twelve months                                        0
                                                              ------
         Total                                                $  624
                                                              ======


Return On Equity And Assets
---------------------------

         The following table sets forth certain performance ratios of Hastings Financial for the periods indicated:

                                                      Year ended December 31,
                                                      -----------------------
                                                        1995          1994
                                                        ----          ----
         Return on assets (net income
           divided by average total assets)             1.37%          0.89%

         Return on equity (net income
           divided by average equity)                  12.98%          8.49%

         Dividend payout ratio (dividends
           declared per share divided by
           net income per share)                       27.78%         34.45%

         Equity to assets ratio (average
           equity divided by average assets)           10.58%         10.47%

                         HASTINGS FINANCIAL CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                of Financial Condition and Results of Operations

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

This discussion provides information about the consolidated financial condition and results of operations of Hastings Financial Corporation (the "Corporation") and its subsidiary National Bank of Hastings (the "Bank"), and should be read in conjunction with the Consolidated Financial Statements.


EARNINGS SUMMARY
----------------
Consolidated net income of the Corporation for the year ended December 31, 1995 was $616,000. This represented an increase of 53% over the prior year's net income of $403,000. A comparison to 1993 net income of $412,000 further illustrates the significance of 1995's net income growth. The earnings per share of $8.10 for the year ended 1995 was an improvement of 59% over the 1994 earnings per share of $5.08. The year 1994 was a slight decrease from 1993's earnings per share of $5.23.

Two often cited ratios for analysis of financial institutions are return on average assets (ROA) and return on average equity (ROE). ROA was 1.37%, .89% and
 .92% for the years ended December 31, 1995, 1994 and 1993 respectively. ROE for 1995 was 12.98%, 1994 was 8.49% and 1993 was 9.21%.


RESULTS OF OPERATIONS:    1995 COMPARED TO 1994
----------------------
TOTAL INTEREST INCOME of $3,005,000 for the calendar year 1995 was comparable to the 1994 year of $2,906,000. However, the mix of interest income shifted as more dollars came from loans (71% in) 1995 versus (63% in) 1994. This change was primarily the result of increased principal balances of loans.

Interest income from securities decreased from $1,003,000 during 1994 to $771,000 for 1995, a change of 30%. Many of the securities in the portfolio were variable rate products that produced higher yields, resulting from interest rate markets rise from 1994 to 1995. However, this rise of interest rates could not offset the decline in average balances of securities from 1994 to 1995. This was a conscious decision of management to move into higher yield earning assets (loans).

INTEREST EXPENSE on deposits remained relatively flat from 1994 to 1995. Rates to depositors and total average deposit balances fluctuated little between the years. Growth of total deposits was a modest 1% from the 1994 year end to December 31, 1995. There was a small shift of depositors moving from shorter-term products to time certificates but this did not measurably impact interest expense.

PROVISION FOR LOAN LOSSES increased during 1995 to correspond to the loan growth of indirect installment lending.

Management adopted Statement of Financial Accounting Standards (SFAS) No. 114 Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, effective January 1, 1995. The adoption of this pronouncement did not require any adjustment to the allowance for loan losses.

OTHER INCOME received a boost in 1995 though a $99,000 gain on a life insurance policy. Security exchanges although small, improved to net gains of $1,000 in 1995 versus net losses of $9,000 in 1994. The volume of securities calls and sales decreased from 1994 to 1995.

OTHER EXPENSES were reduced from 1994 to 1995 primarily by two factors: the reduction of FDIC premiums that took place during 1995; and lower salaries, wages and benefit expenses in 1995 attributable to a modest reduction in workforce.

FEDERAL INCOME TAX EXPENSE increased with the rise of income before income taxes. This increase was partially offset by the $34,000 tax benefit associated with the nontaxable gain on the life insurance policy discussed above.


RESULTS OF OPERATIONS:              1994 COMPARED TO 1993
----------------------
TOTAL INTEREST INCOME decreased from 1993's total of $2,917,000 to $2,906,000 in 1994, a decline of less than 1%. Conversely, the ratio of interest earning assets to total assets was 88% at December 31, 1993 and 90% at December 31, 1994. The mix of interest earning assets moved from securities of 47% (of total interest earning assets) at December 31, 1993 to 44% at December 31, 1994. Correspondingly the lending mix increased from 1993 to 1994. A common ratio used to determine the interest earning structure of a Bank is the loan to deposit ratio. At December 31, 1993 this ratio was 47%, at December 31, 1994 the ratio was 58%.

THE AVERAGE RATES for loan and security portfolios were at lower yields (after tax adjustment) for the year 1994 versus 1993. The loan yields went from 9.62% in 1993 to 9.18% in 1994. Taxable securities yields decreased from 6.37% in 1993 to 5.78% in 1994. Tax-exempt securities yields increased from 5.43% in 1993 to 6.69% in 1994.

INTEREST EXPENSE changed rather insignificantly from 1993 to 1994 as the total expense went from $1,056,000 to $1,009,000, a decrease of 4%. The average balance of interest-bearing liabilities decreased minimally from 1993 to 1994 and the average rate decreased from 3.21% in 1993 to 3.10% in 1994. The change in rates resulted from favorable competitive factors within the local and national economies.

PROVISION FOR LOAN LOSSES was increased in 1994 from to 1993. During 1993 management made the decision to reduce the year end balance of the allowance for loan loss reserve by not replenishing charged off loans. The purpose was to bring the December 31, 1993 balance in line with the favorable delinquency and non-accrual loan statistics at the 1993 year end. The slight increase of provision expense during 1994 was due to loan growth during the same year.

OTHER INCOME benefitted from an almost 11% increase of service charges in 1994 as compared to 1993. The primary reason for this is attributable to an increase in balance and number of accounts with service charges. Fees associated with these accounts remained relatively unchanged. Security losses were relatively unchanged from 1993 to 1994 while the volume of calls and sales of securities was also comparably flat from year to year.

OTHER EXPENSES increased by 11% from 1993 to 1994. The primary factor for this was an 87% increase ($128,000) in pension and other employee benefits expense. Most other categories of expenses showed little change from 1993 to 1994. The increase in pension and employee benefits expense was primarily attributable to increased expense related to a reduction in the retirement age from 65 in 1993 to 60 in 1994 for the Bank's Selective Retirement Plan.

FEDERAL INCOME TAXES was reduced from $219,000 in 1993 to $138,000 in 1994, a decrease of 37%. Two factors contributed to this reduction of expense. The first being the reduced amount of income before income taxes in 1994 versus 1993. Second is the impact of increased tax-exempt interest in 1994.


LIQUIDITY:
----------
The Corporation manages its liquidity position through the Bank. The purpose of liquidity management is to fund loan demand, meet the withdrawal needs of customers and provide for operating expenses. Sources of liquidity are cash and funds due from financial institutions, federal funds sold, sale and/or maturity of securities classified as available for sale, maturities of securities held to maturity and principal repayments on loans. Management believes its current liquidity level is sufficient to meet anticipated growth.

The consolidated statements of cash flows indicates the concerted level of emphasis management has placed upon maximizing interest income from earning assets. While cash and cash equivalents have fluctuated from a high of $8,240,000 at the beginning of 1993 to a low of $3,050,000 at year end 1994, management has been structuring its balance sheet to increase the overall yield of interest earning assets by investing in the origination of loans from the sale and maturity of securities.

Liquid assets include cash and cash equivalents, securities available for sale and loans held for sale (of which there were none). Core deposits are defined as customer account balances that are loyal to a particular financial institution. Core deposits exclude public funds and brokered deposits or "hot money."

                                                     1995             1994
                                                     ----             ----

     Liquid Assets (in thousands)              $     8,514       $     7,630

     Core Deposits (in thousands)              $    39,718       $    39,169
     % change from prior year                        +1.40%            +1.81%

INTEREST RATE SENSITIVITY:
--------------------------
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period, if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The Bank uses several analyses to determine the optimal mix of maturities for interest-earning assets relative to interest-bearing liabilities. The predominate tool management utilizes is a Gap analysis. This Gap analysis is prepared routinely to illustrate the interest rate sensitivity of assets maturing and/or re-pricing within specified time frames versus liabilities due within the same time period. The following table illustrates the asset and liability funding gaps for selected time periods as of December 31, 1995 (in thousands).

                        1         1-3       3-6        6-12        1-3        3-5        5+         All
                      Month     Months    Months      Months      Years      Years      Years     Others      Total
                      -----     ------    ------      ------      -----      -----      -----     ------      -----
ASSETS
Cash                                                                                          $   4,258  $   4,258
Federal funds
  sold            $   2,600                                                                                   2,600
Investments                             $    390   $   1,446  $   6,448  $   2,650  $   1,488                12,422
Loans:
  Real estate         1,266  $       1        23         130        504      1,425      8,900                12,249
  Installment                        1        18         100      2,565      3,665      5,871                12,220
  Commercial            226         92       127          87         77         28         58                   695
LESS:  AFLL                                                                                        (200)      (200)
Fixed and other
  assets                                                                                           1,896      1,896
                  ---------  ---------   --------  ---------  ---------  ---------  ---------  ---------  ---------
   Total assets       4,092         94        558      1,763      9,594      7,768     16,317      5,954     46,140

LIABILITIES
DDA  -
  noninterest                                                                                      8,863      8,863
NOW and
  MMDA                          13,539                                                                       13,539
Savings                         10,648                                                                       10,648
CDs                   1,018        845      2,238      1,748      1,225        210        108                 7,392
Other
  liabilities                                                                                        784        784
                  ---------  ---------   --------  ---------  ---------  ---------  ---------  ---------  ---------
                      1,018     25,032      2,238      1,748      1,225        210        108      9,647     41,226
Capital                                                                                            4,914      4,914
                  ---------  ---------   --------  ---------  ---------  ---------  ---------  ---------  ---------
                      1,018     25,032      2,238      1,748      1,225        210        108     14,561     46,140
                  ---------  ---------   --------  ---------  ---------  ---------  ---------  ---------  ---------

Period GAP        $   3,074   $(24,938)  $ (1,680)  $     15  $   8,369  $   7,558  $  16,209   $ (8,607)  $      0
                  =========   ========   ========   ========   ========  =========  =========   ========   ========

Cumulative
  GAP             $   3,074   $(21,864)  $(23,544)  $(23,529) $ (15,160) $  (7,602) $    8,607  $       0  $      0
Period GAP (%)         6.66%    (54.05)%    (3.64)%      .03%     18.14%     16.38%      35.13%    (18.65)%       0%
Cumulative
  GAP (%)              6.66%    (47.39)%   (51.03)%   (51.00)%   (32.86)%   (16.48)%     18.65%         0%        0%

CAPITAL MANAGEMENT:
-------------------
Total shareholders' equity was $4,914,000 as of December 31, 1995. This represents an increase over the prior year of December 31, 1994 of 7%. This was accomplished while increasing the cash dividend from $1.75 during 1994 to $2.25 during 1995. The primary component of the change in shareholders' equity is the net income for the year. Secondarily, the year of 1995 benefitted from a positive turnaround for the majority of securities classified as available for sale.

Restrictions exist due to regulatory guidelines imposed upon all financial institutions regarding the Bank's ability to transfer funds to the Corporation in the form of cash dividends, loans or advances. These restrictions have no significant impact on the Corporations dividend policy or operations and are not anticipated to have any major the impact in the future.

The Corporation's subsidiary Bank remains above the minimum capital levels required by regulatory agencies to meet the definition of a well capitalized Bank. The banking regulators may alter minimum capital requirements as a result of revising their internal policies and their rating of the Corporation's subsidiary bank. As of December 31, 1995, management is not aware of any current recommendations by banking authorities which, if they were to be implemented, would have, or are reasonably likely to have a material adverse effect on the Corporations liquidity, capital resources or operations.

Under risk-based capital guidelines issued by the Federal Reserve Board, the Corporation and its subsidiary bank are required to maintain a minimum risk-based capital ratio of 8% and a minimum leverage ratio of 4% as of December 31, 1995. While risk-based capital guidelines consider on-balance-sheet and off-balance-sheet risk, the minimum leverage ratio measures capital in relation to total on-balance- sheet assets. The components of total risk-based capital are tier 1 capital and tier 2 capital. The definition of capital, used in the leverage ratio, is identical to tier 1 capital under risk-based capital guidelines. Tier I capital is total shareholders' equity less intangible assets. Tier 2 capital includes total allowance for loan losses up to a maximum of 1.25% of risk-weighted assets. The net unrealized gain (loss) on securities available for sale, net of tax, is not considered for meeting regulatory capital requirements. The following table provides the minimum regulatory capital requirements and the Corporation's actual capital ratios at December 31, 1995.

                                          Minimum Regulatory         Corporation's
                                         Capital Requirements    Actual Capital Ratio
            Type of Capital Ratio        at December 31, 1995    at December 31, 1995
            ---------------------        --------------------    --------------------

         Ratio of tier 1 capital to
           weighted-risk assets                  4%                 17.45%

         Ratio of total capital to
           weighted-risk assets                  8%                 18.16%

         Leverage ratio                          4%                 10.66%

THE IMPACT OF INFLATION AND CHANGING PRICES:
--------------------------------------------
For a financial institution, the effects of price changes and inflation can vary substantially. Inflation affects the growth of total assets, but it is difficult to assess its impact since neither the timing nor the magnitude of the changes in the consumer price index (CPI) coincides with changes in interest rates. The price of one or more of the important components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those goods and services normally purchased by the Corporation. In years of high inflation and high interest rates, intermediate and long-term fixed interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the reverse situation may occur.

                         HASTINGS FINANCIAL CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993

                         HASTINGS FINANCIAL CORPORATION
                               Hastings, Michigan

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993






                                    CONTENTS






REPORT OF INDEPENDENT AUDITORS............................................F-3


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS..........................................F-4

     CONSOLIDATED STATEMENTS OF INCOME....................................F-5

     CONSOLIDATED STATEMENTS OF CHANGES IN
       SHAREHOLDERS' EQUITY...............................................F-6

     CONSOLIDATED STATEMENTS OF CASH FLOWS................................F-7

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................F-9

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Hastings Financial Corporation
Hastings, Michigan


We have audited the accompanying consolidated balance sheets of Hastings Financial Corporation (the "Corporation") as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Corporation for the year ended December 31, 1993, were audited by other auditors whose report dated January 14, 1994 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hastings Financial Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for securities effective January 1, 1994 to conform to new accounting guidance.



                                    Crowe, Chizek and Company LLP
Grand Rapids, Michigan
January 5, 1996

                         HASTINGS FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994




                                                           1995            1994
                                                           ----            ----
ASSETS
  Cash and due from banks (Note 2)                   $  4,258,464     $  3,051,689
  Federal funds sold                                    2,600,000
                                                     ------------     ------------
     Total cash and cash equivalents                    6,858,464        3,051,689

  Securities available for sale (Note 3)                1,655,233        4,577,838
  Securities held to maturity (fair
    value of $10,659,280 in 1995 and
    $12,587,671 in 1994) (Note 3)                      10,766,614       13,292,173

  Loans (Note 4)                                       25,163,754       23,329,596
  Allowance for loan losses (Note 5)                     (200,031)        (175,761)
                                                     ------------     ------------
                                                       24,963,723       23,153,835

  Premises and equipment, net (Note 6)                  1,026,331          782,685
  Accrued interest receivable                             357,578          420,298
  Other assets (Note 9)                                   511,814          518,466
                                                     ------------     ------------

                                                     $ 46,139,757     $ 45,796,984
                                                     ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits
     Noninterest-bearing demand                      $  8,863,243     $  8,566,800
     NOW and money market                              13,539,396       13,395,508
     Savings                                           10,647,428       11,083,248
     Certificates of deposit (Note 7)                   7,391,487        6,912,035
                                                     ------------     ------------
                                                       40,441,554       39,957,591
  Federal funds purchased                                                  600,000
  Accrued interest payable                                101,989           87,830
  Other liabilities (Note 9)                              682,341          580,371
                                                     ------------     ------------
     Total liabilities                                 41,225,884       41,225,792

Commitments and contingencies (Notes 10 and 14)

Shareholders' equity
  Common stock, $1 par value - authorized
    400,000 shares; issued and outstanding 75,463
    shares in 1995 and 78,367 shares in 1994               75,463           78,367
  Capital surplus                                         590,581          748,849
  Retained earnings (Note 11)                           4,252,116        3,806,197
  Net unrealized loss on securities
    available for sale, net of tax of $2,208 and
    $32,054 for 1995 and 1994, respectively                (4,287)         (62,221)
                                                     ------------     ------------
                                                        4,913,873        4,571,192
                                                     ------------     ------------

                                                     $ 46,139,757     $ 45,796,984
                                                     ============     ============

          See accompanying notes to consolidated financial statements.

                         HASTINGS FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1995, 1994 and 1993




                                                                     1995              1994               1993
                                                                     ----              ----               ----
Interest income
     Loans, including fees                                        $2,137,046        $1,833,047         $1,798,363
     Securities
         U.S. Treasury and federal agencies                          588,870           751,496            764,527
         State and political subdivisions                            154,528           192,068            149,243
         Other                                                        27,803            59,977            129,302
     Federal funds sold                                               97,000            69,652             75,742
                                                                  ----------        ----------         ----------
                                                                   3,005,247         2,906,240          2,917,177

Interest expense (Note 7)                                          1,075,146         1,009,460          1,056,435
                                                                  ----------        ----------         ----------

NET INTEREST INCOME                                                1,930,101         1,896,780          1,860,742

Provision for loan losses (Note 5)                                    34,030             2,775
                                                                  ----------        ----------         ----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                  1,896,071         1,894,005          1,860,742

Other income (loss)
     Service charges                                                 332,084           308,329            278,992
     Security sales or calls,
       net gain (loss) (Note 3)                                        1,302            (9,199)           (16,992)
     Gain on life insurance policy                                    98,924
     Other                                                            37,064            17,810             17,867
                                                                  ----------        ----------         ----------
                                                                     469,374           316,940            279,867
Other expenses
     Salaries and wages                                              653,313           669,093            652,165
     Pension and other employee
       benefits (Note 9)                                             229,727           275,935            147,495
     Occupancy expense of bank premises                              123,556           118,495             97,159
     FDIC assessment                                                  45,181            86,794             91,652
     Equipment expenses                                              133,539           155,778            191,973
     Supplies and postage expense                                     85,791            77,378             77,063
     Professional services                                            80,604            55,797             47,907
     Other expenses                                                  209,657           230,550            203,486
                                                                  ----------        ----------         ----------
                                                                   1,561,368         1,669,820          1,508,900
                                                                  ----------        ----------         ----------

INCOME BEFORE INCOME TAXES                                           804,077           541,125            631,709

Federal income tax expense (Note 8)                                  188,366           138,370            219,350
                                                                  ----------        ----------         ----------

NET INCOME                                                        $  615,711        $  402,755         $  412,359
                                                                  ==========        ==========         ==========

Earnings per common share (Note 1)                                 $8.10             $5.08              $5.23
                                                                   =====             =====              =====

          See accompanying notes to consolidated financial statements.

                         HASTINGS FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 1995, 1994 and 1993



                                                                                  Net Unrealized
                                                                                    Gain (Loss)
                                                                                   on Securities          Total
                                  Common          Capital          Retained          Available        Shareholders'
                                   Stock          Surplus          Earnings          for Sale            Equity
                                   -----          -------          --------          --------            ------
BALANCE,
  JANUARY 1, 1993               $   78,367      $  748,849        $3,257,531                           $4,084,747

Net income                                                           412,359                              412,359

Cash dividends at
  $1.65 per share                                                   (129,306)                            (129,306)
                                ----------      ----------       -----------                          -----------

BALANCE,
  DECEMBER 31, 1993                 78,367         748,849         3,540,584                            4,367,800

Unrealized gain on
  securities available
  for sale at January 1,
  1994, net of tax of
  $27,442                                                                           $   53,271             53,271

Net income                                                           402,755                              402,755

Cash dividends at
  $1.75 per share                                                   (137,142)                            (137,142)

Change in net
  unrealized gain
  (loss) on securities
  available for sale,
  net of tax of $59,496                                                               (115,492)          (115,492)
                                ----------      ----------        ----------       -----------        -----------

BALANCE,
  DECEMBER 31, 1994                 78,367         748,849         3,806,197           (62,221)         4,571,192

Net income                                                           615,711                              615,711

Repurchase and
  retirement of
  common stock                      (2,904)       (158,268)                                              (161,172)

Cash dividends at
  $2.25 per share                                                   (169,792)                            (169,792)

Change in net
  unrealized gain
  (loss) on securities
  available for sale,
  net of tax of $29,846                                                                 57,934             57,934
                                ----------      ----------        ----------        ----------         ----------

BALANCE,
  DECEMBER 31, 1995             $   75,463      $  590,581        $4,252,116       $    (4,287)        $4,913,873
                                ==========      ==========        ==========       ===========         ==========

          See accompanying notes to consolidated financial statements.

                         HASTINGS FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1995, 1994 and 1993




                                                                  1995                 1994               1993
                                                                  ----                 ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $   615,711          $   402,755        $   412,359
  Adjustments to reconcile net income to
   net cash from operating activities
    Depreciation                                                   85,023              113,803            117,570
    Net (gains) losses on security
      sales and calls                                              (1,302)               9,199             16,992
    Provision for loan losses                                      34,030                2,775
    Net amortization of premiums and
      discounts on investment securities                            9,405                4,651
    Net change in assets and liabilities
      Accrued interest receivable                                  62,720              (13,230)            57,175
      Other assets                                                (23,194)                (915)           (33,021)
      Accrued interest payable                                     14,159               (6,153)           (17,705)
      Other liabilities                                            69,320             (141,180)             5,211
                                                              -----------          -----------        -----------
        Net cash from operating activities                        865,872              371,705            558,581

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities
    available for sale                                           (500,000)          (5,000,000)
  Proceeds from sales of securities
    available for sale                                          1,500,000            1,500,000
  Proceeds from maturities of securities
    available for sale                                          2,000,000            3,500,000
  Purchases of securities
    held to maturity                                             (500,625)          (3,650,967)
  Proceeds from maturities and calls of
    securities held to maturity                                 2,873,698            3,350,000
  Proceeds from principal paydowns
    on mortgage-backed securities                                 154,768              819,335          1,215,028
  Proceeds from sales and maturities
    of investment securities                                                                            7,375,774
  Purchases of investment securities                                                                  (10,263,269)
  Net change in loans                                          (1,843,918)          (4,455,385)           966,346
  Purchases of premises
    and equipment, net                                           (328,669)             (10,863)           (86,868)
  Purchase of other assets                                                                                (25,000)
                                                              -----------          -----------        -----------
    Net cash from investing activities                          3,355,254           (3,947,880)          (817,989)

          See accompanying notes to consolidated financial statements.

                         HASTINGS FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1995, 1994 and 1993





CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits                                          483,963              313,313         (2,136,132)
  Net change in federal funds purchased                          (600,000)             600,000
  Dividends paid                                                 (137,142)                               (129,306)
  Repurchase and retirement
    of common stock                                              (161,172)
                                                              -----------          -----------        -----------
    Net cash from financing activities                           (414,351)             913,313         (2,265,438)
                                                              -----------          -----------        -----------
Net change in cash and cash equivalents                         3,806,775           (2,662,862)        (2,524,846)
Cash and cash equivalents at
  beginning of year                                             3,051,689            5,714,551          8,239,397
                                                              -----------          -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 6,858,464          $ 3,051,689        $ 5,714,551
                                                              ===========          ===========        ===========

Supplemental disclosure of cash flow information
  Cash paid during the year for
    Interest                                                  $ 1,060,987          $ 1,015,613        $ 1,074,140
    Income taxes                                                  157,000              193,056            226,800

Supplemental disclosure of noncash investing activities
     Upon the adoption of SFAS No. 115 at January 1, 1994, the Corporation transferred $4,666,441 from investment securities to securities available for sale and transferred $13,830,063 from investment securities to securities held to maturity.

          See accompanying notes to consolidated financial statements.

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES

NATURE OF OPERATIONS AND INDUSTRY SEGMENT INFORMATION: The Corporation is organized as a bank holding company, and its wholly-owned subsidiary, National Bank of Hastings (the Bank), is a national banking corporation. The accompanying consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The Corporation grants credit and accepts deposits from its customers in the normal course of business, substantially all of which is in the area of South Central Michigan. The Corporation operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN SIGNIFICANT ESTIMATES: The allowance for loan losses and fair values of certain financial instruments involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at December 31, 1995 will change in the near-term and that the effect would be material to the consolidated financial statements.

SECURITIES AVAILABLE FOR SALE: Investment securities available for sale consist of those securities not classified as trading or held to maturity. Such securities might be sold prior to maturity due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs or other factors. Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). As required by SFAS No. 115, securities classified as available for sale are reported at their fair values and the related unrealized holding gain or loss is reported, net of related income tax effects, as a separate component of shareholders' equity, until realized. Adoption of SFAS No. 115 increased shareholders' equity at January 1, 1994 by $53,271.

Premiums and discounts on securities available for sale are recognized in interest income using the level yield method over the estimated life of the security. Gains and losses on the sale of securities available for sale are determined using the specific identification method based upon amortized cost.

SECURITIES HELD TO MATURITY: Investment securities for which management has the positive intent and the Corporation has the ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the level yield method over the period to maturity.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES (Continued)

LOANS: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees.

LOAN FEES AND COSTS: Loan fees, net of certain direct loan origination costs, are deferred and amortized into interest income over the term of the loans using the level-yield method.

ALLOWANCE FOR LOAN LOSSES: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for possible loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management as a loss when deemed uncollectible, although collection efforts may continue and future recoveries may occur.

In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114). SFAS No. 114, effective for the Bank beginning January 1, 1995, requires that impaired loans, as defined, be measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. SFAS No. 114, as amended by SFAS No. 118, was adopted by the Corporation effective January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as part of the provision for loan losses. The effect of adopting this standard is reported within the provision for loan losses, and was not material for 1995.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES (Continued)

Smaller balance homogeneous loans are defined as residential first mortgage loans secured by one-to-four family residences, residential construction loans, student loans, home equity and second mortgage loans, and automobile loans and are evaluated collectively for impairment. Commercial real estate loans and other commercial loans are evaluated individually for impairment. In general, loans classified as doubtful or loss are considered impaired while loans classified as substandard are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when the economic value estimated to be received is less than the value implied in the original credit agreement. A loan is placed in nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection. Although impaired loan and nonaccrual loan balances are measured differently, impaired loan disclosures under SFAS Nos. 114 and 118 are not expected to differ significantly from nonaccrual and renegotiated loan disclosures.

INTEREST INCOME: Interest on loans is accrued over the term of the loans based upon the principal outstanding, except where collectibility is in question, in which case the accrual of interest is discontinued. Management reviews loans delinquent 90 days or more to determine if interest accrual should be discontinued based on the estimated fair market value of the collateral. Effective January 1, 1995, under SFAS No. 114 as amended by SFAS No. 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as adjustments to the provision for loan losses.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets for financial reporting purposes. For tax purposes, accelerated methods are primarily used.

OTHER REAL ESTATE OWNED: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. The balance of other real estate owned included in other assets in the consolidated balance sheets at December 31, 1995 and 1994 was $0 and $57,162, respectively.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES (Continued)

FEDERAL INCOME TAXES: In accordance with SFAS No. 109, Accounting for Income Taxes, the Corporation uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities. This results in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Federal income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

EARNINGS PER COMMON SHARE: Earnings per common share amounts are computed based on the weighted average number of shares outstanding adjusted for the effect of dilutive stock options. (See Note 13.) The number of weighted average shares was 76,036 in 1995, 79,249 in 1994 and 78,883 in 1993.

STATEMENTS OF CASH FLOWS: For purposes of the statements of cash flows, the Corporation considers cash on hand, cash due from other banks and federal funds sold to be cash equivalents. The Corporation reports net cash flows for loans, deposits and federal funds purchased with an initial maturity of 90 days or less.

ACCOUNTING STATEMENTS ISSUED, NOT YET ADOPTED: The Financial Accounting Standards Board has recently issued the following Statements which have not been adopted by the Bank at December 31, 1995.

SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires the Bank to periodically consider whether an impairment loss should be recognized on long-lived assets and other certain identifiable intangible assets based on an estimate of future cash flows.

SFAS No. 122, Accounting for Mortgage Servicing Rights, requires the Bank to recognize mortgage servicing rights on loans it purchases or originates with the intent to sell as an asset. It also requires that these capitalized mortgage servicing rights be evaluated for impairment based on the fair value of those rights.

SFAS No. 123, Accounting for Stock-Based Compensation, encourages but does not require, the Bank to use a "fair valued-based method" to account for stock-based compensation plans. If the fair value accounting encouraged by SFAS No. 123 is not adopted, entities must disclose the proforma effect on net income and earnings per share had the accounting been adopted.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES (Continued)

The Statements discussed above are required to be implemented for years beginning after December 31, 1995. Although management of the Bank has not fully analyzed these Statements, they believe the impact of their adoption will not be material to the Bank's consolidated financial condition or results of operations.

RECLASSIFICATIONS: Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform with the 1995 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

Minimum cash balances, which are based on the deposit levels of the Bank, are required to be maintained by the Federal Reserve as legal reserve requirements. Cash balances restricted from usage due to these requirements were approximately $168,000 and $179,000 at December 31, 1995 and 1994, respectively.


NOTE 3 - SECURITIES

Securities have been classified in the Consolidated Balance Sheets according to management's intent. The amortized cost and fair values of securities at December 31, 1995 and 1994 are as follows:

AVAILABLE FOR SALE

                                                                       Gross             Gross
                                                  Amortized         Unrealized        Unrealized            Fair
                                                    Cost               Gains            Losses              Value
                                                    ----               -----            ------              -----
1995
   U.S. Treasury and federal
     agencies                                    $ 1,448,424        $    15,963       $   (27,904)       $ 1,436,483
   Other corporate securities                        213,304              5,446                              218,750
                                                 -----------        -----------       -----------        -----------

                                                 $ 1,661,728        $    21,409       $   (27,904)       $ 1,655,233
                                                 ===========        ===========       ===========        ===========
1994
   U.S. Treasury and federal
     agencies                                    $ 1,944,162        $     8,056       $   (81,880)       $ 1,870,338
   State and political
     subdivisions                                  2,500,000                                               2,500,000
   Other corporate securities                        227,951                              (20,451)           207,500
                                                 -----------        -----------       -----------        -----------

                                                 $ 4,672,113        $     8,056       $  (102,331)       $ 4,577,838
                                                 ===========        ===========       ===========        ===========

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993


NOTE 3 - SECURITIES (Continued)

HELD TO MATURITY

                                                                       Gross             Gross
                                                  Amortized         Unrealized        Unrealized            Fair
                                                    Cost               Gains            Losses              Value
                                                    ----               -----            ------              -----
1995
----
   U.S. Treasury and federal
     agencies                                    $ 7,509,669        $     1,793       $  (140,333)       $ 7,371,129
   State and political
     subdivisions                                  2,907,072             41,397           (16,106)         2,932,363
   Other corporate securities                        251,235              1,515                              252,750
   Mortgage-backed securities                         98,638              4,400                              103,038
                                                 -----------        -----------       -----------        -----------

                                                 $10,766,614        $    49,105       $  (156,439)       $10,659,280
                                                 ===========        ===========       ===========        ===========
1994
----
   U.S. Treasury and federal
     agencies                                    $ 9,945,097        $     6,522       $  (676,560)       $ 9,275,059
   State and political
     subdivisions                                  2,981,372             92,208          (113,230)         2,960,350
   Other corporate securities                        254,084                               (1,784)           252,300
   Mortgage-backed securities                        111,620                              (11,658)            99,962
                                                 -----------        -----------       -----------        -----------

                                                 $13,292,173        $    98,730       $  (803,232)       $12,587,671
                                                 ===========        ===========       ===========        ===========

The amortized cost and fair values of debt securities at December 31, 1995, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The mortgage-backed securities mature in installments at various dates. Because of their variable payments, mortgage-backed securities are not reported by a specific maturity grouping.

                                                   Available for Sale                   Held to Maturity
                                                   ------------------                   ----------------
                                            Amortized            Fair              Amortized             Fair
                                              Cost               Value               Cost                Value
                                              ----               -----               ----                -----

   Due in one year or less                 $   449,270        $   465,233         $ 1,370,930         $ 1,368,915
   Due after one year
     through five years                      1,212,458          1,190,000           7,908,384           7,777,017
   Due after five years
     through ten years                                                              1,388,662           1,410,310
                                           -----------        -----------         -----------         -----------
                                             1,661,728          1,655,233          10,667,976          10,556,242
   Mortgage-backed securities                                                          98,638             103,038
                                           -----------        -----------         -----------         -----------

                                           $ 1,661,728        $ 1,655,233         $10,766,614         $10,659,280
                                           ===========        ===========         ===========         ===========

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993


NOTE 3 - SECURITIES (Continued)

Proceeds from calls of securities held to maturity were $1,948,698 in 1995 and $950,000 in 1994. Gains of $1,302 and $80 were realized on these calls in 1995 and 1994, respectively, and losses of $9,279 were realized in 1994.

Proceeds from the sale of investment securities available for sale were $1,500,000 in 1995 with no gain or loss realized on these sales.

No securities that were classified as held to maturity were sold during 1995 or 1994.

Proceeds from debt securities which were called during 1993 were $1,578,400. Gains of $7,275 and losses of $24,267 were realized on called securities for the year ended December 31, 1993.

At December 31, 1995 and 1994, securities with an approximate carrying value of $500,000 and $445,000, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law.


NOTE 4 - LOANS

Loans at December 31, 1995 and 1994 are classified as follows:

                                                    1995                1994
                                                    ----                ----

   Commercial                                   $   694,890         $   516,990
   Installment                                   12,057,368          10,052,200
   Real estate                                   12,248,523          12,557,559
   Other                                            162,973             202,847
                                                -----------         -----------
                                                $25,163,754         $23,329,596
                                                ===========         ===========

Installment loans include student loans which are being serviced by Great Lakes Higher Education Corporation. The amount of student loans in this portfolio was $4,283,746 and $5,382,605 at December 31, 1995 and 1994, respectively. These loans are guaranteed by the Federal government.

CONCENTRATIONS OF CREDIT RISK: The Corporation grants commercial, installment, home equity and real estate loans to customers primarily in the Barry County area of Michigan. Certain loans are secured by real estate, automobiles and various other items of collateral.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for 1995, 1994 and 1993 are summarized as follows:

                                                                 1995                1994                1993
                                                                 ----                ----                ----

   Balance at beginning of year                               $   175,761         $   166,970         $   198,244
      Recoveries                                                    8,337              16,891               4,410
      Provision charged to operations                              34,030               2,775
      Loans charged off                                           (18,097)            (10,875)            (35,684)
                                                              -----------         -----------         -----------

   Balance at end of year                                     $   200,031         $   175,761         $   166,970
                                                              ===========         ===========         ===========

At December 31, 1995, 1994 and 1993, the amount of loans 90 days or more past due was $32,000, $61,900 and $9,764, respectively. During 1995, the Bank had no loans which were impaired as defined under the provisions of SFAS Nos. 114 and 118.


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1995 and 1994 are summarized as follows:

                                                    1995               1994
                                                    ----               ----

   Building and improvements                     $   908,757        $   626,505
   Equipment                                         978,052            967,378
                                                 -----------        -----------
                                                   1,886,809          1,593,883
   Accumulated depreciation                       (1,089,710)        (1,009,068)
                                                 -----------        -----------
                                                     797,099            584,815
   Land                                              229,232            197,870
                                                 -----------        -----------

                                                 $ 1,026,331        $   782,685
                                                 ===========        ===========

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993


NOTE 7 - DEPOSITS

The Corporation had an aggregate of $624,472 and $792,065 in certificates of deposit issued in denominations of $100,000 or more as of December 31, 1995 and 1994, respectively. Interest expense on these deposits was $31,951 in 1995, $45,849 in 1994 and $48,947 in 1993. Deposits accepted in the normal course of business on behalf of related parties were approximately $216,000 as of December 31, 1995.

The schedule of maturity for certificates of deposits as of December 31, 1995 are as follows:

             Maturing within one year                               $ 5,848,647
             Maturing in one to three years                           1,224,749
             Maturing in three to five years                            209,773
             Maturing in five to ten years                              108,318
                                                                    -----------

                                                                    $ 7,391,487
                                                                    ===========


NOTE 8 - FEDERAL INCOME TAXES

Federal income tax expense for the years ended December 31, 1995, 1994 and 1993 consists of the following:

                               1995            1994         1993
                               ----            ----         ----

Current expense               $ 201,166     $ 152,370     $189,250
Deferred expense (benefit)      (12,800)      (14,000)      30,100
                              ---------     ---------     --------
                              $ 188,366     $ 138,370     $219,350
                              =========     =========     ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995, 1994 and 1993, are as follows:

                                                            1995                   1994                     1993
                                                            ----                   ----                     ----
   Deferred tax assets
      Allowance for loan loss                            $    23,500            $    13,000              $    12,300
      Deferred compensation                                  146,600                154,000                  125,000
      Unrealized loss on available
        for sale securities                                    2,200                 32,000
      Other                                                    2,000                                           7,500
                                                         -----------            -----------              -----------
                                                             174,300                199,000                  144,800
   Deferred tax (liabilities)
      Accrual to cash adjustment                            (118,000)              (108,700)                 (98,700)
      Fixed assets                                           (16,700)               (25,900)                 (35,500)
      Other                                                                          (7,800)
                                                         -----------            -----------              -----------
                                                            (134,700)              (142,400)                (134,200)
                                                         -----------            -----------              -----------

   Net deferred tax asset                                $    39,600            $    56,600              $    10,600
                                                         ===========            ===========              ===========

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993


NOTE 8 - FEDERAL INCOME TAXES (Continued)

No valuation allowance has been recorded against deferred tax assets.

Federal income tax expense differs from that computed at the federal statutory corporate tax rate as follows:

                                                                          1995             1994            1993
                                                                          ----             ----            ----

     Statutory rate                                                        34%              34%             34%

     Tax expense at statutory rate                                       $ 273,400       $  184,000       $ 214,800
     Tax exempt municipal interest income                                  (57,400)         (61,600)        (52,100)
     Nontaxable life insurance proceeds                                    (33,600)
     Disallowed interest expense                                             4,600            7,500           7,100
     Other                                                                   1,366            8,470          49,550
                                                                         ---------       ----------       ---------

                                                                         $ 188,366       $  138,370       $ 219,350
                                                                         =========       ==========       =========

Federal income tax expense (benefit) on net securities gains (losses) were $443, ($3,128) and ($5,777) in 1995, 1994 and 1993, respectively.


NOTE 9 - BENEFIT PLANS

The Corporation sponsors a defined benefit pension plan that covers substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Corporation and compensation rates. Contributions to the plan are determined in accordance with the Employee Retirement Income Security Act of 1974 and with appropriate Internal Revenue Service regulations.

Plan assets are invested in a guaranteed investment fund consisting primarily of corporate debentures and real estate mortgages.

Pension expense includes the following components:

                                                                          1995             1994            1993
                                                                          ----             ----            ----
Service cost - benefits earned during the
  current period                                                       $    27,383      $    28,251     $    21,591
Interest cost on the projected benefit obligation                           25,733           25,494          18,984
Actual loss (return) on assets held in the plan                            (69,052)          39,999          (6,205)
Net amortization of unrecognized transition
  assets and prior service costs                                               (99)             (99)         (1,609)
Unrecognized gain or (loss)                                                 55,670          (58,145)        (11,881)
                                                                       -----------      -----------     -----------

                                                                       $    39,635      $    35,500     $    20,880
                                                                       ===========      ===========     ===========

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 9 - BENEFIT PLANS (Continued)

The following sets forth the funded status of the plan at December 31:

                                                                              1995                      1994
                                                                              ----                      ----
     Actuarial present value of benefit obligations
         Vested benefits                                                   $  (211,540)              $  (239,012)
         Nonvested benefits                                                    (16,971)                  (25,923)
                                                                           -----------               -----------
                                                                           $  (228,511)              $  (264,935)
                                                                           ===========               ===========

     Fair value of plan assets                                             $   279,102               $   251,217
     Projected benefit obligation                                             (372,937)                 (405,390)
                                                                           -----------               -----------
     Projected benefit obligation
       in excess of plan assets                                                (93,835)                 (154,173)

     Unrecognized net loss                                                      45,498                   104,494
     Unrecognized transition asset                                             (45,044)                  (48,262)
     Unrecognized prior service cost                                            67,781                    70,900
                                                                            ----------               -----------
     Accrued pension liability                                             $   (25,600)              $   (27,041)
                                                                           ===========               ===========

The weighted average discount rate used to measure the projected benefit obligation was 7.25% in 1995, 1994 and 1993. The rate of increase in future compensation levels was 5% in 1995, 1994 and 1993. The expected long-term rate of return on assets was 7.75% for 1995 and 8% for 1994 and 1993. Amortization of prior service cost and unrecognized gains and losses is performed under the straight-line method of amortization over the average remaining service period of employees expected to receive benefits.

The Corporation has a 401(k) employee savings plan covering substantially all employees. Contributions are voluntary and at the discretion of the Board of Directors. Employee contributions cannot exceed the lesser of 15% of their annual salary or the maximum allowable amount under current Internal Revenue Code guidelines. The Corporation contributed $2,627, $3,627 and $3,189 to the plan in 1995, 1994 and 1993, respectively.

The Bank has a deferred compensation and noncompete agreement with an officer which provides that upon termination of employment resulting from retirement, death or disability, the officer shall be paid $24,000 annually for a period of five years. Deferred compensation expense for the years ended December 31, 1995, 1994 and 1993 was $19,783, $20,002 and $20,002, respectively.

The Bank provides a Selective Retirement Plan for certain retired and active employees. The Corporation has committed to pay selected employees, or their beneficiary, upon retirement or death, a monthly benefit for 10 years. The retirement age was changed from age 65 to 60 in 1994 which increased the December 31, 1994 liability by $45,000, net of tax. The Corporation has purchased life insurance policies on the plan participants which had a cash value of $226,000 and $228,000 at December 31, 1995 and 1994, respectively, and is included in other assets. The estimated obligation under the plan is $331,494 and $373,000 as of December 31, 1995 and 1994, respectively, and is included in other liabilities.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of unused lines-of-credit. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amounts of these instruments. The Corporation uses the same credit policies in making such commitments as it does for loans recorded in the financial statements. Since many commitments typically expire without being funded, the total does not necessarily represent future cash requirements.

Financial instruments whose contract amounts represent credit risk at December 31 are as follows:
                                              1995               1994
                                              ----               ----

     Unused lines of credit               $ 2,142,128       $ 2,021,911

Most of these commitments were made at variable rates tied to the prime rate of interest.


NOTE 11 - RETAINED EARNINGS - DIVIDEND RESTRICTION

Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Retained earnings of the Bank from which dividends may be paid to the holding company were $715,085, $551,461 and $653,699 at December 31, 1995, 1994 and 1993, respectively.


NOTE 12 - RELATED PARTY LOAN TRANSACTIONS

Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Total loans to these persons approximate $175,476 and $146,974 at December 31, 1995 and 1994, respectively. During 1995 and 1994, $80,000 and $0 related party loans were originated, respectively, and $51,498 and $24,034 of repayments were made on those loans, respectively.


NOTE 13 - STOCK OPTION

The Corporation has entered into a stock option agreement with an officer that grants the officer options to purchase 5,000 shares of the Corporation's common stock for a purchase price of $36 per share. The options are exercisable as follows: 1,000 shares after expiration of the initial 12-month term of the options and an additional 1,000 shares at the expiration of each 12-month period thereafter. As of December 31, 1995, 4,000 shares are available for exercise. The options will remain exercisable until the 10th anniversary of the date of grant, except in the event of death or termination of employment. No stock options have been exercised under the plan.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Corporation has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Corporation is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Corporation.


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and cash equivalents
-------------------------

For these short-term investments which include amounts due from other financial institutions and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Securities
----------

For securities available for sale and held to maturity, estimated fair values are based on quoted market prices or dealer quotes.

Loans, net of allowance for loan losses
---------------------------------------

The estimated fair value of loans, net of allowance for loan losses, is principally estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, and using prepayment assumptions for residential family loans. The carrying value of the allowance for loan losses is a reasonable estimate of fair value.

Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock
------------------------------------------------------------------

The carrying amount is a reasonable estimate of the fair value for FHLB and Federal Reserve Bank stock.

Deposits
--------

The estimated fair value of noninterest-bearing demand deposits, NOW and money market deposits and savings deposits is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

                                  (Continued)

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
  (Continued)

Accrued interest receivable and payable
---------------------------------------

For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

Off-balance-sheet financial instruments
---------------------------------------

The Bank's commitments to extend credit and undisbursed loans are deemed to have no fair value as such commitments are generally fulfilled at current market rates.

The estimated fair values of the Bank's financial instruments are as follows:

                                                                 December 31, 1995
                                                                 -----------------
                                                                  (in thousands)
                                                              Estimated
                                                              Carrying           Fair
                                                                Value            Value
                                                                -----            -----
Financial assets
     Cash and cash equivalents                               $     6,858      $     6,858
     Securities                                                   12,422           12,315
     Loan, net of allowance for loan losses                       24,964           24,803
     FHLB and Federal Reserve Bank stock                             171              171
     Accrued interest receivable                                     358              358

Financial liabilities
     Noninterest-bearing demand deposits                          (8,863)          (8,863)
     NOW and money market deposits                               (13,539)         (13,539)
     Savings deposits                                            (10,647)         (10,647)
     Certificates of deposit                                      (7,391)          (7,389)
     Accrued interest payable                                       (102)            (102)


While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at December 31, 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1995 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures, such as premises and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. Excluded, among other items, are the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

                                  (Continued)
                                                                         F-22

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Hastings Financial Corporation at December 31:

                            CONDENSED BALANCE SHEETS
                           December 31, 1995 and 1994
                                                           1995                1994
                                                           ----                ----
     ASSETS
          Cash and due from banks                       $     3,012         $     3,768
          Investment in subsidiary bank                   4,910,861           4,567,424
          Dividends receivable                              169,792             137,142
                                                        -----------         -----------

              Total assets                              $ 5,083,665         $ 4,708,334
                                                        ===========         ===========

     LIABILITIES
          Dividends payable                             $   169,792         $   137,142

     TOTAL SHAREHOLDERS' EQUITY                           4,913,873           4,571,192
                                                        -----------         -----------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $ 5,083,665         $ 4,708,334
                                                        ===========         ===========

                                  (continued)
                                                                        F-23

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993



NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
  (Continued)

                                             CONDENSED STATEMENTS OF INCOME
                                      Years ended December 31, 1995, 1994 and 1993

                                                            1995              1994               1993
                                                            ----              ----               ----

     Dividends from subsidiary bank                      $   330,964       $   137,142        $   129,306

     Other expenses                                              756             2,795              7,178
                                                         -----------       -----------        -----------


     INCOME BEFORE EQUITY IN UNDISTRIBUTED
       EARNINGS OF SUBSIDIARY BANK                           330,208           134,347            122,128

     Equity in undistributed earnings
       of subsidiary bank                                    285,503           268,408            290,231
                                                         -----------       -----------        -----------


     NET INCOME                                          $   615,711       $   402,755        $   412,359
                                                         ===========       ===========        ===========



                                 (continued)

NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1995, 1994 and 1993

                                                                      1995              1994               1993
                                                                      ----              ----               ----
     CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                 $   615,711       $   402,755        $   412,359
        Adjustments to reconcile net income
         to net cash from operating activities
           Equity in undistributed earnings
            of subsidiary bank                                        (285,503)         (268,408)          (290,231)
           Amortization of organizational costs                                            2,223              6,616
           Change in dividends receivable                              (32,650)         (137,142)
                                                                   -----------       -----------        -----------
              Net cash from operating
                activities                                             297,558              (572)           128,744

     CASH FLOWS FROM FINANCING ACTIVITIES
        Dividends paid                                                (137,142)                            (129,306)
        Repurchase and retirement of
          common stock                                                (161,172)
                                                                   -----------                          -----------
           Net cash from financing activities                         (298,314)                            (129,306)
                                                                   -----------       -----------        -----------

     Net change in cash and cash equivalents                              (756)             (572)              (562)

     Cash and cash equivalents
        at beginning of year                                             3,768             4,340              4,902
                                                                   -----------       -----------        -----------

     CASH AND CASH EQUIVALENTS AT END OF YEAR                      $     3,012       $     3,768        $     4,340
                                                                   ===========       ===========        ===========

                         HASTINGS FINANCIAL CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                of Financial Condition and Results of Operations

                     SIX MONTHS ENDED JUNE 30, 1996 AND 1995

This discussion provides information about the consolidated financial condition and results of operations of Hastings Financial Corporation (the "Corporation") and its subsidiary National Bank of Hastings (the "Bank"), and should be read in conjunction with the Consolidated Financial Statements

MATERIAL CHANGES IN FINANCIAL CONDITION
---------------------------------------
A comparison of the balance sheets from December 31, 1995, to June 30, 1996, illustrates only one change of significance, total loans grew from $ 25.2 million to $ 27.0 million. This loan growth represents a change of $ 1.8 million or an annualized rate of almost 15%. The loan growth occurred in the Bank's indirect lending portfolio. The residential mortgage loan portfolio decreased slightly from December 31, 1995, to June 30, 1996.

The funding of loan growth resulted from several sources: maturities of securities; a reduction of cash and due from banks; net income from operations and modest deposit growth.

MATERIAL CHANGES IN RESULTS OF OPERATIONS
-----------------------------------------
Analyzing results of the six month period ended June 30, 1995, with the six months ended June 30 ,1996, indicates three items of note. Interest income shifted from securities to loans and resulted in a $139,000 increase in total interest income. The change of interest income is primarily attributable to a movement of principal balances (volume) from a lower yielding securities portfolio to a higher yielding loan portfolio.

The second item of note was a realization of $99,000 gain on a life insurance policy in 1995.

The third item was a $43,000 reduction of Federal Deposit Insurance Corporation
(FDIC) assessment premium from the 1995 period as compared to the 1996 period. The Bank's assessment rate changed to the FDIC minimum amount for 1996 which is approximately $2,000 per year.

ACCOUNTING STANDARDS IMPLEMENTED IN 1996
----------------------------------------
In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Statement requires review of such assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. The Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Corporation adopted SFAS No. 121 effective January 1, 1996. The adoption had no material effect on the Corporation's financial position or results of operations for the six months ended June 30, 1996.

The FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, in May 1995. This Statement changes the accounting for mortgage servicing rights retained by the loan originator. Under this Statement, an entity that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Under current practice, all such costs are assigned to the loan. The costs allocated to mortgage servicing rights are to be recorded as a separate asset and amortized in proportion to, and over the life of, the net servicing income. The carrying value of the mortgage servicing rights are to be periodically evaluated for impairment. The Statement became effective for the Corporation as of January 1, 1996. The adoption of SFAS No. 122 did not have a material effect on the Corporation's financial position or results of operations for the six months ended June 30, 1996.

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, entities to use a fair value based method to account for stock-based compensation plans. If the fair value accounting encouraged by SFAS No. 123 is not adopted, entities must disclose the pro forma effect on net income and on earnings per common share had the fair value accounting been adopted. The Corporation has elected to not adopt SFAS No. 123. However, the Corporation will provide any required proforma disclosures in any future complete financial statements. The proforma disclosures are not required in noncomplete interim financial statements.

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                        OF HASTINGS FINANCIAL CORPORATION

                               AS OF JUNE 30, 1996
                        AND FOR THE SIX MONTHS THEN ENDED


                         HASTINGS FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                       June 30, 1996 and December 31, 1995
                                   (Unaudited)
                                                          1996               1995
                                                          ----               ----
ASSETS
     Cash and due from banks                           $ 3,248,912        $ 4,258,464
     Federal funds sold                                  2,800,000          2,600,000
                                                       -----------        -----------
         Total cash and cash equivalents                 6,048,912          6,858,464

     Securities available for sale                       1,631,728          1,655,233
     Securities held to maturity (fair values:
       1996 - $10,270,779; 1995 - $10,659,280)          10,427,836         10,766,614

     Loans                                              27,036,630         25,163,754
     Allowance for loan losses                            (210,984)          (200,031)
                                                       -----------        -----------
                                                        26,825,646         24,963,723

     Premises and equipment, net                         1,017,378          1,026,331
     Accrued interest receivable                           407,992            357,578
     Other assets                                          487,242            511,814
                                                       -----------        -----------

                                                       $46,846,734        $46,139,757
                                                       ===========        ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
         Noninterest-bearing demand                    $ 8,940,432        $ 8,863,243
         NOW and money market                           13,118,479         13,539,396
         Savings                                        10,651,264         10,647,428
         Certificates of deposit                         8,025,296          7,391,487
                                                       -----------        -----------
                                                        40,735,471         40,441,554
     Accrued interest payable                              104,726            101,989
     Other liabilities                                     726,581            682,341
                                                       -----------        -----------
                                                        41,566,778         41,225,884

Shareholders' equity
     Common stock, $1 par value:  400,000 shares
       authorized, 79,463 and 75,463 shares
       outstanding in 1996 and 1995, respectively           79,463             75,463
     Capital surplus                                       730,581            590,581
     Retained earnings                                   4,488,728          4,252,116
     Net unrealized loss on securities available
       for sale, net of tax of $9,693 in 1996 and
       $2,208 in 1995, respectively                        (18,816)            (4,287)
                                                       -----------        -----------
                                                         5,279,956          4,913,873
                                                       -----------        -----------

                                                       $46,846,734        $46,139,757
                                                       ===========        ===========


          See accompanying notes to consolidated financial statements.



                         HASTINGS FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     Six months ended June 30, 1996 and 1995
                                   (Unaudited)




                                                            1996               1995
                                                            ----               ----
Interest income
     Loans, including fees                             $ 1,259,642       $ 1,055,576
     Securities
         U.S. Treasuries and federal agencies              235,929           321,942
         State and political subdivisions                   68,004            79,988
         Other                                              16,568            18,807
     Federal funds sold                                     51,885            16,532
                                                       -----------       -----------
                                                         1,632,028         1,492,845

Interest expense                                           559,624           522,589
                                                       -----------       -----------


NET INTEREST INCOME                                      1,072,404           970,256

Provision for loan losses                                    9,252             3,082
                                                       -----------       -----------


NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      1,063,152           967,174

Other income
     Service charges                                       175,235           148,913
     Net gains on security sales and calls                                     1,302
     Gain on life insurance policy                                            98,924
     Other                                                  19,290             5,579
                                                       -----------       -----------
                                                           194,525           254,718
Other expenses
     Salaries and wages                                    326,799           337,941
     Pension and other employee benefits                   100,925           123,217
     Occupancy expense of bank premises                     72,679            60,118
     FDIC assessment                                         1,197            44,671
     Equipment expenses                                     62,162            68,242
     Supplies and postage expense                           41,895            40,262
     Professional services                                  35,643            22,444
     Other                                                 134,185            97,075
                                                       -----------       -----------
                                                           775,485           793,970
                                                       -----------       -----------


INCOME BEFORE FEDERAL INCOME TAX                           482,192           427,922

Federal income tax expense                                 146,250            99,896
                                                       -----------       -----------


NET INCOME                                             $   335,942       $   328,026
                                                       ===========       ===========

Earnings per common share                                  $ 4.41             $ 4.26
                                                            ======            ======


          See accompanying notes to consolidated financial statements.


                                             HASTINGS FINANCIAL CORPORATION
                               CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                             Six months ended June 30, 1996
                                                      (Unaudited)

                                                                                            Net
                                                                                        Unrealized
                                                                                          Loss on
                                                                                         Securities         Total
                                         Common          Capital        Retained         Available      Shareholders'
                                          Stock          Surplus        Earnings          for Sale         Equity
                                         ------          -------        --------         ---------      -------------
BALANCE,
  JANUARY 1, 1996                      $   75,463      $  590,581      $4,252,116       $   (4,287)      $4,913,873

Net income                                                                335,942                           335,942

Exercise of stock options                   4,000         140,000                                           144,000

Cash dividends at $1.25
  per share                                                               (99,330)                          (99,330)

Change in net
  unrealized loss
  on securities available
  for sale, net of tax
  of $(7,485)                                                                              (14,529)         (14,529)
                                       ----------      ----------      ----------       ----------       ----------
BALANCE,
  JUNE 30, 1996                        $   79,463      $  730,581      $4,488,728       $  (18,816)      $5,279,956
                                       ==========      ==========      ==========       ==========       ==========

          See accompanying notes to consolidated financial statements.


                         HASTINGS FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Six months ended June 30, 1996 and 1995
                                   (Unaudited)




                                                                 1996                1995
                                                                 ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                            $   335,942        $   328,026
     Adjustments to reconcile net income
       to net cash from operating activities
         Depreciation                                           37,535             39,697
         Net gains on security sales and calls                                     (1,302)
         Provision for loan losses                               9,252              3,082
         Net amortization of premiums and discounts
           on securities                                      (207,266)               193
         Net change in assets and liabilities
              Accrued interest receivable                      (50,414)              (771)
              Other assets                                      32,057             29,074
              Accrued interest payable                           2,737              7,005
              Other liabilities                                114,702           (440,211)
                                                           -----------        -----------
                  Net cash from operating activities           274,545            (35,207)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of securities available for sale                (50,000)          (500,000)
     Proceeds from sales of securities available for sale                       1,500,000
     Proceeds from maturities of securities
       available for sale                                      585,110          1,500,000
     Proceeds from maturities and calls of  securities
       held to maturity                                                         1,525,000
     Proceeds from principal paydowns on mortgage-backed
       securities                                               12,425             65,664
     Net change in loans                                    (1,871,175)          (819,558)
     Purchases of premises and equipment, net                  (28,582)            (4,505)
                                                           -----------        -----------
         Net cash from investing activities                 (1,352,222)         3,266,601

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                    293,917           (963,174)
     Dividends paid                                           (169,792)          (137,142)
     Exercise of options on common stock                       144,000
     Repurchase and retirement of common stock                                   (161,172)
                                                           -----------        -----------
         Net cash from financing activities                    268,125         (1,261,488)
                                                           -----------        -----------

Net change in cash and cash equivalents                       (809,552)         1,969,906

Cash and cash equivalents at beginning of period             6,858,464          3,051,689
                                                           -----------        -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $ 6,048,912        $ 5,021,595
                                                           ===========        ===========

Supplemental disclosure of cash flow information
     Cash paid during the period for
         Interest                                          $   556,887        $   515,584
         Income taxes                                          126,711             53,000


          See accompanying notes to consolidated financial statements.

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                             June 30, 1996 and 1995





The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10-01 of Regulation S-X. Accordingly, footnote disclosures, which would substantially duplicate the disclosures contained in the most recent audited financial statements, have been omitted. In the opinion of management of the Corporation, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The results of operations and cash flows for the six months ended June 30, 1996 may not be indicative of the results for the entire year. The accompanying unaudited consolidated financial statements should be read in conjunction with the notes to consolidated financial statements contained in the December 31, 1995 consolidated financial statements.


NOTE 1 - EARNINGS PER COMMON SHARE

Earnings per common share are calculated on the basis of the weighted average number of shares outstanding adjusted for the effect of dilutive stock options. Earnings per common share are based on 76,130 and 76,915 shares for the six months ended June 30, 1996 and 1995, respectively.


NOTE 2 - ACCOUNTING STANDARDS IMPLEMENTED IN 1996

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Statement requires review of such assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. The Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Corporation adopted SFAS No. 121 effective January 1, 1996. The adoption had no material effect on the Corporation's financial position or results of operations for the six months ended June 30, 1996.



          See accompanying notes to consolidated financial statements.

                         HASTINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                             June 30, 1996 and 1995





NOTE 2 - ACCOUNTING STANDARDS IMPLEMENTED IN 1996 (Continued)

The FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, in May 1995. This Statement changes the accounting for mortgage servicing rights retained by the loan originator. Under this Statement, an entity that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Under current practice, all such costs are assigned to the loan. The costs allocated to mortgage servicing rights are to be recorded as a separate asset and amortized in proportion to, and over the life of, the net servicing income. The carrying value of the mortgage servicing rights are to be periodically evaluated for impairment. The Statement became effective for the Corporation as of January 1, 1996. The adoption of SFAS No. 122 did not have a material effect on the Corporation's financial position or results of operations for the six months ended June 30, 1996.

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, entities to use a fair value based method to account for stock-based compensation plans. If the fair value accounting encouraged by SFAS No. 123 is not adopted, entities must disclose the pro forma effect on net income and on earnings per common share had the fair value accounting been adopted. The Corporation has elected to not adopt SFAS No. 123. However, the Corporation will provide any required proforma disclosures in any future complete financial statements. The proforma disclosures are not required in noncomplete interim financial statements.


NOTE 3 - SUBSEQUENT EVENT

In July of 1996, the Corporation announced that it had signed a definitive agreement to be acquired by First Financial Bancorp, parent company of First National Bank of Southwestern Ohio. The transaction will be structured as a tax-free exchange and will be accounted for under the pooling-of-interests method.

                                 (continued)

               PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT


         For information regarding the principal shareholders of First Financial and ownership of First Financial Common Stock by First Financial's directors and executive officers, see "Item 12. Security Ownership of Certain Beneficial Owners and Management" in the First Financial Form 10-K, which is incorporated herein by reference.

         The following table sets forth certain information with respect to the only persons known to Hastings Financial to own beneficially more than 5% of the outstanding common stock of Hastings Financial as of the Record Date:

                                                Number of     Percent of Shares
         Name and Address                         Shares         Outstanding
         ----------------                       ---------     -----------------
         Richard T. Groos                         28,472           35.39%
         Hastings Financial Corporation
         241 West State Street
         Hastings, MI  49058

         Larry J. Kornstadt                        5,773            7.17%
         Hastings Financial Corporation
         241 West State Street
         Hastings, MI  49058



         The following table sets forth certain information regarding the number of shares of common stock of Hastings Financial beneficially owned by each director of Hastings Financial and by all directors and executive officers of Hastings Financial as a group as of the Record Date:

                                                Number of    Percent of Shares
         Name                                     Shares       Outstanding
         --------------------                   ---------    -------------------
         Jack E. Echtinaw                          875 (1)         1.09%
         Richard T. Groos (2)                   28,472            35.39%
         Thomas T. Groos (2)                     2,660 (3)         3.31%
         Michael D. Humphreys                      200 (4)         0.25%
         Mark R.S. Johnson                         200             0.25%
         Larry J. Kornstadt                      5,773 (5)         7.17%
         Wade W. Nitz                              150             0.19%
         Robert W. Sherwood                      2,250 (6)         2.80%
         David C. Wren                             475 (7)         0.59%

         All executive officers and
         directors as a group
         (11 persons)                           41,110            51.09%
         --------------------

         (1)      All of Mr. Echtinaw's shares are owned jointly with his wife.
         (2)      Thomas T. Groos is the son of Richard T. Groos.  The number of shares shown for each individual does not include shares owned by the other.  Thomas T. Groos disclaims beneficial ownership of shares owned by Richard T. Groos and Richard T. Groos disclaims beneficial ownership of shares owned by Thomas T. Groos.
         (3)      Of these, 1,460 shares are owned by Mr. Groos' children, for which Mr. Groos disclaims beneficial ownership.
         (4)      All of Mr. Humphreys' shares are owned jointly with his wife.
         (5)      Of these, 5,216 shares are owned jointly with Mr. Kornstadt's wife.
         (6)      Of these, 2,000 shares are owned by a trust, of which Mr. Sherwood is the trustee and beneficiary.  Mr. Sherwood disclaims beneficial ownership of the shares owned by the trust.
         (7)      Of these, 100 shares are owned by Mr. Wren's wife, for which Mr. Wren disclaims beneficial ownership.



                   COMPARATIVE MARKET AND DIVIDEND INFORMATION


Nature Of Trading Market
------------------------
         The First Financial Common Stock is quoted on the Nasdaq National Market System under the symbol "FFBC". On November __, 1996, the last reported sale price of First Financial Common Stock as reported on the Nasdaq National Market System was $_____ per share.

         The Hastings Financial Common Stock is not traded on an established public market. The last known trading price of Hastings Financial Common Stock was $54.75 per share on December 14, 1995. As there is not an established public trading market for the shares of Hastings Financial Common Stock, the stock is not liquid and the price indicated above may not reflect the prices which would be paid for such shares on an active market. The information should not necessarily be relied upon when determining the value of a shareholder's investment.

         The following table sets forth, for the periods indicated, the high and low sales prices per share of First Financial Common Stock as reported on the Nasdaq National Market System. All prices have been adjusted to give retroactive effect to stock dividends and stock splits.

                                              FIRST FINANCIAL           FIRST FINANCIAL
                                                    HIGH                      LOW
                                              ---------------           ---------------
         1993
         ----
         First Quarter                             $25.05                    $23.40
         Second Quarter                             26.40                     24.15
         Third Quarter                              32.55                     25.50
         Fourth Quarter                             33.45                     30.90

         1994
         ----
         First Quarter                              39.80                     29.20
         Second Quarter                             31.60                     30.00
         Third Quarter                              32.20                     30.20
         Fourth Quarter                             33.75                     29.50

         1995
         ----
         First Quarter                              34.75                     32.50
         Second Quarter                             34.50                     33.00
         Third Quarter                              35.50                     33.00
         Fourth Quarter                             35.25                     33.00

         1996
         ----
         First Quarter                              35.50                     33.50
         Second Quarter                             35.00                     31.50
         Third Quarter                              _____                     _____
         Fourth Quarter
           through November __, 1996                _____                     _____

         The following information reflects actual trade transactions in Hastings Financial Common Stock made during 1993, 1994, 1995 and through November __, 1996, for which management is aware of both the number of shares traded and the selling price. Management is aware of other trades not listed below, but is not aware of the selling price for such trades. The information should not necessarily be relied upon when determining the value of a shareholder's investment.

                                                    Hastings Financial Trades In
                                    -------------------------------------------------------------
                                      1993             1994              1995(1)          1996(2)
                                    --------         --------          ---------        ---------
Number of trades                           7                2                 1                0
Number of shares traded                  754            1,225             1,038              N/A
Selling price                       $43.00-$48.50      $50.75            $54.75              N/A
-------------------

(1)  Does not include 2,904 shares repurchased at $55.50 per share and retired by Hastings Financial.
(2)  Through November __, 1996


         As of November __, 1996, there were approximately _____ holders of record of the First Financial Common Stock. As of November __, 1996, Hastings Financial had 78 shareholders of record.


Dividends
---------
         The following table sets forth the per share cash dividends declared on First Financial and Hastings Financial Common Stock, respectively, for each quarter since January 1, 1993. First Financial dividends have been adjusted to give retroactive effect to all stock dividends and stock splits.

                                              FIRST FINANCIAL         HASTINGS FINANCIAL
                                              ---------------         ------------------

         1993
         ----
         First Quarter                          $ .1980
         Second Quarter                           .1980
         Third Quarter                            .1980
         Fourth Quarter                           .2160                     $ 1.65

         1994
         ----
         First Quarter                            .2160
         Second Quarter                           .2160
         Third Quarter                            .2160
         Fourth Quarter                           .3200                       1.75

         1995
         ----
         First Quarter                            .2600
         Second Quarter                           .2600
         Third Quarter                            .2600
         Fourth Quarter                           .3000                       2.25

         1996
         ----
         First Quarter                            .3000
         Second Quarter                           .3000                       1.25
         Third Quarter                            .3000                     ______
         Fourth Quarter
           through November __, 1996              .____                     ______


                                       68

         Hastings Financial anticipates paying a regular dividend of $1.25 per share on or before December 31, 1996. In the Merger Agreement, First Financial and Hastings Financial agreed to cooperate with each other to ensure that, during the quarter in which the Effective Time occurs, the shareholders of Hastings Financial receive a cash dividend from either Hastings Financial or First Financial and that such shareholders do not receive dividends from both Hastings Financial and First Financial.

         The future dividend policy of First Financial is subject to the discretion of First Financial's Board of Directors, cash needs, general business conditions and dividends from subsidiaries.

         For certain restrictions on the payment of dividends by First Financial and Hastings Financial see "COMPARISON OF COMMON STOCK AND SHAREHOLDERS' RIGHTS-- Dividend Rights."

               COMPARISON OF COMMON STOCK AND SHAREHOLDERS' RIGHTS

         The following summary comparison of the terms of the common stock of Hastings Financial and First Financial, and the rights of holders thereof, does not purport to be complete and is qualified in its entirety by reference to First Financial's Articles of Incorporation, Hastings Financial's Articles of Incorporation, First Financial's Code of Regulations and Hastings Financial's By-Laws. Various features of the Articles of Incorporation and Code of Regulations of First Financial differ from Hastings Financial's Articles of Incorporation and By-Laws. The following discussion summarizes the differences that are deemed to be material by First Financial.


Authorized But Unissued Shares
------------------------------

         First Financial's Articles of Incorporation authorize the issuance of 25,000,000 shares, par value $8.00 per share, of First Financial Common Stock, of which 13,374,810 shares were issued and outstanding at June 30, 1996. The remaining authorized but unissued shares of First Financial Common Stock may be issued upon authorization of the Board of Directors without prior shareholder approval.

         Hastings Financial's Articles of Incorporation authorize the issuance of 400,000 shares, par value $1.00 per share, of which 80,463 shares were issued and outstanding at July 31, 1996.


Dividend Rights
---------------

         The holders of Hastings Financial and First Financial Common Stock are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. Subject to certain regulatory restrictions, dividends may be paid in cash, property or shares of common stock, unless the entity is insolvent or the dividend payment would render it insolvent.

         The amount of dividends, if any, that may be declared by First Financial following the purchase will necessarily depend upon many factors, including without limitation, future earnings, capital requirements, business conditions of subsidiaries (since First Financial will be dependent upon dividends paid to it by its subsidiaries) and the discretion of First Financial's Board of Directors. Dividends paid to First Financial by its subsidiary financial institutions are subject to the regulations of various regulatory authorities. A Federal Reserve Board Policy Statement provides that cash dividends paid by a bank holding company should meet the following two guidelines: (1) the organization's net income available to common shareholders over the past year should be sufficient to fully fund the dividends and (2) the prospective rate of earnings retention by the organization appears consistent with capital needs, asset quality, and overall financial condition. First Financial has complied with the first guideline since its organization in 1983 and believes it has also complied with the second guideline.

Interested Shareholders
-----------------------

         Hastings Financial's Articles of Incorporation provides that an "Interested Shareholder" shall mean any person (other than Hastings Financial, National Bank of Hastings, the incorporator of Hastings Financial, any person who was the beneficial owner of 10.0% or more of National Bank of Hastings common stock prior to its acquisition by Hastings Financial, or any person who is or was the beneficial owner of 10.0% or more Hastings Financial Common Stock prior to the acquisition of National Bank of Hastings) who meets any one of the following three requirements:

         (a) is the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the outstanding voting stock;

         (b) is an affiliate of Hastings Financial and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding voting stock; or

         (c) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         Hastings Financial's Articles of Incorporation require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Hastings Financial Common Stock, and the affirmative vote of 2/3 or more of the outstanding voting shares not owned directly or indirectly by any Interested Shareholder or an affiliate or associate of the Interested Shareholder, for the authorization and adoption of:

         (a) any merger or consolidation with any Interested Shareholder or any other corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder;

         (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, either in one transaction or a series of transactions, to or with any Interested Shareholder, or affiliate of such shareholder, of any assets of Hastings Financial having, measured at the time the transaction or transactions are approved by the Board of Directors, an aggregate fair market value of 10.0% or more, as measured as of the end of the most recently ended fiscal quarter, of Hastings Financial's net worth;

         (c) the issuance or transfer of any securities of Hastings Financial to any Interested Shareholder, or affiliate of such shareholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of 5.00% or more of the total market value of the outstanding shares of Hastings Financial Common Stock;

         (d) the adoption of any plan or proposal for the liquidation or dissolution of Hastings Financial proposed by or on behalf of any Interested Shareholder or affiliate of such shareholder; or

         (e) any reclassification of securities or recapitalization of Hastings Financial, any merger or consolidation with any of its subsidiaries or any other transaction, whether or not with or into or otherwise involving an Interested Shareholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities which are directly or indirectly owned by any Interested Shareholder or affiliate of such shareholder.

         The higher shareholder vote for the above transactions will not be required for transactions where Hastings Financial shareholders will not receive any cash or other consideration if the transaction is approved by a majority of Hastings Financial's Continuing Directors. If Hastings Financial shareholders will receive cash or other consideration under the terms of the proposed transaction, the higher shareholder vote will not be required if the transaction is approved by a majority of Hastings Financial's Continuing Directors or if the consideration to be received meets certain requirements described in Hastings Financial's Articles of Incorporation. In such situations, only the affirmative vote required by Michigan law or other provisions of the Articles of Incorporation is required.

         FIRST FINANCIAL DID NOT OWN SHARES OF HASTINGS FINANCIAL COMMON STOCK PRIOR TO SIGNING THE MERGER AGREEMENT AND DOES NOT INTEND TO OWN SHARES PRIOR TO CONSUMMATION OF THE MERGER. FIRST FINANCIAL DOES NOT THEREFORE QUALIFY AS AN INTERESTED SHAREHOLDER AND THE ABOVE PROVISIONS ARE NOT APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

         First Financial's Articles of Incorporation or Code of Regulations do not contain a similar separation of shareholders owning a specified percentage of its outstanding shares. First Financial is not aware of any shareholders who beneficially own 5.00% or more of its outstanding common shares.


Continuing Directors
--------------------

         Hastings Financial's Articles of Incorporation provides that a "Continuing Director" means each member of the first Board of Directors, any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board. Of the nine directors presently serving on Hastings Financial's Board, all are classified as Continuing Directors. First Financial's Articles of Incorporation and Code of Regulations do not contain a similar separation of directors.

Directors
---------

         After the Merger, Hastings Financial's Board of Directors will be dissolved and First Financial's Board of Directors will be the Board of Directors for the Surviving Corporation.

         The number of directors of First Financial can be no less than nine and no more than 25. First Financial currently has 15 directors, divided into three classes of five directors. The size of the Board can be increased or decreased at any time by the affirmative vote of 2/3 of the whole authorized number of directors or by a majority vote of the shareholders entitled to vote on the proposal at a meeting of the shareholders called for the purpose of electing directors and at which a quorum is present, either in person or by proxy. First Financial's Board of Directors may not, under provisions of First Financial's Code of Regulations, increase the authorized number of directors by more than three positions during any period between annual meetings. Directors are elected to three-year terms, with the term of office of one class expiring each year. Shareholders of First Financial annually elect one-third of its Board of Directors. This method of election could be considered an impediment for a takeover of control of First Financial by third parties.

         Hastings Financial's Articles of Incorporation provide that the number of directors shall be determined by resolution adopted by the affirmative vote of at least 80% of the Board of Directors and a majority of the Continuing Directors. Hastings Financial currently has nine directors, divided into three classes of three directors. Directors are elected to three-year terms, with the term of one class expiring each year, which method of election could be considered an impediment for a takeover or change of control of Hastings Financial by third parties.

         A majority of First Financial's directors in office at any time, though less than a majority of the whole authorized number of directors, may, by a vote of a majority of their number, fill any director's office that is created by an increase in the number of directors or by a vacancy. Any directors so chosen will hold office for the remaining length of the term; a vote by First Financial shareholders is not required. An 80% majority of Hastings Financial's directors then in office and at least a majority of Continuing Directors is required to fill any vacancies in Hastings Financial's Board or fill any newly created director positions. Any directors so chosen may hold office only until the next annual meeting, at which time a vote by shareholders is required.

         One or more directors of Hastings Financial may be removed at any time, with or without cause, by either: (a) the affirmative vote of at least 80% of the Board of Directors and the affirmative vote of a majority of Continuing Directors; or (b) the affirmative vote of at least 80% of the outstanding shares of Hastings Financial Common Stock at a meeting of shareholders called for that purpose. A First Financial director may be removed only if a court of law finds such director guilty of a felony or if the director has breached his fiduciary duty under the laws of Ohio.

         First Financial's Code of Regulations has an age limitation preventing election or re-election of directors who have reached the age of 70 years or older. Hastings Financial's Articles of Incorporation and By-Laws do not contain any such age limitation.


Quorum For Shareholders' Meetings
---------------------------------

         Except as provided by law, the holders of record of a majority of outstanding shares, in person or by proxy, are required for a quorum at all First Financial shareholders' meetings. Except as provided in its Articles of Incorporation, a majority of the outstanding voting shares, represented in person or by proxy, shall constitute a quorum at any Hastings Financial shareholders' meeting.


Meeting Participation By Use Of Communication Equipment
-------------------------------------------------------

         Hastings Financial's By-Laws allow shareholders to participate in a shareholders' meeting and directors to participate in a directors' meeting by using a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. First Financial's Articles of Incorporation and Code of Regulations make no provision for meeting participation using communication equipment, but Ohio statutes allow directors to participate in a directors' meeting using such equipment.


Voting Rights
-------------

         The holders of Hastings Financial Common Stock and First Financial Common Stock are entitled to one vote per share on all matters presented for shareholder vote. Shareholders of First Financial or Hastings Financial do not have cumulative voting rights in the election of directors.


Special Meetings
----------------

         Special Meetings of the shareholders of First Financial may be called for any purpose by the Board of Directors or by any three or more shareholders owning, in the aggregate, not less than 50% percent of the stock of First Financial. Notice of the meeting, including the purpose or purposes of the meeting, must be mailed, postage prepaid, to every shareholder of record at the address appearing on First Financial's books at least 10 days prior to the date of the meeting.

         Special Meetings of the shareholders of Hastings Financial may be called by the Chairman of the Board of Directors, the President or the Secretary pursuant to a resolution by the Board of Directors or upon receipt of a request in writing, stating the purpose or purposes of the special meeting requested, signed by shareholders of record owning a majority of Hastings Financial's issued and outstanding shares. Notice of the meeting, including the purpose or purposes of the meeting, must be delivered or mailed, postage prepaid, not less than 10 days or more than 60 days prior to the date of the meeting to every shareholder of record at the address appearing on Hastings Financial's books. Not less than 20 days notice is required if the purpose of the meeting is to vote on a plan of merger or consolidation or on a sale, lease, exchange or other disposition of all, or substantially all, the property and assets of Hastings Financial.


Preemptive Rights
-----------------

         As permitted by law, neither First Financial's nor Hastings Financial's Articles of Incorporation provide for preemptive rights.


Liquidation Rights
------------------

         In the event of liquidation, the holders of shares of First Financial Common Stock are entitled, subject to the payment in full of First Financial's debts and other liabilities, to receive pro rata any assets distributable to shareholders with respect to the number of shares held by them. The same applies to Hastings Financial.


Redemption And Assessment
-------------------------

         Shares of First Financial and Hastings Financial Common Stock are not subject to further call or assessment. A bank holding company may redeem or purchase shares of its Common Stock with funds legally available therefor, provided it gives prior notice to the Federal Reserve Board if the consideration to be paid for the purchase or redemption, when aggregated with the consideration paid for all purchases or redemptions for the preceding last 12 months, equals or exceeds 10% of its consolidated net worth. This prior notification is not required if the bank holding company (a) exceeds the thresholds established for a "well-capitalized" institution both before and after the redemption, (b) received a composite "1" or "2" rating at its most recent regulatory inspection, and (c) is not the subject of any unresolved supervisory issues. First Financial currently meets these three requirements and is not required to notify the Federal Reserve Board before purchasing shares of its common stock. Redemptions may not be made when First Financial is insolvent or, as a result of the redemption, would be rendered insolvent. Redemptions or repurchases of Hastings Financial Common Stock are also subject to regulatory limitations.

Amendments To Articles And Code Of Regulations/By-Laws
------------------------------------------------------

         The Articles of Incorporation for First Financial may be amended, altered, changed or repealed by following the procedures prescribed by the laws of the State of Ohio at the time of amendment.

         Except as otherwise required in Hastings Financial's Articles of Incorporation, its Articles may be amended, altered, changed or repealed by following the procedures prescribed by the laws of the State of Michigan at the time of amendment. Certain provisions of Hastings Financial's Articles of Incorporation pertaining primarily to the Board of Directors require the affirmative vote of at least 80% of the outstanding common shares to amend or repeal such provisions. Amendment or repeal of certain provisions of Hastings Financial's Articles of Incorporation pertaining primarily to shareholder approval of business combinations involving Interested Shareholders require the affirmative vote of at least 80% of the outstanding common shares entitled to vote, including the affirmative vote of not less than 2/3 of Hastings Financial's shares not owned directly or indirectly by any Interested Shareholder. If amendments pertaining to the Board of Directors or shareholder approval of business combinations involving Interested Shareholders are approved by a majority of Hastings Financial's Continuing Directors, the number of affirmative votes prescribed by Michigan law will be required instead of the higher affirmative votes described above.

         Hastings Financial's By-Laws may be amended by a majority vote of the Board of Directors at any regular or special meeting, without prior notice of the proposed amendment required, or by a majority vote of total shares outstanding at any regular or special meeting if notice of the proposed amendment was included in the meeting notice. First Financial's Code of Regulations may be amended by a majority vote of shares outstanding at any regular or special meeting of shareholders.


First Financial Shareholder Rights Plan
---------------------------------------

         On November 26, 1993, First Financial adopted a shareholder rights plan (the "Plan") and declared a dividend of one right on each outstanding share of First Financial Common Stock ("Right") to shareholders of record as of December 6, 1993. Each share of First Financial Common Stock issued after December 6, 1993 will include one Right. Under the Plan, the Rights will actually be distributed only if one or more of certain designated actions involving First Financial Common Stock occur. See Note 15 of First Financial's 1995 Financial Statements for more information on the Plan.

                       ADJOURNMENT OF THE SPECIAL MEETING


         The shareholders of Hastings Financial are asked to approve a proposal to permit the adjournment of the Special Meeting, if necessary, to solicit additional proxies with respect to the approval of the Merger Agreement. The Merger Agreement must be approved by the affirmative vote of at least a majority of the outstanding shares of Hastings Financial Common Stock. If such matter does not receive the requisite vote of shareholders at the Special Meeting and does not receive a sufficient number of negative votes to assure the failure of the matter, the Board of Directors may decide to adjourn the Special Meeting to solicit additional proxies. If the Board of Directors decides to adjourn the Special Meeting with respect to the Merger Agreement, the Chairman of the Special Meeting will request a motion that the Special Meeting be adjourned for up to 30 days. An adjournment of up to 30 days would not require either the setting of a new meeting date or the giving of notice of the adjourned meeting.

         Each proxy given in connection with the Special Meeting will be voted on a motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy will be voted in favor of any motion to adjourn the Special Meeting. The holders of the majority of the shares of Hastings Financial represented in person or by proxy at the Special Meeting will be required to approve a motion to adjourn the Special Meeting.

         If a motion to adjourn the Special Meeting is approved, no vote will be taken on the Merger Agreement at the Special Meeting on December __, 1996, but the Merger Agreement will be voted upon at the adjourned meeting. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid and will be voted in accordance with the instructions contained therein at the adjourned meeting.

         Because the Board of Directors recommends that the shareholders vote for the Merger Agreement, the Board of Directors similarly recommends that the shareholders vote FOR the proposal to adjourn the Special Meeting, which will facilitate the approval of the Merger Agreement. Such an adjournment would be disadvantageous to shareholders who oppose the Merger Agreement because the adjournment will give Hastings Financial additional time to solicit votes in favor of the Merger Agreement, thereby increasing the chances of passing the Merger Agreement proposal. Hastings Financial has no reason to believe that an adjournment of the Special Meeting will be required.

         If a quorum is not present at the Special Meeting, none of the proposals will be acted upon, and the Board of Directors will adjourn the Special Meeting to a later date in order to solicit additional proxies to assure the presence of a quorum. The proposal to approve a motion to adjourn the Special Meeting does not apply to an adjournment relating to the absence of a quorum.

                                     EXPERTS


         The consolidated financial statements of First Financial incorporated by reference in First Financial's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Hastings Financial at December 31, 1995 and 1994 and for the years then ended appearing in this Proxy Statement-Prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Hastings Financial for the year ended December 31, 1993 appearing in this Proxy Statement-Prospectus have been audited by Beene, Garter & Co., independent auditors, whose report dated January 14, 1994 expressed an unqualified opinion on those statements. The financial statements for that year are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS


         The legality of the shares of First Financial Common Stock to be issued in the Merger described herein and certain additional legal matters will be passed upon by Frost & Jacobs, 2500 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202.

         Certain legal matters in connection with the Merger will be passed upon for Hastings Financial by Werner & Blank Co., L.P.A., 7205 West Central Avenue, Toledo, Ohio 43617.

                                                                      APPENDIX A





                          PLAN AND AGREEMENT OF MERGER

                                    BETWEEN

                            FIRST FINANCIAL BANCORP.

                                      AND

                         HASTINGS FINANCIAL CORPORATION

                          PLAN AND AGREEMENT OF MERGER
                                    BETWEEN
                            FIRST FINANCIAL BANCORP.
                                      AND
                         HASTINGS FINANCIAL CORPORATION


                               TABLE OF CONTENTS

                                                                                                                    Page
1.   Recitals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.   Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

3.   Governing Law; Articles of Incorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

4.   Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

5.   Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

6.   Conversion of Shares in the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     6.1   FFB's Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     6.2   HFC's Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     6.3   Consideration; Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     6.4   Surrender of HFC Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     6.5   Fractional Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

7.   Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

8.   Approval of Shareholders; Filing of Articles of Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

9.   HFC's Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     9.1   Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     9.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     9.3   List of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     9.4   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     9.5   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     9.6   Good and Marketable Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     9.7   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     9.8   Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     9.9   Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     9.10  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     9.11  Litigation and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

     9.12  Material Contracts; No Conflict with Other Instruments . . . . . . . . . . . . . . . . . . . . . . . . .    9
     9.13  Governmental Authorizations and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     9.14  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     9.15  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     9.16  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     9.17  Validity of Contemplated Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

10.  FFB's Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     10.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     10.2  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     10.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     10.4  Shares to be Issued  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     10.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     10.6  Good and Marketable Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     10.7  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     10.8  Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     10.9  Litigation and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     10.10 Material Contracts; No Conflict with Other Instruments . . . . . . . . . . . . . . . . . . . . . . . . .   14
     10.11 Governmental Authorizations and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     10.12 Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     10.13 Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     10.14 Validity of Contemplated Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

11.  Conduct of Business Pending the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.1  Negative Covenants of HFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.2  Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.3  HFC Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     11.4  Purchase of "Tail Coverage". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

12.  Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     12.1  Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     12.2  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     12.3  Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     12.4  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     12.5  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     12.6  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     12.7  Pooling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     12.8  Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     12.9  Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     12.10 Fiduciary Responsibility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     12.11 Larry J. Kornstadt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

13.  Conditions Precedent; Terminations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     13.1  Conditions Precedent to Obligations of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     13.2  Conditions Precedent to FFB's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     13.3  Conditions Precedent to HFC's Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     13.4  Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     13.5  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     13.6  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

14.  General Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     14.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     14.2  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     14.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     14.4  Binding Nature of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     14.5  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     14.6  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     14.7  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                          PLAN AND AGREEMENT OF MERGER
                                    BETWEEN
                            FIRST FINANCIAL BANCORP.
                                      AND
                         HASTINGS FINANCIAL CORPORATION


         PLAN AND AGREEMENT OF MERGER (the "Agreement") dated as of July 2, 1996 by and between FIRST FINANCIAL BANCORP., an Ohio corporation and registered as a bank holding company under the Bank Holding Company Act of 1956 and a savings and loan holding company under the Savings and Loan Holding Company Act ("FFB"), and HASTINGS FINANCIAL CORPORATION, a Michigan corporation and registered as a bank holding company under Bank Holding Company Act of 1956 ("HFC"), pursuant to which FFB and HFC hereby agree as set forth more fully herein.

1.       RECITALS.

         1.1 FFB is a corporation duly organized and existing under the laws of the State of Ohio, having been incorporated on August 8, 1982. HFC is a corporation duly organized and existing under the laws of the State of Michigan, having been incorporated on October 4, 1988.

         1.2 The Boards of Directors of FFB and HFC deem it advisable for the general welfare and advantage of FFB and HFC and their respective shareholders that FFB and HFC merge into a single corporation pursuant to this Agreement and pursuant to the applicable provisions of the laws of the States of Ohio and Michigan and the United States of America, subject to the approval of various federal and state regulatory authorities.

         1.3 As of May 1, 1996, the authorized capital stock of FFB consisted of 25,000,000 shares of common stock, par value $8.00 per share, of which 13,388,384 shares were outstanding.

         1.4 As of the date hereof, the authorized capital stock of HFC consisted of 400,000 shares of common stock, $1.00 par value, of which 79,463 shares were outstanding and 1,000 shares were reserved for issuance pursuant to outstanding options.

         1.5 In consideration of the foregoing premises and of the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable statutory provisions of the States of Ohio and Michigan, the United States of America, and any regulatory approvals, that FFB and HFC will be merged pursuant to the terms and conditions of the merger hereby agreed upon (the "Merger") into a single corporation, which will be FFB, one of the constituent corporations and which will continue its corporate existence and be the corporation surviving the merger (said corporation hereafter being sometimes called the "Surviving Corporation"), and the parties covenant to observe, keep, perform and carry into effect the Merger and this Agreement as hereafter set forth.

2. EFFECTIVE TIME OF THE MERGER. At the effective time of the Merger, the separate existence of HFC will be merged into the Surviving Corporation and National Bank of Hastings (the "Bank"), a wholly owned subsidiary of HFC, will continue as a wholly owned subsidiary of the Surviving Corporation. Consummation of this Agreement will be effected on the later date on which Articles of Merger in substantially the form annexed hereto as Exhibit A are filed in the offices of the Secretary of State of the States of Ohio and Michigan, respectively, after satisfaction of the respective requirements of the federal regulatory agencies and of the applicable laws of the States of Ohio and Michigan prerequisite to such filings.

         The parties to this Agreement agree that they will work diligently to consummate this Agreement on January 1, 1997. In the event that the parties are unable to consummate this Agreement on January 1, 1997, the parties agree that if all conditions precedent to the consummation of this Agreement as set forth in Section 13 hereof have been satisfied on or before the fifteenth day of any given month, the parties will consummate this Agreement as of the end of the same month; provided, however, that if the conditions precedent to the consummation of this Agreement are satisfied on the sixteenth day of any month through the last day of such month, the parties agree that they will consummate this Agreement as of the end of the month immediately following such month, or on such other date as the parties mutually agree.

3. GOVERNING LAW; ARTICLES OF INCORPORATION. The laws which are to govern the Surviving Corporation are the laws of the State of Ohio. The Articles of Incorporation of FFB, at the effective time of the Merger, will be the Articles of Incorporation of the Surviving Corporation until the same will be further amended or altered in accordance with the provisions thereof.

4. BYLAWS. The Regulations of FFB at the effective time of the Merger will be the Regulations of the Surviving Corporation until the same will be altered or amended in accordance with the provisions thereof.

5. DIRECTORS AND OFFICERS. The directors of FFB at the effective time of the Merger will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors as provided by law and the Regulations of the Surviving Corporation, the officers of FFB at the effective time of the Merger will be the officers of the Surviving Corporation. The directors of Bank at the effective time of the Merger will be the directors of Bank until their respective successors are duly elected and qualified. Subject to the authority of the board of directors of Bank as provided by law and the Bylaws of Bank, the officers of Bank at the effective time of the Merger will continue to serve as officers of Bank after the effective time of the Merger.





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
6. CONVERSION OF SHARES IN THE MERGER. The mode of carrying into effect the Merger provided in this Agreement and the manner and basis of converting the shares of the constituent corporation into shares of the Surviving Corporation are as follows:

         6.1 FFB'S COMMON STOCK. None of the shares of common stock, par value $8.00 per share, of FFB issued at the effective time of the Merger will be converted as a result of the Merger, but all such shares (including shares held in the treasury) will remain issued shares of common stock of FFB.

         6.2 HFC'S COMMON STOCK. At the effective time of the Merger, each share of HFC common stock outstanding immediately prior to the effective time of the Merger (except as otherwise provided in Section 6.5) will by virtue of the Merger be converted into shares of FFB common stock as determined pursuant to Section 6.3 below, and each share of HFC common stock held in treasury immediately prior to the effective time of the Merger will be cancelled. Prior to the effective time of the Merger, the outstanding stock options for HFC common stock will be exercised for 5,000 shares of HFC common stock, and such common stock will be entitled to the same conversion rights as set forth in this Section 6.

         6.3     CONSIDERATION; EXCHANGE RATIO.

                 6.3.1 The consideration to be paid to HFC's stockholders pursuant to this Agreement (the "Merger Price") is fixed at $10,000,000 payable in FFB common stock if the effective time of the Merger is on or before January 1, 1997; provided, however, that if the effective time of the Merger is after January 1, 1997, the Merger Price will be fixed at $10,000,000 plus a sum equal to the Bank's earnings after January 1, 1997 excluding transaction-related costs, which sum will be payable in FFB common stock. Notwithstanding any of the foregoing to the contrary, dissenting shareholders of HFC who perfect their rights under the laws of the State of Michigan will receive cash in such amount per share of HFC which they own as determined in accordance with Michigan Business Corporations Act Section 450.1762. At the effective time of the Merger, each of the then issued and outstanding shares of HFC will be cancelled and extinguished and, in consideration and in exchange therefor, the holders thereof will be entitled, upon compliance with Section 6.4, to receive from FFB a number of common shares of FFB equal to the Merger Price divided by the mathematical average of the average of the closing daily bid and asked prices for FFB stock on the National Association of Security Dealers Automated Quotation ("NASDAQ") national market system for the twenty trading days ending at 4:00 p.m. (New York time) three trading days prior to the effective time of the Merger (the "Exchange Ratio"), which resultant sum is multiplied by a fraction, the numerator of which is the number of HFC shares owned by such holder and the denominator of which is the aggregate number of shares of HFC stock issued and outstanding on such date; provided, however, that in the event of the subdivision or split of the outstanding shares of FFB, the payment of a dividend in FFB stock or a capital reorganization, reclassification or recapitalization affecting FFB stock, the Exchange Ratio will be adjusted proportionately so that the shareholders of HFC





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
will receive such number of shares of FFB common stock that represents the same percentage of outstanding shares of FFB common stock at the effective time of the merger as would have been represented by the number of shares such shareholders would have received if the recapitalization had not occurred.

                 6.3.2 After determining the Exchange Ratio, each holder of outstanding common stock of HFC after the effective time of the Merger, upon surrender to FFB, will be entitled to receive one or more stock certificates of FFB into which the common stock of HFC so surrendered will have been converted as aforesaid. No dividends that may have been declared by FFB after the effective time of the Merger and prior to the surrender of HFC shares will be paid until such shares have been presented for exchange to FFB. FFB will make delivery of certificates to HFC shareholders within ten business days of receipt by the Exchange Agent (as defined in Section 6.4 below) of HFC certificates.

         6.4 SURRENDER OF HFC CERTIFICATES. As soon as practicable after the Merger becomes effective, the stock certificates representing common stock of HFC issued and outstanding at the time the Merger becomes effective will be surrendered for exchange to FFB. As promptly as practicable after the effective time of the Merger, First National Bank of Southwestern Ohio (the "Exchange Agent") will prepare and mail to each holder of record of an outstanding certificate or certificates prior thereto representing shares of HFC a letter of transmittal containing instructions for the surrender of the certificate or certificates of HFC held by such holder. Upon surrender of the certificate or certificates that prior thereto represented shares of HFC in accordance with instructions set forth in the letter of transmittal, such holder will be entitled to receive in exchange therefor, certificates representing the number of whole shares of FFB into which the shares represented by the certificate or certificates so surrendered will have been converted, without interest. Adoption of this agreement by the stockholders of HFC will constitute ratification of the appointment of First National Bank of Southwestern Ohio as the Exchange Agent for this purpose. The Exchange Agent will not be obligated to deliver certificates for FFB stock to a former stockholder of HFC until such former stockholder surrenders his or her certificate or certificates representing shares of HFC or, in default thereof, an appropriate affidavit of loss and indemnity agreement or bond as may be required by FFB. Until so surrendered for exchange, each such stock certificate formerly representing common stock of HFC will be deemed for all corporate purposes (except for the payment of dividends, which will be subject to the exchange of stock certificates as above provided) to evidence the ownership of the number of shares of common stock of the Surviving Corporation that the holder thereof would be entitled to receive upon its surrender to FFB.

         6.5 FRACTIONAL INTERESTS. No fractional shares of common stock of FFB or certificate or scrip representing the same will be issued. In lieu thereof, each holder of HFC's common stock having a fractional interest arising upon such conversion will be paid in cash by FFB for the additional fractional interest. Such payment will be equal to the fractional interest times the Exchange Ratio. This amount will not be paid to any holder of HFC's common stock who will not have surrendered his certificates for exchange pursuant to
Section 6.4 hereof, and FFB will retain such amount until such time as such certificates have been surrendered.

7. EFFECT OF THE MERGER. At the effective time of the Merger, the Surviving Corporation will succeed to, without other transfer, and will possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of each of FFB and HFC, and all the rights, privileges, immunities, powers and franchises of each of FFB and HFC and all property, real, personal and mixed, and all debts due to either of said constituent corporations on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said corporations, will be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest will be thereafter as effectually the property of the Surviving Corporation as they were of FFB and HFC, respectively, and the title to any real estate vested by deed or otherwise in either of FFB and HFC will not revert or be in any way impaired by reason of the Merger; provided; however, that all rights of creditors and all liens upon any property of either of FFB or HFC will be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the Merger, and all debts, liabilities and duties of said constituent corporations, respectively, will thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

8. APPROVAL OF SHAREHOLDERS; FILING OF ARTICLES OF MERGER. This Agreement will be submitted to the shareholders of HFC for adoption and approval on or before November 30, 1996 [?], or such later date as the Boards of Directors of FFB and HFC mutually approve. After such adoption and approval, and subject to the conditions contained in this Agreement, Articles of Merger in substantially the form annexed hereto as Exhibit A will be signed, verified and delivered to the Secretary of State of the States of Ohio and Michigan for filing as provided by the respective statutes of such states.

9. HFC'S REPRESENTATIONS AND WARRANTIES. HFC represents and warrants to FFB as of the date hereof and as of the effective time of the Merger as follows:

         9.1 ORGANIZATION. HFC is a corporation duly organized and validly existing under the laws of the State of Michigan and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. HFC has the corporate power to carry on its businesses as they are now being conducted and is qualified to do business in each jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. HFC, by order of its Board of Directors, has authority to enter into this Agreement and this Agreement, when executed and delivered, will be legally binding.

         9.2 CAPITALIZATION. HFC's capitalization consists of 400,000 authorized shares of common stock ($1.00 par value), of which, as of the date hereof, 79,463 shares were issued and outstanding and 1,000 shares were reserved for issuance pursuant to outstanding options. Each issued share was validly issued, fully paid and non-assessable, and each outstanding share is entitled to one vote. Except for outstanding options exercisable for 1,000 shares of HFC common stock, there are no outstanding subscriptions, options, warrants, calls or rights of any kind relating to or providing for the issuance, sale, delivery or transfer of any class of securities of HFC.

         9.3 LIST OF INFORMATION. For the due diligence examination in May, 1996, HFC delivered to FFB certain information concerning HFC dated as of the date furnished. Such information and the copies of documents furnished to FFB are accurate in all material respects as of the date furnished.

         9.4 SUBSIDIARIES. HFC has one wholly owned subsidiary, Bank. HFC has no other subsidiaries. Bank is a national bank duly organized and validly existing under the laws of the United States. Bank has the corporate power to carry on its businesses as they are now being conducted and is qualified to do business in each jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. All of the outstanding shares of the stock of Bank are validly issued, fully paid and non-assessable, except as provided under federal banking law, and, except as set forth in the Disclosure Schedule, all such shares are owned by HFC free and clear of all liens, claims, charges or encumbrances. There are no outstanding subscriptions, options, warrants, calls or rights of any kind relating to or providing for the issuance, sale, delivery or transfer of any class of securities of Bank.

         9.5 FINANCIAL STATEMENTS. HFC has delivered to FFB copies of its consolidated balance sheets as of December 31, 1995, 1994, and 1993 and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, in each case including the notes thereto, all certified by Crowe, Chizek and Company LLP, independent public accounts, or one of said accountants' predecessor firms. The financial statements of HFC as of December 31, 1993 and for the year then ended were audited by other auditors whose report expressed an unqualified opinion on those statements.

         All of such financial statements present fairly the financial positions as of and at the dates shown and the results of operations for the periods covered thereby. They have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. Each of the balance sheets presents a true and complete statement in all material respects as of its date of HFC's financial condition. All liabilities of HFC (including any contingent liabilities), as of the date of each balance sheet, were properly accrued in such balance sheet or disclosed in the related footnotes, in accordance with generally accepted accounting principles.

         9.6 GOOD AND MARKETABLE TITLE. HFC and Bank have and at the effective time of the Merger will have good and marketable title in fee simple to all lands and buildings shown as assets in their records and books of account, free and clear of all liens, encumbrances and charges except as reflected in the aforesaid financial statements and except for current taxes and assessments not delinquent or being contested in good faith and liens, encumbrances and charges shown in their records and books of account which are not substantial in character or amount and do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby. HFC and Bank have and at the effective time of the Merger will have valid leases under which they are entitled to occupy and use in their business all real property of which they are lessees, and HFC and Bank have no knowledge of any material default under any such lease. As of the date hereof, neither HFC nor Bank has title to any real property or buildings as a result of foreclosure or by otherwise realizing on collateral held by either of them. Neither HFC nor Bank will take action to foreclose or otherwise realize on any real property collateral held by either of them prior to the effective time of the Merger without the prior consent of FFB, which consent will not be unreasonably withheld.

                 HFC and Bank have and at the effective time of the Merger will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, contained in their offices and other facilities or shown as assets in their records and books of account, except for properties held in trust or other fiduciary capacity, free and clear of all liens, encumbrances and charges except as reflected in the aforesaid financial statements and except for liens, encumbrances and charges, if any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby. HFC and Bank have and will have immediately prior to the effective time of the Merger valid leases under which they are entitled to use in their business all personal property of which they are lessees, and neither HFC nor Bank has any knowledge of any material default under any such leases.

         9.7 TAXES. HFC and Bank have paid all taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, which are due or payable by either HFC or Bank, that the failure to pay would have a material and adverse effect on HFC and/or Bank, and all claims asserted against each of them have been paid in full or are adequately accrued in the records and books of accounts of each of HFC and Bank and will be so paid or provided for at the effective time of the Merger. All income tax returns for each of HFC and Bank have been filed with the taxing authorities having jurisdiction thereof through the years specified in the Disclosure Schedule, and no extension of time for the assessment of deficiencies for any such years is in effect. Neither HFC nor Bank has knowledge of any unassessed tax deficiency proposed or threatened against it.

         9.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the disclosure schedule attached hereto (the "Disclosure Schedule), from December 31, 1995 to the date hereof, there has not been:

                 9.8.1 any material change in the corporate status, business, operations or financial condition of HFC and Bank, other than changes in the ordinary course of business;

                 9.8.2 any declaration, setting aside or payment of any dividend or other distribution, with respect to HFC's common stock, except:
(a) a cash dividend of $1.25 per share to be paid on July 15, 1996; and (b) a cash dividend of $1.25 per share to be paid on December 31, 1996; and

                 9.8.3 any other event or condition of any character which has materially and adversely affected the corporate status, business, operations or financial condition of HFC and Bank taken as a whole.

         9.9 CONTRACTS AND AGREEMENTS. Except for agreements described in and appended to the Disclosure Schedule, neither HFC nor Bank is a party to:
(a) any sales agency agreement not subject to termination without liability on notice of 60 days or less; (b) any contract for the purchase or sale of any materials, products or supplies which contains any escalator, renegotiation or redetermination clause or which commits it for a fixed term; (c) any contract of employment with any officer or employee not terminable at will without liability; (d) any pension, retirement or profit sharing plan or agreement not cancelable within 60 days without lability; (e) any management or consultation agreement not terminable at will without liability; (f) any lease, license, royalty, union agreement or loan agreement except those entered into in the ordinary course of business and which are terminable without liability on notice of 60 days or less; (g) any contract, accepted order or commitment for the purchase or sale of materials, products or supplies having a total contract price in excess of $20,000; or (h) any other agreement which materially affects the business, properties, assets or condition (financial or otherwise) of HFC, or which was entered into other than in the ordinary and usual course of business. The Disclosure Schedule will contain the following with respect to each pension or profit sharing plan of HFC and Bank: a copy of the plan and any relevant trust agreements, copies of the forms filed with the Internal Revenue Service, the latest report of the trustee or insurance company of the value of the assets or the cash surrender values as of the latest anniversary of the insurance polices held under the plan, and the latest actuarial evaluation or statement of individual accounts.

         9.10 INSURANCE. HFC is adequately insured with respect to risks normally insured against by companies similarly situated. The Disclosure Schedule will contain a list, and be accompanied by copies, of all existing insurance policies of HFC and Bank, including but not limited to group insurance and pension plans. All such policies are in full force and effect. The Disclosure Schedule will also contain a list of all claims for insured losses filed by HFC and Bank during the three-year period immediately preceding the date of this Agreement, including but not limited to worker's compensation, automobile and general liability.

         9.11 LITIGATION AND PROCEEDINGS. Except as set forth in the Disclosure Schedule, there is no suit, action or legal or administrative proceeding pending or, to the knowledge of HFC, threatened, against it or Bank, which, if adversely determined, might materially and adversely affect the financial condition, on a consolidated basis, of HFC and Bank or the conduct of their businesses, nor is there any decree, injunction or order of any court, governmental department or agency outstanding against HFC or Bank having any such effect.

         9.12 MATERIAL CONTRACTS; NO CONFLICT WITH OTHER INSTRUMENTS. Neither HFC nor Bank is in default under the terms of any outstanding contract, agreement, lease or other commitment which default would have a material and adverse effect, on a consolidated basis, on HFC and Bank, and at the effective time of the Merger, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other agreement or instrument to which HFC or Bank is a party, which default or breach would have a material and adverse effect, on a consolidated basis, on HFC and Bank.

         9.13 GOVERNMENTAL AUTHORIZATIONS AND FILINGS. Each of HFC and Bank has all valid and sufficient licenses, franchises, permits and other governmental authorizations for all businesses presently carried on by HFC and Bank, respectively, and has filed with the Federal Reserve Board all reports necessary to the conduct of its business as a bank holding company and is current in all respect as to such filings. HFC will provide in the Disclosure
Schedule its Annual Reports on Forms FRY-6 and FRY-9 for 1991, 1992, 1993, 1994 and 1995, proxy materials for its Annual Meetings in such years and will provide proxy materials for its Annual Meeting in 1996. Bank will provide in the Disclosure Schedule its Year-End Call Reports for 1991, 1992, 1993, 1994 and 1995, when available, as filed with the Office of the Comptroller of the Currency.

         9.14 CONSENTS AND APPROVALS. The only consent and approval required to be obtained by or on behalf of HFC or Bank on or prior to the effective date of the Merger is the approval of the HFC shareholders in the form required by the Michigan Business Corporations Act of the State of Michigan. Other consents and approvals required to be obtained prior to the effective date of the Merger are set forth in Section 10.12 below.

         9.15 BROKERS. Neither HFC, Bank nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with this Agreement or with the transactions contemplated hereby, except that HFC has retained Austin Associates, Inc. ("Austin") to perform various brokerage services in connection with this transaction. HFC is liable for and will pay all amounts due Austin.

         9.16 ENVIRONMENTAL MATTERS. For purposes hereof, "environmental laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment and natural resources.

                 (a) Except as set forth in the Disclosure Schedule, to the extent required, HFC and Bank have filed all notices, permit applications and other required governmental submissions and have obtained all permits, licenses and other authorizations which are required and which are material in connection with the conduct of their respective businesses under all applicable environmental laws, including approvals relating to emissions, discharges, releases or threatened releases, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, new or used petroleum products, industrial, toxic or hazardous substances or solid wastes into the environment (including, without limitation, ambient air, surface water, groundwater, land or sewers).

                 (b) Except as set forth in the Disclosure Schedule, to the extent required, each of HFC and Bank is in compliance, in all material respects, in the conduct of its business with all terms and conditions of the necessary permits, licenses and authorizations, and to the best of their knowledge is also in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such environmental laws.

                 (c) Except as set forth in the Disclosure Schedule, neither HFC nor Bank is aware of, nor has either of HFC or Bank received notice of, any past or present events, condition, circumstances, activities, practices, incidents, actions or plans which may materially interfere with or prevent compliance or continued compliance in the conduct of its business with such environmental laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such environmental laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment (including, without limitation, ambient air, surface water, groundwater, land or sewers), of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste or new or used petroleum products.

                 (d) Except as set forth in the Disclosure Schedule, neither HFC nor Bank is aware of, nor has either of HFC or Bank received notice of, any material civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against either HFC or Bank relating in any way to the environmental laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such environmental laws.

                 (e) Except as set forth in the Disclosure Schedule, to the best knowledge of each of HFC and Bank, there is no asbestos containing material that violates any environmental law or is in need of removal or repair.

         9.17 VALIDITY OF CONTEMPLATED TRANSACTIONS. Except as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement will not: (i) violate, or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of either of HFC or Bank, under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of HFC and the Articles of Association or Bylaws of Bank, or of any note, bond, mortgage, indenture, deed of trust, material license, lease, agreement or other instrument or obligation to which either of HFC or Bank is a party or by which either of HFC or Bank or any of their assets may be bound or affected or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HFC, Bank or any of their assets.

10. FFB'S REPRESENTATIONS AND WARRANTIES. FFB represents and warrants to HFC as of the date hereof and as of the effective time of the Merger as follows:

         10.1 ORGANIZATION. FFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is registered as a bank holding company under Bank Holding Company Act of 1956, as amended, and a savings and loan holding company under the Savings and Loan Holding Company Act. FFB has the corporate power to carry on its businesses as they are now being conducted and is qualified to do business in each jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. FFB has authority to enter into this Agreement and this Agreement is legally binding.

         10.2 SUBSIDIARIES. Each indirect and direct subsidiary of FFB which, as of the effective time of the Merger would be deemed to be a "significant subsidiary," as such term is defined in Rule 405 of the rules and regulations promulgated in the Securities Act of 1933, as amended (the "1933 Act"), is either a national bank or federal savings association duly organized, validly existing, and in good standing under a charter granted by the Office of the Comptroller of the Currency or the Office of Thrift Supervision, or is a corporation or state bank duly organized, validly existing and in good standing under the laws of the state of its incorporation, and in either case, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to so qualify would have a material and adverse effect on the consolidated business, financial condition or results of operations of FFB.

         10.3 CAPITALIZATION. FFB's capitalization consists of 25,000,000 authorized shares of common stock (par value $8.00 per share), of which, as of May 1, 1996, 13,388,384 shares were issued and outstanding. Each issued share is validly issued, fully paid and non-assessable, and each outstanding share is entitled to one vote.

         10.4 SHARES TO BE ISSUED. All shares of common stock of FFB into which the common stock of HFC will be converted will be, immediately after the effective time of the Merger and when issued upon such conversion, duly and validly authorized and issued, fully paid and non-assessable, and no stockholder of FFB will have any pre-emptive right of subscription or purchase in respect thereof. FFB will take such steps as may be necessary for such shares to be listed on NASDAQ immediately after the effective time of the Merger.

         10.5 FINANCIAL STATEMENTS. FFB will have delivered to HFC copies of its consolidated balance sheets as of December 31, 1995, 1994 and 1993, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, in each case including the notes thereto, all certified by Ernst & Young LLP, independent public accountants, or one of said accountants' predecessor firms.

         All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. Each of such balance sheets presents a true and complete statement in all material respects as of its date of FFB's financial condition. All liabilities of FFB (including any contingent liabilities), as of the date of each balance sheet, were properly accrued in such balance sheet or disclosed in the related footnotes, in accordance with generally accepted accounting principles.

         10.6 GOOD AND MARKETABLE TITLE. FFB has and at the effective time of the Merger will have good and marketable title in fee simple to all lands and buildings shown as assets in its records and books of account, except for properties held in trust or other fiduciary capacity, free and clear of all liens, encumbrances and charges except as reflected in the aforesaid financial statements and except for current taxes and assessments not delinquent or being contested in good faith and liens, encumbrances and charges shown in their records and books of account which are not substantial in character or amount and do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby. FFB has and at the effective time of the Merger will have valid leases under which it is entitled to occupy and use in its business all real property of which it is lessee, and FFB has no knowledge of any material default under any such lease.

                 FFB has and at the effective time of the Merger will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, contained in its offices and other facilities or shown as assets in its records and books of account, except for properties held in trust or other fiduciary capacity, free and clear of all liens, encumbrances and charges except as reflected in the aforesaid financial statements and except for liens, encumbrances and charges, if any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby. FFB has and will have immediately prior to the effective time of the Merger valid leases under which it is entitled to use in its business all personal property of which it is lessee, and FFB has no knowledge of any material default under any such lease.

         10.7 TAXES. All taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, which are due or payable by FFB, and all claims asserted against it have been paid in full or are adequately accrued in the records and books of accounts of FFB and will be so paid or provided for at the effective time of the Merger. All income tax returns for FFB have been filed with the taxing authorities having jurisdiction thereof through the years specified in the Disclosure Schedule, and no extension of time for the assessment of deficiencies for any such years is in effect. FFB has no knowledge of any unassessed tax deficiency proposed or threatened against it.

         10.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1995 to the date hereof, there has not been:

                 10.8.1 any change in the corporate status, business, operations or financial condition of FFB and its consolidated Subsidiaries, other than changes in the ordinary course of business; and those changes described in any FFB filings with the Securities and Exchange Commission, none of which are, in the aggregate, materially adverse to FFB;

                 10.8.2 any other event or condition of any character which has materially and adversely affected the corporate status, business, operations or financial condition of FFB and its consolidated Subsidiaries taken as a whole.

         10.9 LITIGATION AND PROCEEDINGS. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of FFB threatened, against it or any of FFB's consolidated Subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition, on a consolidated basis, of FFB and FFB's consolidated Subsidiaries or the conduct of their businesses, nor is there any decree, injunction or order of any court, governmental department or agency outstanding against FFB or any of FFB's consolidated Subsidiaries having any such effect.

         10.10 MATERIAL CONTRACTS; NO CONFLICT WITH OTHER INSTRUMENTS. Neither FFB nor any of its consolidated Subsidiaries is in default under the terms of any material outstanding contract, agreement, lease or other commitment which default would have a material and adverse effect, on a consolidated basis, on FFB and FFB's consolidated Subsidiaries, and at the effective time of the Merger, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any material indenture, mortgage, deed of trust or other material agreement or instrument to which FFB or any of its consolidated Subsidiaries is a party, which default or breach would have a material and adverse effect, on a consolidated basis, on FFB and FFB's consolidated Subsidiaries.

         10.11 GOVERNMENTAL AUTHORIZATIONS AND FILINGS. FFB and each of FFB's consolidated Subsidiaries has all valid and sufficient licenses, franchises, permits and other governmental authorizations necessary to the conduct of its business as a bank holding company and has filed with the Board of Governors of the Federal Reserve System ("FRB"), the Office of Thrift Supervision and the Securities and Exchange Commission all reports necessary to the conduct of its business as a bank holding company and savings and loan holding company and is current in all respects as to such filings.

         10.12 CONSENTS AND APPROVALS. The consents and approvals required to be obtained by FFB on or prior to the effective date of the Merger are set forth below:

                 10.12.1 approval and effectiveness of the Registration Statement referred to in Section 12.3 or of any post effective amendment thereto;

                 10.12.2  approval of FRB under Bank Holding Company Act;

                 10.12.3  approval of the Office of the Comptroller of the
                    Currency; and

                 10.12.4  any other required consents for the completion of the
                    Merger.

         10.13 BROKERS. Neither FFB nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with this Agreement or with the transactions contemplated thereby.

         10.14 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement will not: (i) violate, or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of FFB, under any of the terms, conditions or provisions of the Articles of Incorporation or bylaws of FFB, or of any note, bond, mortgage, indenture, deed of trust, material license, lease, agreement or other instrument or obligation to which FFB is a party or by which FFB or any of its assets may be bound or affected or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FFB or any of its assets.

11.      CONDUCT OF BUSINESS PENDING THE MERGER.

         11.1 NEGATIVE COVENANTS OF HFC. From and after the date of this Agreement and prior to the effective time of the Merger, without the prior written consent of FFB, neither HFC nor Bank will:

                 11.1.1 amend its respective Articles of Incorporation, Articles of Association, Regulations or Bylaws;

                 11.1.2 engage in any material activity or transaction or incur any material obligation (by contract or otherwise) except in the ordinary course of business.

                 11.1.3 issue rights or options to purchase or subscribe to any shares of its capital stock or subdivide or otherwise change any such shares.

                 11.1.4 issue or sell any shares of its capital stock, except to fulfill the outstanding options issued to Larry J. Kornstadt.

         11.2 DIVIDENDS. The parties agree to cooperate with each other to insure that the shareholders of HFC receive a regular quarterly dividend from either HFC or FFB during the quarter in which the effective time of the Merger occurs, and that such shareholders of HFC do not receive dividends from both HFC and FFB during such quarter.

         11.3 HFC EFFORTS. From and after the date of this Agreement and prior to the effective time of the Merger, HFC and Bank will use their respective best efforts to preserve their business organizations intact; to keep available the services of their present officers and employees and to preserve the goodwill of their suppliers, customers and others having business relations with it. During the same period, HFC and Bank will not put into effect any material increase in the compensation or other benefits applicable to officers or other key personnel in excess of compensation increases paid by HFC or Bank to similarly situated employees in accordance with past practices.

         11.4 PURCHASE OF "TAIL COVERAGE". HFC may purchase "tail coverage" on its Directors' and Officers' insurance for a period of at least two years and for a sum not exceeding $10,000 in the aggregate.

12.      ADDITIONAL AGREEMENTS.

         12.1 ACCESS AND INFORMATION. FFB and HFC hereby agree that each will give to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Merger to all of its properties, books, contracts, commitments and records, and that each will furnish the other during such period with all such information concerning its affairs as such other party may reasonably request. In the event of the termination of this Agreement, each party will, upon the request of the other, destroy or deliver to the other all documents, work papers and other material obtained from the other relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and will use its best efforts to have any information so obtained and not heretofore made public kept confidential.

         12.2 CONFIDENTIALITY. From and after the date of this Agreement, the parties and their respective Subsidiaries will, and they will cause their respective directors, officers, employees and advisors ("Affiliates") to, treat all information received from or on behalf of another party hereto or its Affiliates concerning the business, assets, operations and financial condition of such other party or its Subsidiaries as confidential, unless and to the extent that the party receiving such information can demonstrate that such information was in the public domain, and the party receiving such information and its Subsidiaries will, and will cause their respective Affiliates to, not use any such confidential information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event this Agreement is terminated pursuant to Section 13.4 hereof, each party and its Subsidiaries, upon the request of the other, will promptly return to the other party or destroy all documents and work papers and all copies thereof, containing any such confidential information received from or on behalf of another party hereto in connection with the transactions contemplated by this Agreement. The covenants contained in this Section are of the essence and will survive any termination of this Agreement and the closing of the transactions contemplated by this Agreement.

         12.3 REGISTRATION STATEMENT. FFB will prepare and file a Registration Statement on Form S-4 under the 1933 Act to register a sufficient number of shares of common stock which the shareholders of HFC will receive pursuant to Section 6 at the effective time of the Merger. FFB will use its best efforts to cause such Registration Statement to become effective.

         12.4    EMPLOYEE BENEFIT PLANS.

                 12.4.1 As soon as practicable after the effective date of the Merger, FFB shall make available to eligible employees of Bank nonqualified employee benefit plans comparable to the nonqualified employee benefit plans then made available to similarly situated employees of other FFB subsidiaries. Nonqualified employee benefit plans, fringe benefits and other employee practices and policies in effect at Bank immediately prior to the effective date of the Merger shall continue in effect until modified or terminated by FFB.

                 12.4.2 Pension Plan of the National Bank of Hastings ("Bank Pension Plan") shall be merged into FFB Pension Plan as of the effective date of the Merger. In the case of a FFB Pension Plan participant who was a Bank Pension Plan participant immediately prior to the effective date of the merger, his or her FFB Pension Plan accrued benefit shall consist of a past service benefit equal to his or her accrued benefit under the Bank Pension Plan immediately prior to the effective date of the Merger plus a future service benefit based upon his or her service after the effective date of the Merger with the companies participating in FFB Pension Plan. Service with Bank prior to the effective date of the Merger shall be counted for eligibility and vesting purposes only under the FFB Pension Plan.

                 12.4.3 The National Bank of Hastings 401(k) Employee Savings Plan ("Bank Savings Plan") shall continue in effect until the first January 1 or July 1 coinciding with or next following the effective date of the Merger (the "Initial Entry Date"). No contributions shall be made to the Bank Savings Plan with respect to compensation paid after the Initial Entry Date and the accounts of all participants in the Bank Savings Plan shall become fully vested and nonforfeitable on the Initial Entry Date. After the Initial Entry Date, the Bank Savings Plan may be maintained as a frozen plan for an indefinite period or merged into the FFB Thrift Plan. As of the Initial Entry Date, FFB Thrift Plan shall be extended to eligible employees of Bank. Service with Bank prior to the effective date of the Merger shall be counted for eligibility purposes under FFB Thrift Plan.

                 12.4.4 Nothing contained in this Section shall be deemed to constitute an agreement to employ or continue to employ any employee of Bank or restrict the right of FFB to modify or terminate any employee benefit plan, policy or practice applicable to employees of Bank. Notwithstanding the foregoing to the contrary, FFB will honor the terms of the Deferred Compensation and Non-Compete agreement with Larry J. Kornstadt and the six Selective Retirement Plans for Certain Employees, which employees are named in the Disclosure Schedule, and which agreements and plans were furnished to FFB prior to the execution of this Agreement.

         12.5    EXPENSES.  Upon a termination of this Agreement as provided in
Section 13.4, each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its accountants and counsel.

         12.6 FURTHER ASSURANCES. If at any time the Surviving Corporation will consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of HFC acquired or to be acquired by or as a result of the Merger, the proper officers and directors of HFC and the Surviving Corporation, respectively, will be and they hereby are severally and fully authorized to execute and deliver such proper deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of HFC or the Surviving Corporation to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Agreement.

         12.7 POOLING. Neither HFC, Bank, FFB nor any of its consolidated Subsidiaries has taken or agreed to take any action that would prevent HFC and FFB from accounting for the business combination to be effected by the Merger as a "pooling of interests." HFC has received from its independent accountants, Crowe, Chizek and Company LLP, a letter stating that, based upon Crowe, Chizek and Company LLP's review of such relevant documents and information which Crowe, Chizek and Company LLP deemed relevant, such firm is currently unaware of any reason why the business combination to be effected by the Merger cannot be accounted for as a "pooling of interests" in regard to HFC and Bank. FFB has received from its independent accountants, Ernst & Young LLP, a letter stating that, based upon Ernst & Young's review of such relevant documents and information which Ernst & Young LLP deemed relevant, such firm is currently unaware of any reason why the business combination to be effected by the Merger cannot be accounted for as a "pooling of interests" in regard to FFB and its consolidated Subsidiaries.

         12.8 AUDITED FINANCIAL STATEMENTS. As soon as reasonably practicable, HFC will deliver to FFB the information required by Item 17 of the instructions to Registration Statement Form S-4, including but not limited to a copy of its consolidated balance sheet as of December 31, 1995 and 1994 and related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 1995, 1994 and 1993, and such financial statements for the most recently ended fiscal year will be in the format required by the Securities and Exchange Commission and will include a Management's Discussion and Analysis of Financial Condition and Results of Operations section. Upon request by FFB, HFC will deliver to FFB a copy of its balance sheet (unaudited) and related statements of income and cash flows (unaudited) for the six and/or nine months period ending, June 30, 1996 and 1995, and September 30, 1996 and 1995, as applicable, in each case including the notes thereto. All of such financial statements will present fairly the financial positions as of and at the dates shown and the results of operations for the periods covered thereby. They will have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. All liabilities of HFC (including any contingent liabilities), as of the date of each balance sheet, will be properly accrued in such balance sheet or disclosed in the related footnotes in accordance with generally accepted accounting principles. Each of such consolidated statements of earnings of HFC will be fairly presented in accordance with generally accepted accounting principles for the periods indicated.

         12.9 PRESS RELEASES. The parties will consult with each other as to the form and substance of any press release, written communication with their shareholders, or other public disclosure of matters related to this Agreement, and a party will not issue any such press release, written communication, or public disclosure without the prior consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that nothing contained herein will prohibit any party, following notification to the other party, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of NASDAQ.

         12.10 FIDUCIARY RESPONSIBILITY. HFC will not, directly or indirectly, and will instruct and otherwise use its diligent efforts to cause its officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger or business combination with, HFC (such transactions are referred to herein as "Acquisition Transactions"); provided, however, that nothing contained in this section will prohibit (i) HFC from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of HFC, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of HFC to fulfill their fiduciary duties and obligations to the HFC shareholders and other constituencies under Michigan law, taking into consideration the bidding procedures engaged in connection with the transactions contemplated hereby and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, HFC provides immediate written notice to FFB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) the Board of Directors of HFC from failing to make, withdrawing or modifying its recommendation to shareholders regarding the merger with FFB following receipt of a proposal for an Acquisition Transaction if the Board of Directors of HFC, after consultation with legal counsel, determines in good faith that such action is required for the directors of HFC to fulfill their fiduciary duties and obligations to the HFC shareholders and other constituencies under Michigan law, taking into consideration the bidding procedures engaged in connection with the transactions contemplated hereby.

         12.11   LARRY J. KORNSTADT.       Larry J. Kornstadt agrees that he
will remain the President, Chairman and Chief Executive Office of Bank for a period of six months following the effective time of the Merger. Upon Mr. Kornstadt's retirement from the position of President and Chief Executive Officer of Bank, Mr. Kornstadt agrees that he will remain as Chairman of Bank for so long as mutually agreed by Mr. Kornstadt and FFB.

13.      CONDITIONS PRECIDENT; TERMINATIONS.

         13.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES. The obligations of each of the parties hereto to effect the Merger is subject to the fulfillment on or prior to the effective time of the Merger of the following conditions precedent:

                 13.1.1 The Merger will have been approved by the FRB or the delegate, and by any other governmental authority having jurisdiction and any applicable waiting period will have expired, with no such approval or authorization containing any provision which would be materially adverse to the merged businesses of HFC and FFB as contemplated by this Agreement.

                 13.1.2 No suit, action, investigation by any governmental body, or other legal or administrative proceedings will have been brought or threatened which materially questions the validity or legality of the transactions contemplated herein. For the purposes hereof, inquiries which could give rise to any such suit, investigation or proceeding given by any governmental agency may, at the option of either party, be deemed such a threat.

                 13.1.3 The parties hereto will have obtained any and all consents required for the consummation of the Merger or for the preventing of any default under any contract, agreement or permit of the parties hereto, which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined business affairs of HFC and FFB.

         13.2 CONDITIONS PRECEDENT TO FFB'S OBLIGATIONS. The obligation of FFB to effect the Merger will be subject to the following conditions (which may be waived in writing by FFB):

                 13.2.1 The representations and warranties of HFC herein contained will be true as of and at the effective time of the Merger with the same effect as though made at such time; HFC will have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Merger; and HFC will have delivered to FFB a certificate, dated the effective date of the Merger and signed by its president or one of its vice presidents and its secretary or one of its assistant secretaries, to both such effects.

                 13.2.2 No material change in the corporate status, businesses, operations or condition (financial or otherwise) of either of HFC or Bank will have occurred since December 31, 1995, (whether or not covered by insurance), none of which has been materially adverse in relation to HFC, taken as a whole, and no other event or condition of any character will have occurred or arisen since that date which will have materially and adversely affected the corporate status, businesses, operations or financial condition of HFC.

                 13.2.3 FFB will have received from Werner & Blank Co., L.P.A., counsel for HFC, a favorable opinion, dated immediately prior to the effective time of the Merger, in form and substance satisfactory to FFB's counsel and substantially in the form of the attached Exhibit B. In rendering this opinion, such counsel may rely on certificates of public officials and of corporate officers, opinions of recognized local counsel in jurisdictions where such counsel is not qualified to practice, and such other evidence as he may deem appropriate. The provisions of the preceding sentence are applicable to all other opinions of counsel to be delivered hereunder.

                 13.2.4 A Registration Statement on Form S-4 under the 1933 Act will have become effective relating to the shares of FFB which the shareholders of HFC will receive at the effective time of the Merger.

                 13.2.5 FFB will have received a favorable ruling from the Internal Revenue Service, or opinion of counsel, in form and substance satisfactory to FFB and its counsel, to the effect that, under the IRC, and particularly Section 368(a)(1)(A), no gain or loss will be recognized to FFB or its shareholders or to HFC or its shareholders as a result of the Merger except for gain (but not loss) on cash received by the shareholders of HFC.

                 13.2.6 FFB will have received such written consents and confirmations (or opinions of counsel to the effect that such consents or confirmations are not required), as they may reasonably request to the effect that the Surviving Corporation will succeed upon consummation of the Merger to all of HFC's right, title and interest in and to its material contracts, agreements, leases and other commitments and that the Surviving Corporation will possess and enjoy all material licenses, permits and other governmental authorizations possessed by HFC at the date hereof. FFB will have received those approvals and consents described in Section 10.12 hereof.

                 13.2.7 At the date of signing this Agreement and immediately prior to the effective time of the Merger, FFB will receive from FFB's independent accountants letters to the effect that they are not aware of any reason that FFB is not in compliance with the pooling of interests criteria as specified under APB No. 16, and that, accordingly, the Merger can be accounted for as a pooling of interests from FFB's perspective.

                 13.2.8 FFB will have performed and reviewed the results of such Phase I Environmental Survey and is satisfied with the results thereof and has determined that no further testing is required and no remedial action is necessary, or if such Phase I is not satisfactory in form and substance to it, FFB and HFC will have reached agreement as to the remedial actions necessary to correct any unsatisfactory conditions and the payment for such remedial actions.

         13.3 CONDITIONS PRECEDENT TO HFC'S OBLIGATION. The obligation of HFC to effect the Merger will be subject to the following conditions (which may be waived in writing by HFC):

                 13.3.1 The representations and warranties of FFB herein contained will be true as of and at the effective time of the Merger with the same effect as though made at such time; FFB will have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Merger; and FFB will have delivered to HFC a certificate, dated the effective date of the Merger and signed by its president or one of its vice presidents and its secretary or one of its assistant secretaries, to both such effects.

                 13.3.2 No material change in the corporate status, businesses, operations or condition (financial or otherwise) of FFB and its consolidated Subsidiaries will have occurred since December 31, 1995 (whether or not covered by insurance), none of which has been materially adverse in relation to FFB and its consolidated Subsidiaries, taken as a whole, and no other event or condition of any character will have occurred or arisen since that date which will have materially and adversely affected the corporate status, businesses, operations or financial condition of FFB and its consolidated Subsidiaries, taken as a whole.

                 13.3.3 HFC will have received from Frost & Jacobs, counsel for FFB, a favorable opinion, dated immediately prior to the effective time of Merger, in form and substance satisfactory to HFC's counsel and substantially in the form of the attached Exhibit C. In rendering this opinion, such counsel may rely on certificates of public officials and of corporate officers, opinions of recognized local counsel in jurisdictions where such counsel is not qualified to practice, and such other evidence as he may deem appropriate. The provisions of the preceding sentence are applicable to all other opinions of counsel to be delivered hereunder.

                 13.3.4 A Registration Statement on Form S-4 under the 1933 Act will have become effective relating to the shares of FFB common stock which the shareholders of HFC will receive at the effective time of the Merger.

                 13.3.5 HFC will have received a favorable ruling from the Internal Revenue Service, or opinion of counsel, in form and substance satisfactory to HFC, to the effect that, under the Internal Revenue Code of 1986, as amended (i) no gain or loss will be recognized to HFC as a result of the Merger, and (ii) no gain or loss (except in respect of fractional share interests sold or dissenter's receiving cash) will be recognized to HFC's shareholders as a result of their exchange of common stock of HFC for common stock of FFB, and covering such other matters as are typically covered by such opinion.

                 13.3.6 At the date of signing this Agreement and immediately prior to the effective time of the Merger, HFC will receive from HFC's independent accountants letters to the effect that they are not aware of any reason that HFC is not in compliance with the pooling of interests criteria as specified under APB No. 16, and that, accordingly, the Merger can be accounted for as a pooling of interests from HFC's perspective.

         13.4 TERMINATION AND ABANDONMENT. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the effective time of the Merger, whether before or after adoption or approval of this Agreement by the shareholders of HFC, under any one or more of the following circumstances:

                 13.4.1 By the mutual consent of the Boards of Directors of FFB and HFC;

                 13.4.2 By FFB if the holders of 2.0% or more of the outstanding shares of common stock of HFC will be entitled to receive cash in exchange for their HFC shares pursuant to perfected dissenters' rights under the Michigan Business Corporation Act;

                 13.4.3 By FFB if, prior to the effective time of the Merger, the conditions set forth in Sections 13.2.1 through 13.2.8, inclusive, will not have been met;

                 13.4.4 By HFC if, prior to the effective time of the Merger, the conditions set forth in Sections 13.3.1 through 13.3.6, inclusive, will not have been met;

                 13.4.5 By either FFB or HFC if prior to the effective time of the Merger, the conditions set forth in Sections 13.1.1 through 13.1.3, inclusive, will not have been met, or any action or proceeding before any court or other governmental body or agency will have been instituted or threatened to restrain or prohibit the Merger and such constituent corporation deems it unadvisable to proceed with the Merger;

                 13.4.6 By either FFB or HFC if the requisite approval of the shareholders of HFC will not have been obtained or if the effective time of the Merger will not have occurred on or before April 30, 1997; or

                 13.4.7 By FFB if the average of the bid and ask price of FFB shares for the twenty day period associated with the Exchange Ratio as set forth in Section 6.3.1 falls below $27.625 per share or by HFC if the average of the bid and ask price of FFB shares for the twenty day period associated with the Exchange Ratio as set forth in Section 6.3.1 exceeds $37.375 per share (in either case, as may be adjusted by the declaration of a stock dividend, stock split or other such recapitalization).

         13.5 EFFECT OF TERMINATION. Upon any such termination and abandonment, neither party will have any liability or obligation hereunder to the other, except for the return of all documents exchanged and the preservation of the confidentiality by each party of the information exchanged.

         13.6    EXPENSES.  Upon a termination of this Agreement as provided in
Section 13.4, each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its accountants and counsel.

14.      GENERAL PROVISIONS.

         14.1 DEFINITIONS. "Subsidiaries" as used herein means any corporation 50% or more of whose outstanding voting securities are owned directly or indirectly by FFB or HFC, as the context may require, whether consolidated or unconsolidated. The headings in this Agreement will not affect in any way its meaning or interpretation.

         14.2 AMENDMENTS. Any of the terms or conditions of this Agreement may be modified or waived at any time before the effective time of the Merger by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the Board of Directors of such party, provided that any such modification or waiver will in the judgment of the party making it not affect substantially or materially and adversely the benefits to such party or its shareholders intended under this Agreement.

         14.3 NOTICES. All notices, demands, requests, consents or approvals required hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or to such other address as any party may give to the other by like notice:

         IF TO FFB:                    First Financial Bancorp.
                                       300 High Street
                                       P.O. Box 476
                                       Hamilton, Ohio  45012-0476
                                       ATTENTION:  Stanley N. Pontius, President
                                                    and Chief Executive Officer

         With copies to:               Frost & Jacobs
                                       2500 PNC Center
                                       201 East Fifth Street
                                       P.O. Box 5715
                                       Cincinnati, Ohio  45201-5715
                                       ATTENTION: Neil Ganulin

         IF TO HFC:                    Hastings Financial Corporation
                                       241 W. State Street
                                       Hastings, Michigan  49058
                                       ATTENTION:  Larry J. Kornstadt

         With copies to:               Werner & Blank Co., L.P.A.
                                       7205 West Central Avenue
                                       Toledo, Ohio 43617
                                       ATTENTION:  Thomas C. Blank

         14.4 BINDING NATURE OF AGREEMENT. This Agreement will be binding upon and inure to the benefit of FFB and HFC and their respective successors and permitted assigns.

         14.5 ASSIGNMENT. Neither this Agreement nor any obligation or right hereunder may be assigned by any party hereto, whether directly or indirectly, without the prior written consent of the other party.

         14.6 GOVERNING LAW. This Agreement will in all respects be governed and construed in accordance with the laws of the State of Ohio, except to the extent superseded by the federal banking laws of the United States.

         14.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, pursuant to authority duly given by its Board of Directors, each of FFB, and HFC has caused this Agreement to be executed and attested by its authorized officers as of the date and year first above written.


                                        FIRST FINANCIAL BANCORP.

ATTEST:
                                        By:/s/ Stanley N. Pontius
/s/ Michael R. O'Dell                      -----------------------------------
---------------------------------       Print Name: Stanley N. Pontius
                      Secretary                     --------------------------
                                        Title:  President/CEO
                                                ------------------------------


                                         HASTINGS FINANCIAL CORPORATION

ATTEST:
                                         By:/s/ Larry J. Kornstadt
/s/ David C. Wren                           ----------------------------------
---------------------------------               Larry J. Kornstadt
                      Secretary                 President



                                         /s/ Larry J. Kornstadt
                                         -------------------------------------
                                                Larry J. Kornstadt,
                                                as to Section 12.11

                                   EXHIBIT A
--------------------------------------------------------------------------------
      MICHIGAN DEPARTMENT OF COMMERCE - CORPORATION AND SECURITIES BUREAU
--------------------------------------------------------------------------------
(FOR BUREAU USE ONLY                                          Date Received

                                                        ________________________

                                                        ________________________

                                                        ________________________


--------------------------------------------------------------------------------
                      CERTIFICATE OF MERGER/CONSOLIDATION
                  For use by Domestic or Foreign Corporations
            (Please read information and instructions on last page)

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), and/or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporations execute the following Certificate:

1.       The Plan of Merger (Consolidation) is as follows:
  a. The name of each constituent corporation and its corporation identification number (CID) is:

________________________________________________________________________________

________________________________________________________________________________

  b. The name of the surviving (new) corporation and its corporation identification number (CID) is:

________________________________________________________________________________


  c.     For each constituent stock corporation, state:

                           Designation and
                        number of outstanding    Indicate class or     Indicate class or
                         shares in each class     series of shares       series entitled
Name of corporation            or series          entitled to vote     to vote as a class
___________________     ____________________     _________________     __________________

___________________     ____________________     _________________     __________________

___________________     ____________________     _________________     __________________

___________________     ____________________     _________________     __________________

___________________     ____________________     _________________     __________________

If the number of shares is subject to change prior to the effective date of the merger or consolidation, the manner in which the change may occur is as follows:

  d.     For each constituent nonstock corporation
         (i) If it is organized on a membership basis, state (a) the name of the corporation, (b) a description of its members, and (c) the number, classification and voting rights of its members.


         (ii) If it is organized on a directorship basis, state (a) the name of the corporation, (b) a description of the organization of its board, and (c) the number, classification and voting rights of its directors.


  e. The terms and conditions of the proposed merger (consolidation), including the manner and basis of converting the shares of , or membership or other interests in, each constituent corporation into shares, bonds, or other securities of, or membership or other interest in, the surviving (consolidated) corporation, or into cash or other consideration, are as follows:


  f. If a consolidation, the Articles of Incorporation of the consolidated corporation are attached to this Certificate and are incorporated herein. If a merger, the amendments to the Articles, or a restatement of the Articles, of the surviving corporation to be effected by the merger are as follows:


  g. Other provisions with respect to the merger (consolidation) are as follows:

         THE PLAN OF MERGER WILL BE FURNISHED BY THE SURVIVING CORPORATION, ON REQUEST AND WITHOUT COST, TO ANY SHAREHOLDER OF ANY CONSTITUENT CORPORATION.


2.       (Complete for any foreign corporation only)

         This merger (consolidation) is permitted by the laws of the state of ____________________________, the jurisdiction under which _______
         ___________________________(name of foreign corporation) is organized and the plan of merger (consolidation) was adopted and approved by such corporation pursuant to and in accordance with the laws of that jurisdiction.

3. (Complete only if an effective date is desired other than the date of filing. This date must be no more than 90 days after receipt of this document in this office).

         The merger (consolidation) shall be effective on the _______ day of ____________________, 19_____.

4.       (Complete applicable section for each constituent corporation)

  a.     (For domestic profit corporations only)

         The plan of merger was approved by the unanimous consent of the incorporators of_____________________________________________________
         ________________________________which has not commenced business, has not issued any shares, and has not elected a Board of Directors. (Incorporators must sign on this page of the Certificate.)

  b.     (For profit corporations involved in a merger only)

         The plan of merger was approved by the Board of Directors of
         ______________________________________________________________________
         _________________________________, the surviving corporation, without the approval of the shareholders of that corporation in accordance with Section 701 of the Act.

  c.     (For profit corporations only)

         The plan of merger was adopted by the Board of Directors of the following constituent corporations:



         and was approved by the shareholders of those corporations in accordance with Section 703a.

  d.     (For nonprofit corporations only)

         The plan of merger or consolidation was adopted by the Board of Directors (i) Complete if organized upon a stock or membership basis) of ___________________________________________________________________
         and was approved by the shareholders or members of that corporation in accordance with Sections 701 and 703(1) and (2), or pursuant to
         Section 407 by written consent and written notice, if required.
         (ii) (Complete if organized upon a directorship basis) of ___________________________________________________________________
         in accordance with Section 703(3).

SIGN THIS AREA FOR ITEM 4(a).

Signed this ________ day of ________________________________, 19_____.


____________________________________        ____________________________________

____________________________________        ____________________________________

Sign this area for items 4(b), 4(c), or 4(d).

Signed this ________ day of ________________________________________,  19_____.

_______________________________________________________________________________
                               (Name of Corporation)


By ____________________________________________________________________________
                                     (Signature)


_______________________________________________________________________________
                          (Type or Print Name and Title)


Signed this ________ day of ________________________________________,  19_____.

_______________________________________________________________________________
                            (Name of Corporation)


By _____________________________________________________________________________
                                (Signature)


________________________________________________________________________________
                       (Type or Print Name and Title)

DOCUMENT WILL BE RETURNED TO NAME AND            Name of person or organization
MAILING ADDRESS INDICATED IN THE BOX BELOW.      remitting fees:
Include name, street and number (or P.O. box),
city, state and ZIP code.                        ______________________________

                                                 ______________________________
                                                  Preparer's name and business
                                                  telephone number:

                                                  ______________________________

                                                 (513) _________________________



                          INFORMATION AND INSTRUCTIONS

1. The merger/consolidation cannot be filed until this form, or a comparable document, is submitted.

2. Submit one original copy of this document. Upon filing, a microfilm copy will be prepared for the records of the Corporation and Securities Bureau. The original copy will be returned to the address appearing in the box above as evidence of filing.

         Since this document must be microfilmed, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3. This certificate is to be used pursuant to sections 701 through 707 of the Act for the purpose of merging or consolidating two or more domestic and/or foreign corporations and pursuant to Section 731 or 735 if the merger or consolidation involves one or more foreign corporations.

4. If more than two corporations are merging or consolidating, the certificate may be adjusted as necessary, or the format may be used as a guide in drafting your own certificate. If additional space is required for any section, continue the section on an attachment.

5. Item 3 - This document is effective on the date approved and filed by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.

6. A domestic nonprofit charitable purpose corporation must obtain the consent of the Michigan Attorney General if it is merging or consolidating into a for profit corporation or a foreign nonprofit corporation that does not have a certificate of authority with Michigan. Contact the Charitable Trust Division, Michigan Attorney General, Room 670, Law Building, 525 West Ottawa, Lansing, Michigan 48913 at least 45 days before the desired effective date of the merger or consolidation.

7. This certificate must be signed in ink by the president, vice-president, chairperson, or vice-chairperson of each corporation that is merging or consolidating, unless the incorporators of a domestic profit corporation approve the merger or consolidation pursuant to sections 706 and 707 of the Act. In that event, the certificate must be signed in ink by the majority of the incorporators if more than one of that corporation in item 4.

8. FEES: For each domestic corporation (Make remittance payable to the State of Michigan. Include corporation name and CID Number on check or money order)...............................................$50.00

         Merger - If the survivor is a domestic profit corporation whose authorized shares are increased: each additional 20,000 authorized shares........................................................$30.00

         Consolidation - Franchise fees are required for the articles of incorporation of the new consolidated corporation, if it is a domestic corporation.

         Credit - If a foreign corporation authorized to transact business in this State merges or consolidates into a domestic profit corporation, the amount of franchise fees required to be paid by that domestic corporation shall be reduced by the initial or additional franchise fees paid to this State by the foreign corporation.

9.       Mail form and fee to:

              Michigan Department of Commerce, Corporation and Securities Bureau, Corporation Division, P.O. Box 30054, 6546 Mercantile Way, Lansing, MI 48909, Telephone: (517) 334-6302

                       EXHIBIT B (Opinion of HFC Counsel)
                       ---------


                       ___________________________, 1996


First Financial Bancorp.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

Ladies and Gentlemen:

         This opinion is provided to you on behalf of HASTINGS FINANCIAL CORPORATION ("HFC") in connection with the consummation of a Plan and Agreement of Merger (the "Agreement") between HFC and First Financial Bancorp. ("First Financial"), dated ____________, 1996 pursuant to which HFC will be merged into First Financial (the "Merger") effective as of ____________, 19__ at 12:01 a.m. ("Effective Time of the Merger"). This opinion is given to you pursuant to
Section 13.2.3 of the Agreement. Capitalized terms defined in the Agreement and not otherwise defined herein shall have the meanings given those terms in the Agreement.

         As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and upon a certificate of an officer of HFC (the "Officer's Certificate"). We have examined such certificates of public officials, corporate documents and records and other certificates, opinions and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the due execution of and genuineness of the signatures on such documents, the legal capacity of all signing parties to such documents and the conformity to original documents of all photostatic copies of such documents submitted to us. In addition, with regard to any opinions given with regard to the laws of the State of Michigan, we have relied solely upon the opinion of _________.

         The opinions hereinafter expressed are limited to the laws of the States of Michigan and Ohio and are subject to the following additional qualifications:

First Financial Bancorp.
__________________, 1996
Page 2


         (i) The enforceability of any provisions in the Agreement, or any rights granted to you pursuant to the Agreement, is subject to and may be affected by applicable state and/or federal bankruptcy, insolvency, reorganization, moratorium laws, or similar laws affecting the rights of creditors or debtors generally, and the application of general principles of equity and matters of public policy (whether considered in a proceeding at law or in equity) including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

         (ii) Any provisions requiring payment of attorney's fees and litigation expenses may not be enforceable.

         (iii) No opinion is expressed as to the enforceability of (a) self-help provisions, (b) waiver of constitutional rights, (c) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, liquidated damages or the creation of remedies not available under Michigan or Ohio law or (d) provisions pursuant to which HFC attempts to exempt itself from liability for its own negligence, fault or actions or providing for indemnification against criminal liability, civil penalties or punitive damages or against actions to the extent that the indemnitee has been grossly negligent or engaged in wilful misconduct.

         As used herein, the phrase "to the best of our knowledge" means we have relied, without any independent investigation or inquiry, solely upon (i) the Officer's Certificate and (ii) the actual knowledge, if any, of a limited number of attorneys in this firm who regularly perform legal services for HFC obtained in the scope of such representation.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. HFC is a corporation duly organized and validly existing under the laws of the State of Michigan and is registered as a bank holding company under the Banking Holding Company Act of 1956, as amended. HFC has the corporate power to carry on its businesses as they are now being conducted.

         2. HFC's capitalization consists of 400,000 authorized shares of common stock (par value $1.00 per share), of which, as of the Effective Time of the Merger, 80,463 shares were issued and outstanding. Each issued share was validly issued, fully paid and non-assessable. To the best of our knowledge, there are no outstanding subscriptions, options, warrants, calls or rights of any kind relating to or providing for the issuance, sale, delivery or transfer of any class of securities of HFC.

First Financial Bancorp.
__________________, 1996
Page 3


         3. National Bank of Hastings ("Bank") is a wholly owned subsidiary of HFC. HFC has no other subsidiaries. Bank is a national bank duly organized and validly existing under the laws of the United States. Bank has the corporate power to carry on its businesses as they are now being conducted and is qualified to do business in each jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. All of the outstanding shares of stock of Bank are validly issued, fully paid and non-assessable, except as provided by federal law, and all such shares are owned by HFC free and clear of all liens, claims, charges or encumbrances. To the best of our knowledge, there are no outstanding subscriptions, options, warrants, calls or rights of any kind relating to or providing for the issuance, sale, delivery or transfer of any class of securities of Bank.

         4. The execution and performance of the Agreement and the consummation of the transactions contemplated thereby will not: (i) violate, or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of either of HFC or Bank, under any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of HFC, the Articles of Association or By-Laws of Bank, or of any note, bond, mortgage, indenture, deed of trust, material license, lease, agreement or other instrument or obligation of which we have knowledge and to which either of HFC or Bank is a party or by which either of HFC or Bank or any of their assets may be bound or affected or (ii) to the best of our knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to HFC, Bank or any of their assets.

         5. All corporate action by HFC required in order to authorize the Merger, and the execution and delivery of all documents related thereto, and the performance of all actions contemplated thereby has been taken. This Agreement has been duly executed and delivered by HFC and is a valid and binding obligation of HFC in accordance with its terms.

         6. Except as set forth in the Disclosure Schedule, to the best of our knowledge, there are no material suits, actions or legal or administrative proceedings pending or threatened against HFC or Bank, which, if adversely determined, might materially and adversely affect the financial condition, on a consolidated basis, of HFC and Bank or the conduct of their businesses, nor is there any decree, injunction, or order of any court, governmental department or agency outstanding against HFC or Bank having any such effect.

First Financial Bancorp.
__________________, 1996
Page 4


         This opinion is given for the sole use and benefit of First Financial and no party or entity other than First Financial is entitled to rely on this opinion. This opinion is based upon facts and law in existence on the date hereof, and we disclaim any undertaking to advise you of changes occurring therein after the date hereof.


                                                   Very truly yours,

                EXHIBIT C (Opinion of First Financial's Counsel)
                ---------

                                                                  (513) 651-6800

                       ____________________________, 1996


Hastings Financial Corporation
241 W. State Street
Hastings, Michigan  49058
ATTENTION:  Larry J. Kornstadt

Ladies and Gentlemen:

         This opinion is provided to you on behalf of First Financial Bancorp. ("First Financial") in connection with the consummation of a Plan and Agreement of Merger (the "Agreement") among First Financial and Hastings Financial Corporation ("HFC"), dated _____________, 1996 pursuant to which HFC will be merged into First Financial (the "Merger") effective as of ______________, 19__ at 12:01 a.m. ("Effective Time of the Merger"). This opinion is given to you pursuant to Section 13.3.3 of the Agreement. Capitalized terms defined in the Agreement and not otherwise defined herein shall have the meanings given those terms in the Agreement.

         As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and upon a certificate of an officer of First Financial (the "Officer's Certificate"). We have also examined such certificates of public officials, corporate documents and records and other certificates, opinions and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the due execution of and genuineness of the signatures on such documents, the legal capacity of all signing parties to such documents and the conformity to original documents of all photostatic copies of such documents submitted to us.

         The opinions hereinafter expressed are limited to the laws of the State of Ohio and are subject to the following additional qualifications:

         (i) The enforceability of any provisions in the Agreement, or any rights granted to you pursuant to the Agreement, is subject to and may be affected by applicable state and/or federal bankruptcy, insolvency, reorganization, moratorium laws, or similar laws affecting the rights of creditors or debtors generally, and the application of general principles of equity and matters of public policy (whether considered in a proceeding at law or in equity) including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

Hastings Financial Corporation
_____________________, 1996
Page 2


         (ii) Any provisions requiring payment of attorney's fees and litigation expenses may not be enforceable.

         (iii) No opinion is expressed as to the enforceability of (a) self-help provisions, (b) waiver of constitutional rights, (c) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, liquidated damages or the creation of remedies not available under Ohio and Michigan law or (d) provisions pursuant to which HFC attempts to exempt itself from liability for its own negligence, fault or actions or providing for indemnification against criminal liability, civil penalties or punitive damages or against actions to the extent that the indemnitee has been grossly negligent or engaged in wilful misconduct.

         As used herein, the phrase "to the best of our knowledge" means we have relied, without any independent investigation or inquiry, solely upon (i) the Officer's Certificate and (ii) the actual knowledge, if any, of a limited number of attorneys in this firm who regularly perform legal services for First Financial obtained in the scope of such representation.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. First Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended and a savings and loan holding company under the Savings and Loan Holding Company Act. First Financial has the corporate power to carry on its businesses as they are now being conducted.

         2. First Financial's capitalization consists of 25,000,000 authorized shares of common stock (par value $8.00 per share), of which, as of the Effective Time of the Merger, __________ shares were issued and outstanding.

         3. The issuance of the shares of common stock of First Financial to HFC shareholders in exchange for their HFC common stock in connection with the Merger has been duly and validly authorized and, immediately after the Effective Time of the Merger, and, upon First Financial's receipt of the consideration provided in the Agreement and due issuance of the shares by First Financial's registrar, such shares will be duly issued, fully paid and non-assessable. No shareholder of First Financial has any pre-emptive right of subscription or purchase pursuant to First Financial's Articles of Incorporation with respect to the shares of common stock of First Financial to be issued to HFC shareholders in connection with the Merger.

Hastings Financial Corporation
_____________________, 1996
Page 3


         4. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby will not: (i) violate, or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of First Financial, under the Articles of Incorporation or Regulations of First Financial, or of any note, bond, mortgage, indenture, deed of trust, material license, lease, agreement or other instrument or obligation of which we have knowledge and to which First Financial is a party or by which First Financial or any of its assets may be bound or affected or (ii) to the best of our knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to First Financial or any of its assets.

         5. All corporate action by First Financial required in order to authorize the Merger, and the execution and delivery of all documents related thereto, and the performance of all actions contemplated thereby has been taken. The Agreement has been duly executed and delivered by First Financial and is the valid and binding obligation of First Financial in accordance with its terms.

         6. To the best of our knowledge, there is no material litigation, proceeding, arbitration, governmental investigation or labor dispute pending or overtly threatened against First Financial or any of its consolidated Subsidiaries or its or their properties or businesses, other than litigation disclosed by First Financial in its annual and quarterly reports filed with the Securities and Exchange Commission ("SEC").

         This opinion is given for the use and benefit of HFC and no party or entity other than HFC is entitled to rely on this opinion. This opinion is based upon facts and law in existence on the date hereof, and we disclaim any undertaking to advise you of changes occurring therein after the date hereof.


                               Very truly yours,

                                                                    APPENDIX A



                          PLAN AND AGREEMENT OF MERGER

                                    BETWEEN

                            FIRST FINANCIAL BANCORP.

                                      AND

                         HASTINGS FINANCIAL CORPORATION

                                                                     APPENDIX B

                   FORM OF OPINION OF AUSTIN ASSOCIATES, INC.
                     TO BE ISSUED ON CONSUMMATION OF MERGER

                      (TO BE RETYPED ON AAI LETTERHEAD AND
                    DATED AS OF THE DATE OF PROXY MATERIALS)

                                      DRAFT
                                      -----

___________________, 1996



Board of Directors
Hastings Financial Corporation
241 West State Street
Hastings, Michigan   49058

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Hastings Financial Corporation ("HFC") and its shareholders of the terms of the Plan and Agreement of Merger dated July 2, 1996 ("Agreement") between HFC and First Financial Bancorp. ("First"). The Agreement provides for the merger of HFC with and into First.

The terms of the Agreement provide for aggregate consideration to be received by all HFC shareholders equal to $10,000,000 ("Merger Price"), subject to an increase or decrease for the net retained earnings of HFC after January 1, 1997, through closing. Each outstanding share of HFC common stock will receive an amount equal to the Merger Price divided by the average price of First shares, determined in accordance with the Agreement, and divided by the total number of shares of HFC common stock outstanding (the "Exchange Rate"), subject to adjustment, as fully described in the Agreement. HFC and First each has the right to abandon the Merger under certain limited conditions.

In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of HFC and First, including but not limited to the following: (i) the Prospectus and Proxy Statement; (ii) the financial statements of HFC and First for the period 1991 through June 30, 1996;
(iii) certain other publicly available information on HFC and First; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by us to be generally comparable to those of HFC and First; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.

Page 2
Members of the Board
______________, 1996


In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the assets or properties of HFC or First, and have instead relied upon representations and information of HFC and First, in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to HFC or First, or to HFC shareholders receiving First stock. In addition, we have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to HFC and its shareholders.

Based upon our analysis and subject to the qualifications described herein, we believe that, as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to HFC and its shareholders.

For our services in rendering this opinion, HFC will pay us a fee and indemnify us against certain liabilities, including liabilities under the securities laws.

We consent to the use of this opinion in the Prospectus and Proxy Statement which is a part of First's Registration Statement on Form S-4 and to the references to us under the heading "Experts" and elsewhere in the Prospectus and Proxy Statement.





Austin Associates, Inc.

                                                                    APPENDIX C

                        MICHIGAN BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS


450.1761 DEFINITIONS.

As used in sections 762 to 774:

         (a) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger 2 of that issuer.

         (c) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

         (d) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (e) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (f) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (g) "Shareholder" means the record or beneficial shareholder.


45O.1762 RIGHT OF SHAREHOLDER TO DISSENT AND OBTAIN PAYMENT FOR
SHARES.

         (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:


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                  (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

                  (d) An amendment of the articles giving rise to a right to dissent pursuant to section 621.

                  (e) A transaction giving rise to a right to dissent pursuant to section 754.

                  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

                  (g) The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

         (2) Unless otherwise provided in the articles, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

                  (a) Any corporate action set forth in subsection (1)(a) to (e) as to shares which are listed on a national securities exchange or held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the corporate action is to be acted upon.

                  (b) A transaction described in subsection (l)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision
(a) or any combination thereof.

                  (c) A transaction described in subsection (I)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision
(a) or any combination thereof.



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                  (d) A transaction described in subsection (I)(c) which is
conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.

         (3) A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (l)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (l)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1763 RIGHTS OF PARTIAL DISSENTER; ASSERTION OF DISSENTERS' RIGHTS BY BENEFICIAL SHAREHOLDER.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

                  (a) He or she submits to the corporation the record shareholder s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

                  (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.









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450.1764 CORPORATE ACTION CREATING DISSENTERS RIGHTS; VOTE OF
SHAREHOLDERS; NOTICE.

         (1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

         (2) If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters/rights.

450.1765 NOTICE OF INTENT TO DEMAND PAYMENT FOR SHARES.

         (1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) is not entitled to payment for his or her shares under this act.

450.1766 DISSENTER'S NOTICE; DELIVERY TO SHAREHOLDERS; CONTENTS.

         (1) If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

         (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

                  (a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

                  (b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.




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                  (c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

                  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

450.1767 DUTIES OF SHAREHOLDER SENT DISSENTER'S NOTICE; RETENTION OF RIGHTS; FAILURE TO DEMAND PAYMENT OR DEPOSIT SHARE CERTIFICATES.

         (1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

450.1768 RESTRICTION ON TRANSFER OF SHARES WITHOUT CERTIFICATES;
RETENTION OF RIGHTS

         (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

         (2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.








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450.1769 PAYMENT BY CORPORATION TO DISSENTER; ACCOMPANYING
DOCUMENTS.

         (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accounted interest.

         (2) The payment must be accompanied by all of the following:

                  (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

                  (b) A statement of the corporation's estimate of the fair value of the shares.

                  (c) An explanation of how the interest was calculated.

                  (d) A statement of the dissenter's right to demand payment under section 772.

450.1770 RETURN OF DEPOSITED CERTIFICATES AND RELEASE OF TRANSFER
RESTRICTIONS; EFFECT OF CORPORATION TAKING PROPOSED ACTION.

         (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters notice under section 766 and repeat the payment demand procedure.

450.1771 ELECTION TO WITHHOLD PAYMENT FROM DISSENTER; OFFER TO
PAY ESTIMATED FAIR VALUE OF SHARES, PLUS ACCRUED INTEREST;
STATEMENTS; EXPLANATION.

         (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).





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         (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters right to demand payment under section 772.

450.1772 DEMAND FOR PAYMENT OF DISSENTER'S ESTIMATE OR REJECTION
OF CORPORATION'S OFFER AND DEMAND FOR PAYMENT OF FAIR VALUE AND
INTEREST DUE; WAIVER.

         (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

         (a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

         (b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

         (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

         (2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.













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         450.1773 PETITIONING COURT TO DETERMINE FAIR VALUE OF SHARES
AND ACCRUED INTEREST; FAILURE OF CORPORATION TO COMMENCE
PROCEEDING; VENUE; PARTIES; SERVICE; JURISDICTION; APPRAISERS;
DISCOVERY RIGHTS; JUDGMENT.

         (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.










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450.1773a REFEREE; APPOINTMENT; POWERS; COMPENSATION; DUTIES;
OBJECTIONS TO REPORT; APPLICATION TO COURT FOR ACTION; ADOPTION,
MODIFICATION, OR RECOMMITMENT OF REPORT; FURTHER EVIDENCE;
JUDGMENT; REVIEW.

         (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

                  (a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

                  (b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

                  (c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

                  (d) To place witnesses under oath and to examine witnesses.

                  (e) To provide for the taking of testimony by deposition.

                  (f) To regulate the course of the proceeding.

                  (g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

         (2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.


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         (3) The referee shall do all of the following:

                  (a) Make a record and reporter's transcript of the proceeding.

                  (b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

                  (c) File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

         (4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

450.1774 COSTS OF APPRAISAL PROCEEDING.

         (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

                  (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

                  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.


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         (3) If the court finds that the services of counsel for any dissenter were or substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefitted.

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           INFORMATION NOT REQUIRED IN THE PROXY-STATEMENT PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
--------  -----------------------------------------

         The Ohio General Corporation Law allows a corporation under certain circumstances to indemnify its directors, officers, and employees. Generally, whether by its articles of incorporation or its code of regulations or by statute, the indemnification permits the Corporation to pay expenses actually and necessarily incurred in the defense of any pending or threatened suit. The determination of the right of indemnification is determined by a quorum of disinterested directors not involved in such a pending matter and if they are unable to make such determination, then such determination shall be made by independent legal counsel, First Financial's shareholders or by the Butler County, Ohio, Court of Common Pleas. First Financial has such an indemnification provision in its Code of Regulations, and that provision is set forth below. The Code of Regulations of First Financial and the statute do not allow indemnification of an officer or director wherein such person has been adjudicated negligent or guilty of misconduct and, additionally, such officer or director must have acted in good faith or had no reason to believe such officer's or director's conduct was unlawful to be indemnified.

         Article III-A of the Code of Regulations of First Financial provides:

         SECTION 3-A.1. MANDATORY INDEMNIFICATION. The Corporation shall indemnify any officer or director, or any other employee of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 3-A.1 shall be presumed to have met the applicable standard of conduct set forth herein, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.



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         SECTION 3-A.2.  COURT-APPROVED INDEMNIFICATION.  Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

         (A) the Corporation shall not indemnify any officer or director or employee of the Corporation who was a party to any completed action or suit instituted by or in the right of the Corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for misconduct (other than negligence of any degree) in the performance of his duty to the Corporation unless and only to the extent that the Court of Common Pleas of Butler County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

         (B) the Corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 3-A.2.

         SECTION 3-A.3. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer, director or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 3-A.1, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the Corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

         SECTION 3-A.4. DETERMINATION REQUIRED. Any indemnification required under Section 3-A.1 and not precluded under Section 3-A.2 shall be made by the Corporation only upon a determination that such indemnification of the officer or director or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in
         Section 3-A.1. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has

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         been retained by or who has performed services for the Corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Butler County, Ohio or (if the Corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any. Any determination made by the disinterested directors under subparagraph (A) of this Section or by independent legal counsel under subparagraph (B) of this Section to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the Corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Butler County, Ohio or the Court in which such action or suit was brought, if any, to review the reasonableness of such determination.

         SECTION 3-A.5. ADVANCES FOR EXPENSES. Unless the only liability asserted against a director in an action, suit or proceeding referred to in Section 3-A.1 of this article arises pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit or proceeding shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees: (i) to repay amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act was undertaken with deliberate intent to cause injury to the Corporation or with reckless disregard for the best interests of the Corporation; and (ii) to reasonably cooperate with the Corporation with respect to the action, suit or proceeding.

                  Expenses, including attorneys' fees, incurred by a director, trustee, officer, employee or agent in defending any action, suit or proceeding referred to in Section 3-A.3 of this Article, may be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding as authorized by the directors in the specific case, upon receipt of any undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation.










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         SECTION 3-A.6. ARTICLE III-A NOT EXCLUSIVE. The indemnification provided by this Article III-A shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director or employee of the Corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         SECTION 3-A.7. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article III-A.

         SECTION 3-A.8. VENUE. Any action by a person claiming indemnification under this Article III-A, or by the Corporation, to determine such claim for indemnification may be filed as to the Corporation and each such person in Butler County, State of Ohio. The Corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Butler County, Ohio.


Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

         (a) See Index to Exhibits.
         (b) See "HASTINGS FINANCIAL CORPORATION FINANCIAL STATEMENTS."
         (c) Fairness Opinion furnished as Appendix B to Proxy Statement-Prospectus.


Item 22.  Undertakings
----------------------

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;




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



         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



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



(6) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


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



                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Hamilton, State of Ohio, on September , 1996.

FIRST FINANCIAL BANCORP.

By:
   -----------------------------------
Stanley N. Pontius
President and Chief Executive Officer

Date:  September 30, 1996
--------------------------------------


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

--------------------------------------     -------------------------
Stanley N. Pontius, Director, President    Michael R. O'Dell, Senior Vice
and Chief Executive Officer                President, Chief Financial Officer
                                           and Secretary

Date:  September 30, 1996                  Date:  September 30, 1996
    ----------------------------------         ---------------------


--------------------------------------     -------------------------
Lauren N. Patch, Director                  Joel H. Schmidt, Director

Date:  September 30, 1996                  Date:  September 30, 1996
    ----------------------------------         ---------------------


--------------------------------------     -------------------------
Donald M. Cisle, Director                  Thomas C. Blake, Director

Date:  September 30, 1996                  Date:  September 30, 1996
    ----------------------------------         ---------------------


--------------------------------------     -------------------------
Vaden Fitton, Director                     Stephen S. Marcum, Director

Date:  September 30, 1996                  Date:  September 30, 1996
    ----------------------------------         ---------------------


--------------------------------------     -------------------------
Elden Houts, Director                      Barry S. Porter, Director

Date:  September 30, 1996                  Date:  September 30, 1996
    ----------------------------------         ---------------------


--------------------------------------
Joseph M. Gallina, Comptroller

Date:  September 30, 1996
    ---------------------
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




                                INDEX TO EXHIBITS



         Exhibit
         Number            Description
         -------           -----------

         2.1               Plan and Agreement of Merger between First
                           Financial Bancorp. and Hastings Financial Corporation (Included as Appendix A in the Proxy Statement-Prospectus)

         5.                Opinion of Counsel

         8.                Form of Tax Opinion of Werner & Blank Co., L.P.A.
                           to be Issued on Consummation of Merger

         23.1 Consent of Ernst & Young LLP, Independent Auditors for First Financial Bancorp.

         23.2 Consent of Crowe, Chizek and Company LLP, Independent Auditors for Hastings Financial Corporation.

         23.3 Consent of Beene, Garter & Co., Independent Auditors for Hastings Financial Corporation's Consolidated Statement of Income and Consolidated Statement of Cash Flows for the Year Ended December 31, 1993.

         23.4 Consent of Frost & Jacobs, Counsel for Registrant (Incorporated in Exhibit 5)

         23.5              Consent of Werner & Blank Co., L.P.A.
                           (Incorporated in Exhibit 8)

         23.6              Consent of Austin Associates, Inc.
                           (Incorporated in Exhibit 99.1)

         99.1 Fairness Opinion of Austin Associates, Inc. (Included as Appendix B in the Proxy Statement-Prospectus.)

         99.2              Hastings Financial's Form of Proxy


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